UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No.)

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☒	Definitive Proxy Statement

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☐	Soliciting Material under §240.14a-12
NOV Inc.
(Name of Registrant as Specified In Its Charter)
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NOV INC.

10353 Richmond Avenue

Houston, Texas 77042

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held May 20, 2025

DATE:	Tuesday, May 20, 2025
TIME:	10:00 a.m. (Houston time)
PLACE:	NOV Inc.
10353 Richmond Avenue
Houston, Texas 77042

The 2025 annual meeting of stockholders (“Annual Meeting”) of NOV Inc. will be held at the Company’s corporate headquarters located at 10353 Richmond Avenue, Houston, Texas 77042 on Tuesday, May 20, 2025, at 10:00 a.m. Houston time, for the following purposes:

•	To elect nine directors to hold office for a one-year term;

•	To consider and act upon a proposal to ratify the appointment of Ernst & Young LLP as independent auditors of the Company for 2025;

•	To consider and act upon an advisory proposal to approve the compensation of our named executive officers; and

•	To consider and act upon an amendment and restatement of the NOV Inc. Long-Term Incentive Plan.

The Board of Directors recommends that you vote “FOR” the election of the nine nominees for director (Proposal 1), “FOR” the proposal to ratify the appointment of Ernst & Young LLP as Independent Auditors of the Company for 2025 (Proposal 2), “FOR” the approval of the compensation of our named executive officers (Proposal 3), and “FOR” the proposal to approve an amendment and restatement of the NOV Inc. Long-Term Incentive Plan (Proposal 4).

Beginning on or about April 9, 2025, the Company is mailing a Notice Regarding the Availability of Proxy Materials (the “Notice”) to our stockholders of record as of the record date (but excluding those stockholders who have previously requested a printed copy of our proxy materials) containing instructions on how to access the proxy materials (including our 2024 annual report) via the Internet, as well as instructions on voting shares via the Internet. The Notice also contains instructions on how to request a printed copy of the proxy materials by mail or an electronic copy of the proxy materials by email.

The Board of Directors has set March 25, 2025 as the record date for the Annual Meeting. If you were a stockholder of record at the close of business on March 25, 2025, you are entitled to vote at the Annual Meeting. A complete list of these stockholders will be available for examination during ordinary business hours at our offices at 10353 Richmond Avenue, Houston, Texas for a period of ten days prior to the Annual Meeting.

You are cordially invited to join us at the Annual Meeting. However, to ensure your representation, we request that you vote via the Internet or by phone using the instructions in the Notice or, if you received a printed copy of the proxy materials, return your signed proxy card at your earliest convenience, whether or not you plan to attend the Annual Meeting. You may revoke your proxy at any time if you wish to attend and vote in person.

By Order of the Board of Directors

/s/ Craig L. Weinstock

Craig L. Weinstock
Senior Vice President, General Counsel, and Secretary

Houston, Texas

April 9, 2025

NOV INC.

10353 Richmond Avenue

Houston, Texas 77042

PROXY STATEMENT

Except as otherwise specifically noted in this Proxy Statement, the “Company,” “we,” “our,” “us,” and similar words in this Proxy Statement refer to NOV Inc.

ANNUAL MEETING:	Date:	Tuesday, May 20, 2025
	Time:	10:00 a.m. (Houston time)
	Place:	NOV Inc.
10353 Richmond Avenue
Houston, Texas 77042

AGENDA:	Proposal 1: To elect nine nominees as directors of the Company for a term of one year.

Proposal 2: To ratify the appointment of Ernst & Young LLP as independent auditors of the Company for 2025.

Proposal 3: To approve, on an advisory basis, the compensation of our named executive officers.

Proposal 4: To approve an amendment and restatement of the NOV Inc. Long-Term Incentive Plan.

The Board of Directors recommends that you vote “FOR” the election of the nine nominees for director (Proposal 1), “FOR” the proposal to ratify the appointment of Ernst & Young LLP as independent auditors of the Company for 2025 (Proposal 2), “FOR” the approval of the compensation of our named executive officers (Proposal 3), and “FOR” the proposal to approve an amendment and restatement of the NOV Inc. Long-Term Incentive Plan (Proposal 4).

RECORD DATE/ WHO CAN VOTE:	All stockholders of record at the close of business on March 25, 2025 (the “Record Date”) are entitled to vote. The only class of securities entitled to vote at the Annual Meeting is NOV Inc. common stock. Holders of NOV Inc. common stock are entitled to one vote per share at the Annual Meeting.

PROXIES SOLICITED BY:	Your vote and proxy are being solicited by the Board of Directors for use at the Annual Meeting. This Proxy Statement and enclosed proxy card is being sent on behalf of the Board of Directors to all stockholders beginning on or about April 9, 2025. By completing, signing, and returning your proxy card, you will authorize the persons named on the proxy card to vote your shares according to your instructions.

PROXIES:	If your properly executed proxy does not indicate how you wish to vote your common stock, the persons named on the proxy card will vote FOR election of the nine nominees for director (Proposal 1), FOR the ratification of the appointment of Ernst & Young LLP as independent auditors of the Company for 2025 (Proposal 2), FOR the approval of the compensation of our named executive officers (Proposal 3), and FOR the approval of an amendment and restatement of the NOV Inc. Long-Term Incentive Plan (Proposal 4).

REVOKING YOUR PROXY:	You can revoke your proxy at any time prior to the time that the vote is taken at the meeting by: (a) filing a written notice revoking your proxy; (b) filing another proxy bearing a later date; or (c) casting your vote in person at the Annual Meeting. Your last vote will be the vote that is counted.

QUORUM:	As of March 25, 2025, there were 378,655,753 shares of NOV Inc. common stock issued and outstanding. The holders of these shares have the right to cast one vote for each share held by them. The presence, in person or by proxy, of stockholders entitled to cast at least 189,327,877 votes constitutes a quorum for adopting the proposals at the Annual Meeting. Abstentions will be included in determining the number of shares present at the meeting for the purpose of determining a quorum, as will broker non-votes. A broker non-vote occurs when a broker is not permitted to vote on a matter without instructions from the beneficial owner of the shares and no instruction is given. If you have properly signed and returned your proxy card by mail, you will be considered part of the quorum, and the persons named on the proxy card will vote your shares as you have instructed them.

VOTE REQUIRED FOR APPROVAL:

For the proposal to elect the nine director nominees (Proposal 1), our bylaws require that each director nominee be elected by the majority of votes cast with respect to such nominee (i.e., the number of shares voted “for” a director nominee must exceed the number of shares voted “against” that nominee). For additional information regarding our majority voting policy, see page 5 of the Proxy Statement. With respect to the election of directors, you may vote “for” or “against” each of the nominees for the Board, or you may “abstain” from voting for one or more nominees. If you “abstain” from voting with respect to one or more nominees, your vote will have no effect on the election of such nominees. Brokers are not permitted to vote your shares on the election of directors in the absence of your specific instructions as to how to vote. Broker non-votes will have no effect on the election of the director nominees. Please provide your broker with voting instructions so that your vote can be counted. Approval of the proposal to ratify the appointment of Ernst & Young LLP as independent auditors of the Company for 2025 (Proposal 2), the proposal to approve the compensation of our named executive officers (Proposal 3), and the proposal to approve an amendment and restatement of the NOV Inc. Long-Term Incentive Plan (Proposal 4) will require the affirmative vote of a majority of the shares of our common stock entitled to vote and present in person or by proxy. An abstention will have the same effect as a vote “against” such proposal. With respect to Proposals 3 and 4, brokers are not permitted to vote your shares in the absence of your specific instructions as to how to vote. Broker non-votes will not have any effect on the outcome of the vote on Proposals 3 or 4. Please provide your broker with voting instructions so that your vote can be counted.

MULTIPLE PROXY CARDS:	If you receive multiple proxy cards, this indicates that your shares are held in more than one account, such as two brokerage accounts, and are registered in different names. You should vote each of the proxy cards to ensure that all of your shares are voted.

HOUSEHOLDING:	The U.S. Securities and Exchange Commission (the “SEC”) has adopted rules that permit companies and intermediaries, such as brokers, to satisfy the delivery requirements for proxy statements with respect to two or more stockholders sharing the same address by delivering a copy of these materials, other than the Proxy Card, to those stockholders. This process, which is commonly referred to as “householding,” can mean extra convenience for stockholders, potential benefits to the environment, and cost savings for the Company. Beneficial stockholders can request information about householding from their banks, brokers, or other holders of record. Through householding, stockholders of record who have the same address and last name will receive only one copy of our Proxy Statement and Annual Report (and/or a single copy of our Notice Regarding the Availability of Proxy Materials), unless one or more of these stockholders notifies us that they wish to continue receiving individual copies. This procedure will reduce printing costs and postage fees.

Stockholders who participate in householding will continue to receive separate Proxy Cards. If you would like to revoke your consent to householding and request your own set of proxy materials, or if you are eligible for householding, but you and other stockholders of record with whom you share an address currently receive multiple copies of the proxy materials, or if you hold stock in more than one account and wish to receive only a single copy of the proxy materials for your household, please contact Broadridge Householding Department, in writing, at 51 Mercedes Way, Edgewood, New York 11717, or by phone at (866) 540-7095. If, at any time, you no longer wish to participate in householding and would prefer to receive a separate copy of the proxy materials, you can also notify your broker if you are a beneficial stockholder.

COST OF PROXY SOLICITATION:	We have retained InvestorCom to solicit proxies from our stockholders at an estimated fee of $6,500, plus expenses. InvestorCom may solicit proxies by telephone, electronic communications or mail. This fee does not include the costs of preparing, printing, assembling, delivering, and mailing the Proxy Statement. The Company will pay for the cost of soliciting proxies. Some of our directors, officers, and employees may also solicit proxies personally, without any additional compensation, by telephone, electronic communications, or mail. Proxy materials also will be furnished without cost to brokers and other nominees to forward to the beneficial owners of shares held in their names.

NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS:	This Proxy Statement, the accompanying notice of annual meeting of stockholders and form of proxy and our 2024 annual report are available via the Internet at:

https://investors.nov.com/sec-filings
and at www.proxyvote.com.

Pursuant to SEC rules related to the Internet availability of proxy materials, we have elected to provide access to our proxy materials on the Internet instead of mailing a printed copy of the proxy materials to each stockholder of record. Accordingly, beginning on or about April 9, 2025, we are mailing a Notice Regarding the Availability of Proxy Materials (the “Notice”) to our stockholders of record as of the Record Date (but excluding those stockholders who have previously requested a printed copy of our proxy materials) in lieu of mailing the printed proxy materials. Instructions on how to access the proxy materials via the Internet, on voting shares via the Internet and on how to request a printed or electronic copy of the proxy materials may be found in the Notice. All stockholders will have the option to access our proxy materials on the websites referred to above. Stockholders will not receive printed copies of the proxy materials unless they request (or have previously requested) such form of delivery. Printed copies will be provided upon request at no charge. In addition, stockholders may request to receive future proxy materials in printed form by mail or electronically by email on an ongoing basis. A request to receive proxy materials in printed form by mail or electronically by email will remain in effect until the stockholder terminates such request. Stockholders who do not expect to attend the Annual Meeting are encouraged to vote via the Internet using the instructions on the Notice or, if you received a printed copy of the proxy materials (which includes the proxy card), by signing and returning the proxy card in the pre-paid envelope provided or by voting via the Internet or by phone using the instructions provided on the proxy card.

Important Notice Regarding the Availability of Proxy Materials for the

Stockholder Meeting to Be Held on Tuesday, May 20, 2025.

The Company’s 2025 Proxy Statement and the Annual Report to Stockholders for the year ended 2024 are also available at: http://www.proxyvote.com

For directions to the Annual Meeting, please contact investor relations at 346-223-3000.

PLEASE VOTE – YOUR VOTE IS IMPORTANT

ELECTION OF DIRECTORS

PROPOSAL NO. 1 ON THE PROXY CARD

Clay C. Williams, Marcela E. Donadio, Ben A. Guill, David D. Harrison, Christian S. Kendall, Patricia Martinez, Patricia B. Melcher, William R. Thomas, and Robert S. Welborn are nominees for directors for a one-year term expiring at the Annual Meeting in 2026, or when their successors are elected and qualified. Each of the nominees was elected as a director at the 2024 Annual Meeting, with the exception of Mr. Kendall, who was not yet serving on the Board. We believe each of the nominees will be able to serve if elected. However, if any nominee is unable to serve, the remaining members of the Board of Directors (the “Board”) have authority to nominate another person, elect a substitute, or reduce the size of the Board. Proxies cannot be voted for a greater number of persons than the number of nominees named. The Board approved the director nominees recommended by the Nominating/Corporate Governance Committee, and has set the total number of directors of the Company at nine, effective as of the Annual Meeting. After consultation with Mr. Greg L. Armstrong and Mr. Eric L. Mattson, the Nominating/Corporate Governance Committee made the decision not to re-nominate Mr. Armstrong or Mr. Mattson at the Annual Meeting due to their future personal schedules and other time commitments. Their terms of office will cease at the 2025 Annual Meeting, absent their earlier death, resignation, or removal. The Company appreciates Mr. Armstrong’s and Mr. Mattson’s distinguished service on the Board.

Vote Required for Approval

Our Bylaws require that each director be elected by the majority of votes cast with respect to such director in uncontested elections (i.e., the number of shares voted “for” a director nominee must exceed the number of votes cast “against” that nominee). In a contested election (i.e., a situation in which the number of nominees exceeds the number of directors to be elected), the standard for election of directors would be a plurality of the shares represented in person or by proxy at any such meeting and entitled to vote on the election of directors. Whether an election is contested or not is determined as of a date that is 14 days in advance of when we file our definitive proxy statement with the SEC. This year’s election was determined to be an uncontested election, and the majority vote standard will apply. If a nominee who is serving as a director is not elected at the annual meeting, Delaware law provides that the director would continue to serve on the Board as a “holdover director.” However, under our Bylaws and Corporate Governance Guidelines, each director must submit an advance, contingent, irrevocable resignation that the Board may accept if the director fails to be elected through a majority vote. In that situation, the Nominating/Corporate Governance Committee would make a recommendation to the Board about whether to accept or reject the resignation, or whether to take other action. The Board will act on the Nominating/Corporate Governance Committee’s recommendation and publicly disclose its decision and the rationale behind it within 90 days from the date the election results are certified. If a nominee who was not already serving as a director fails to receive a majority of votes cast at the annual meeting, Delaware law provides that the nominee does not serve on the Board as a “holdover director.” All director nominees are currently serving on the Board.

Brokers are not permitted to vote your shares on the election of directors in the absence of your specific instructions as to how to vote. Please provide your broker with voting instructions so that your vote can be counted.

Key Attributes, Experience, and Qualifications

The Company believes that each member of its Board of Directors possesses the basic attributes of being a director of the Company, namely having a reputation for integrity, honesty, candor, fairness, and discretion. Each director has also become knowledgeable in major aspects of the Company’s business and operations, which has allowed the Board to provide better oversight functions to the Company. The Company considered the foregoing factors in determining that the Board member should serve on the Board. The below summarizes the experience and qualifications of our director nominees. For additional information on their skills and other attributes, see the skills and experience matrix on page 16.

CLAY C. WILLIAMS, 62

Mr. Williams has been a Director of the Company since November 2013 and Chairman of the Board since May 2014. Mr. Williams has served as the Company’s Chief Executive Officer since February 2014 and as the Company’s President from December 2012 to March 2025. Mr. Williams served as the Company’s Chief Operating Officer from December 2012 until February 2014. Mr. Williams previously served as the Company’s Executive Vice President from February 2009 and as the Company’s Senior Vice President and Chief Financial Officer from March 2005 until December 2012. He served as Varco International Inc.’s Vice President and Chief Financial Officer from January 2003 until its merger with the Company on March 11, 2005. From May 2002 until January 2003, Mr. Williams served as Varco’s Vice President Finance and Corporate Development. From February 2001 until May 2002, and from February 1997 until February 2000, he served as Varco’s VP – Corporate Development. Mr. Williams also served as a director of Crestwood Equity Partners L.P. (NYSE: CEQP) until the company was acquired in November 2023.

Mr. Williams has been an officer of a publicly traded company since 1997, occupying positions of increasing importance from VP – Corporate Development to Senior VP and CFO, to President and COO, to President and CEO. Mr. Williams has extensive experience with the Company and the oil service industry. Mr. Williams has an MBA degree from the University of Texas at Austin, as well as a Bachelor of Science degree in Civil/Geological Engineering from Princeton University. Mr. Williams has also gained valuable outside board experience from his tenure as a director of Benchmark Electronics, Inc. and Crestwood Equity Partners L.P.

MARCELA E. DONADIO, 70

Ms. Donadio has been a Director of the Company since April 2014. She was the Americas Oil & Gas Sector Leader of Ernst & Young LLP, from which she retired in March 2014. Ms. Donadio joined Ernst & Young LLP in 1976, serving since 1989 as audit partner for multiple companies in the oil and gas industry. She held various energy industry leadership positions until being named Americas Oil & Gas Sector Leader in 2007. In that role, she was responsible for one of the firm’s most significant industry groups in the U.S. and throughout the Americas. Ms. Donadio also served as spokesperson of the firm on business and industry issues affecting energy companies, including those relevant to accounting standards. Ms. Donadio also serves as a director of Norfolk Southern Corporation (NYSE: NSC), a transportation company, and Freeport-McMoRan (NYSE: FCX), a mining company. From 2014 until its acquisition by Conoco Phillips in November 2024, Ms. Donadio served as a director of Marathon Oil Corporation, as well as its lead independent director from 2021.

Ms. Donadio has over 37 years of audit and public accounting experience with a specialization in domestic and international operations in all segments of the energy industry. Ms. Donadio has in-depth experience on numerous audit engagements of global energy companies conducted in compliance with the Sarbanes-Oxley Act and under the financial reporting requirements of the SEC. Ms. Donadio has dual United States and Panamanian citizenship, earned a Bachelor of Science degree in Accounting from Louisiana State University and is a licensed certified public accountant in the State of Texas.

BEN A. GUILL, 74

Mr. Guill has served as a Director of the Company since 1999. He is a Founding Partner of White Deer Energy, a middle market private equity fund focused on energy investments. Until April 2007, he was President of First Reserve Corporation, a corporate manager of private investments focusing on the energy and energy-related sectors, which he joined in September 1998. Prior to joining First Reserve, Mr. Guill was the Managing Director and Co-head of Investment Banking of Simmons & Company International, an investment-banking firm specializing in the oil service industry.

Mr. Guill has an MBA degree and 27 years of experience in investment banking and 21 years of experience in private equity. Mr. Guill also served as president of a private investment firm focused on the energy sector. Mr. Guill has over 40 years of experience in the energy industry as an investment banker and private equity investor. Mr. Guill has also gained valuable outside board experience from his previous tenures as a director of Emerald Oil, Inc., Dresser, Inc., Quanta Services, Inc., T-3 Energy Services, Inc., and Chart Industries, Inc., and the general partner of Cheniere Energy Partners, L.P. Since January 2025, Mr. Guill has also served as a director of Flowco Holdings Inc.

DAVID D. HARRISON, 77

Mr. Harrison has been a Director of the Company since August 2003. He served as Executive Vice President and Chief Financial Officer of Pentair, Inc., a diversified manufacturer in water technologies and enclosures businesses, from February 2000 until his retirement in February 2007. He also served as Executive Vice President and Chief Financial Officer of Pentair, Inc. from 1994 to 1996. From 1972 through 1994, Mr. Harrison held various domestic and international finance positions with a combination of General Electric and Borg-Warner Chemicals. Mr. Harrison served as a director of Navistar International Corporation until his retirement from the Board in October 2012. Navistar is a holding company whose wholly owned subsidiaries produce International® brand commercial trucks. Mr. Harrison retired as a director of James Hardie Industries (ASX: JHX; NYSE: JHX) in November 2021 after 13 years of service. James Hardie is a leading fiber cement technology company.

Mr. Harrison has over 30 years of experience being a certified management accountant and 15 years of experience serving as a chief financial officer and chief accounting officer of publicly traded companies. Mr. Harrison has over 50 years of continuous experience in major domestic and foreign companies in a variety of different industries. Mr. Harrison’s experience outside the energy industry helps provide a different perspective for the Company. He has a bachelor’s degree in accounting and an MBA. He has also gained valuable outside board experience from his tenure as a director of Navistar International Corporation and James Hardie Industries, where he served as the Chairman of the Remuneration Committee and Nominations and Governance.

CHRISTIAN S. KENDALL, 58

Mr. Kendall has been a Director of the Company since December 2024. Mr. Kendall has more than 30 years of experience in the global oil and gas industry, including as a director, President, and Chief Executive Officer of Denbury Inc. from 2017 to 2023 prior to its acquisition by Exxon Mobil Corporation in November 2023 and thereafter as an advisor to Exxon Mobil Corporation in 2024. Denbury filed for Chapter 11 bankruptcy protection in July 2020 and emerged successfully from bankruptcy in September 2020 under his leadership. Prior to joining Denbury, Mr. Kendall was with Noble Energy, serving as the Senior Vice President, Global Operations Services. During his 14-year tenure at Noble Energy, Mr. Kendall held several international and domestic leadership roles, primarily in the Eastern Mediterranean, Latin America, and the Gulf of Mexico regions.

Mr. Kendall began his energy career at Mobil Corporation in 1989. He received a Bachelor of Science in Engineering, Civil Specialty from the Colorado School of Mines and graduated from Harvard Business School’s Advanced Management Program. Mr. Kendall currently serves as a director of California Resources Corporation, chair of its Nominating & Corporate Governance Committee, and member of its Audit Committee. He also serves as a director of Carbon TerraVault, a subsidiary of California Resources Corporation, and as a director of Range Resources Corporation.

PATRICIA MARTINEZ, 50

Ms. Martinez has been a Director of the Company since March 2024. In August 2024, Ms. Martinez was appointed President and Chief Executive Officer of Cormetech, a leading carbon capture solutions provider. From January 2021 to February 2024, Ms. Martinez was the Chief Energy Transition Officer of Enerflex Ltd. and was formerly President of Enerflex’s Latin American business. Ms. Martinez joined Enerflex in 2014 when the company acquired Axip Energy Services L.P. international assets. At the time of the acquisition, Ms. Martinez was SVP for Axip, a successor of Valerus Compression Services, where she was VP of Latin America from 2009 to 2013 and Director of International Ventures from 2007 to 2009. Prior to joining Valerus in 2007, Ms. Martinez held several positions in sales and marketing with Shell Oil Products U.S. from 2003 to 2007. Ms. Martinez began her career at Conoco Argentina (a former Dupont subsidiary), where she worked in sales and marketing between 1996 and 1998. Ms. Martinez also serves as a director of Par Pacific Holdings Inc. (NYSE: PARR).

Ms. Martinez has over 25 years of energy industry experience, including growing energy businesses in international markets, and more recently guiding and developing projects within the energy transition ranging from CCUS to hydrogen to biogas. Additionally, Ms. Martinez has ten years of experience as an executive of a global energy services company operating in 17 countries around the world and seven years of experience as an executive of a private equity backed global energy services company operating in ten countries. During her career, Ms. Martinez oversaw complex operations with over 400 people and $1 billion of natural gas midstream assets. Ms. Martinez received a bachelor’s degree in business administration and marketing from Universidad Argentina de la Empresa and an MBA from Houston Baptist University.

PATRICIA B. MELCHER, 65

Ms. Melcher has been a Director of the Company since January 2024. Ms. Melcher is a Managing Partner of EIV Capital, an energy-focused private equity firm she co-founded in 2009. Prior to co-founding EIV Capital, Ms. Melcher founded Allegro Capital Management in 1997, an investment firm which made equity investments in energy companies and provided consulting services. During her tenure at Allegro, she served as interim chief executive officer for Petrocom Energy Group from 2003 to 2004. Ms. Melcher joined SCF Partners at its formation to focus on private equity investments in the oilfield services sector and held positions of increasing responsibility from 1989 to 1994. Ms. Melcher began her career as an investment banker for Simmons & Company International in 1986. Ms. Melcher also served as a director of Hornbeck Offshore Services, Inc. from its IPO in 2002 until it was taken private in 2020.

Ms. Melcher has over 35 years of experience in energy finance and private equity investing with roles in private equity, investment banking, financial consulting, and executive management. Throughout her career, Ms. Melcher has been responsible for overseeing the financial performance of companies and has significant experience in assessing risks in both the traditional and renewable energy sectors. She has a broad understanding of the financial needs and strategic priorities of companies across industries as an investor and/or board member, including for-profit and non-profit entities. Ms. Melcher received a Bachelor of Science in Systems Engineering from the University of Virginia and a Master of Business Administration from Harvard University.

WILLIAM R. THOMAS, 72

Mr. Thomas has been a Director of the Company since November 2015. Mr. Thomas served as the Non-Executive Chairman of EOG Resources, Inc. from October 2021 until October 2022 (NYSE: EOG). From January 2014 to October 2021, Mr. Thomas served as the Chairman and CEO of EOG. Prior to that, he served as President and Chief Executive Officer from July 2013 through December 2013 and as President from September 2011 to July 2013. Mr. Thomas previously held other leadership positions at EOG, including Senior Executive Vice President, Exploitation and Senior Executive Vice President, Exploration. Mr. Thomas was with EOG and its predecessor companies from 1979 until his retirement, effective October 2021.

Mr. Thomas was the Chief Executive Officer and a director of EOG for over seven years. Through his service at EOG and various leadership positions held with EOG, he has gained valuable knowledge of the oil and gas industry and extensive experience in assessing the risks associated with various energy industry cycles. Mr. Thomas received a Bachelor of Science degree in Geology from Texas A&M University in 1975.

ROBERT S. WELBORN, 52

Mr. Welborn has been a Director of the Company since October 2021. From November 2020 through August 2024, Mr. Welborn served as the Head of Meta Decision Science for Meta Inc. Prior to that, he was the Head of Programs Data Science, Small Business Group for Meta Inc., where he oversaw the development of solutions used by over 140 million businesses around the world. Before joining Meta Inc. in 2020, he held various positions within General Motors between 2018 and 2020, including Global Chief Data and Analytics Officer and served in several positions of increasing responsibility at USAA between 2009 and 2017, including Chief Data Scientist. From 1996 to 2009, Mr. Welborn was employed at Perot Systems and Wagonhound Investments.

Mr. Welborn successfully passed the first examination of the Chartered Financial Analyst certification, which largely focused on corporate finance, accounting, debt structure, and risk management. Mr. Welborn holds a Bachelor of Science in Engineering from Texas A&M University and a Master of Business Administration from the University of California, San Diego.

Your Board of Directors recommends that you vote “FOR” the election of the nine nominees for director.

COMMITTEES AND MEETINGS OF THE BOARD

Committees

The Board of Directors appoints committees to help carry out its duties. The Board of Directors has the following standing committees: Audit; Compensation; and Nominating/Corporate Governance. Last year, the Board of Directors met six times, and the committees met a total of 15 times. As an employee of the Company, Mr. Williams does not serve on any committees. The following table sets forth the committees of the Board of Directors and their members during 2024, as well as the number of meetings each committee held during 2024:

Committee
Director	Audit	Compensation	Nominating/ Corporate Governance
Clay C. Williams
Greg L. Armstrong (Lead Director)(1)			M
Marcela E. Donadio	C
Ben A. Guill		M
David D. Harrison	M
Christian S. Kendall	M
Patricia Martinez	M
Eric L. Mattson		M	M
Patricia B. Melcher	M
William R. Thomas		C
Robert S. Welborn			C
Number of Meetings Held in 2024	9	2	4
C: Chair M: Member

(1)	Assuming that Mr. Thomas is re-elected to serve as a director, the Board currently expects to designate Mr. Thomas as Lead Director to succeed Mr. Armstrong following the Annual Meeting.

Attendance at Meetings

Each incumbent director attended at least 75% of the meetings of the Board and committees of which that director was a serving member.

Audit Committee

Ms. Donadio (Chair), Mr. Harrison, Mr. Kendall, Ms. Martinez, and Ms. Melcher are the current members of the Audit Committee. All members of this committee are “independent” within the meaning of the rules governing audit committees by the New York Stock Exchange (“NYSE”).

The Audit Committee is appointed by the Board of Directors to assist the Board in fulfilling its oversight responsibilities. The Committee’s primary duties and responsibilities are to:

•	monitor the integrity of the Company’s financial statements, financial reporting processes, systems of internal controls regarding finance, and disclosure controls and procedures;

•

select and appoint the Company’s independent auditors, pre-approve all audit and non-audit services to be provided, consistent with all applicable laws, to the Company by the Company’s independent auditors, and establish the fees and other compensation to be paid to the independent auditors;

•	monitor the independence and performance of the Company’s independent auditors and internal audit function;

•

establish procedures for the receipt, retention, response to and treatment of complaints, including confidential, anonymous submissions by the Company’s employees, regarding accounting, internal controls, disclosure, or auditing matters, and provide an avenue of communication among the independent auditors, management, the internal audit function and the Board of Directors;

•	prepare an audit committee report as required by the SEC to be included in the Company’s annual proxy statement; and

•	monitor the Company’s compliance with legal and regulatory requirements.

A copy of the Audit Committee Charter is available on the Company’s website, www.nov.com, under the Investors/Corporate Governance section.

Audit Committee Financial Expert/Literate

The Board has determined that all members of the Audit Committee are financially literate and meet the NYSE standard of having accounting or related financial management expertise. In addition, the Board has determined that each of Ms. Donadio (Chair), Ms. Melcher, and Mr. Harrison meet the SEC’s criteria of an Audit Committee Financial Expert.

Compensation Committee

Messrs. Thomas (Chair), Guill, and Mattson are the current members of the Compensation Committee. All members of the Compensation Committee are independent as defined by the applicable NYSE listing standards. Assuming that Mr. Kendall is re-elected to serve as a director, the Compensation Committee currently expects to designate Mr. Kendall as a member of committee to succeed Mr. Mattson following the Annual Meeting. In addition, assuming that Mr. Thomas and Mr. Guill are re-elected to serve as directors and Mr. Thomas is designated as Lead Director following the Annual Meeting, the committee currently expects to designate Mr. Guill to serve as the committee Chair following the Annual Meeting.

The Compensation Committee is appointed by the Board of Directors to assist the Board in fulfilling its oversight responsibilities. The Committee’s primary duties and responsibilities are to:

•	discharge the Board’s responsibilities relating to compensation of the Company’s directors and executive officers;

•	approve and evaluate all compensation of directors and executive officers, including salaries, bonuses, compensation plans, policies, and programs of the Company; and

•	administer all plans of the Company under which shares of common stock may be acquired by directors or executive officers of the Company.

A copy of the Compensation Committee Charter is available on the Company’s website, www.nov.com, under the Investors/Corporate Governance section.

Compensation Committee Interlocks and Insider Participation. Each of Messrs. Thomas, Guill, and Mattson served on the Compensation Committee during 2024. None of these members is a former or current officer or employee of the Company or any of its subsidiaries, or is involved in a relationship requiring disclosure as an interlocking executive officer/director. Except as disclosed in “Certain Relationships and Related Transactions” in this Proxy Statement, no member of the Compensation Committee has had any relationship with the Company requiring disclosure under Item 404 of Regulation S-K.

Nominating/Corporate Governance Committee

Messrs. Welborn (Chair), Armstrong, and Mattson are the current members of the Nominating/Corporate Governance Committee. All members of the Nominating/Corporate Governance Committee are independent as defined by the applicable NYSE listing standards. Assuming that Ms. Martinez and Mr. Harrison are re-elected to serve as directors, the Nominating and Governance Committee currently expects to designate Ms. Martinez and Mr. Harrison members of the committee to succeed Mr. Armstrong and Mr. Mattson following the Annual Meeting.

The Nominating/Corporate Governance Committee is appointed by the Board of Directors to assist the Board in fulfilling its oversight responsibilities. The Committee’s primary duties and responsibilities are to:

•	ensure that the Board and its committees are appropriately constituted so that the Board and directors may effectively meet their fiduciary obligations to stockholders and the Company;

•	assess the continued service of Board members if material changes to their professional/employment status arise;

•	approve service by a director, the Chief Executive Officer, or any other member of senior management on the board of directors of any other public company;

•	identify individuals qualified to become Board members and recommend director nominees to the Board for each annual meeting of stockholders and candidates to fill vacancies in the Board;

•	recommend to the Board annually the directors to be appointed to Board committees;

•	monitor, review, and recommend, when necessary, any changes to the Corporate Governance Guidelines; and

•

monitor and evaluate annually the effectiveness of the Board and management of the Company, including their effectiveness in implementing the policies and principles of the Corporate Governance Guidelines.

A copy of the Nominating/Corporate Governance Committee Charter is available on the Company’s website, www.nov.com, under the Investors/Corporate Governance section.

BOARD OF DIRECTORS

Director Nomination Process and Diversity Considerations

The Nominating/Corporate Governance Committee has the responsibility of identifying candidates for election as directors, reviewing background information relating to candidates for director, and recommending to the Board of Directors nominees for directors to be submitted to stockholders for election. It is the policy of the Nominating/Corporate Governance Committee to consider director candidates recommended by stockholders. Nominees to be evaluated by the Nominating/Corporate Governance Committee are selected by the Nominating/Corporate Governance Committee from candidates recommended by multiple sources, including, candidates recommended to the Board by third parties, candidates identified by independent search firms (which firms may be paid by the Company for their services), other directors, management, and stockholders, all of whom will be evaluated based on the same criteria. As of March 25, 2025, we had not received any recommendations from stockholders for potential director candidates. All current nominees for director are standing members of the Board that are proposed by the entire Board for re-election. Written suggestions for nominees should be addressed to: Craig L. Weinstock, Secretary, NOV Inc., 10353 Richmond Avenue, Houston, Texas 77042.

The Board of Directors believes that nominees should reflect the following characteristics:

•	have a reputation for integrity, honesty, candor, fairness, and discretion;

•	be knowledgeable, or willing to become so quickly, in the critical aspects of the Company’s businesses and operations;

•	be experienced and skillful in serving as a competent overseer of, and trusted advisor to, the senior management of at least one substantial enterprise; and

•	have a range of talent, skill, and expertise sufficient to provide sound and prudent guidance with respect to the full scope of the Company’s operations and interests.

The Board values diversity and seeks to achieve a mix of directors that represents a diversity of viewpoints, backgrounds, and experiences. The Board considers diversity in a variety of different ways and in a fairly expansive manner when identifying nominees for director. In evaluating the overall qualifications of a prospective nominee, the Nominating/Corporate Governance Committee and Board will take into account the individual’s professional experience, including experience in the oil and gas industry, education, skills, gender, race, and other qualities and attributes that contribute to board heterogeneity.

The Nominating/Corporate Governance Committee reviews Board composition annually to ensure that the Board reflects the knowledge, experience, skills, expertise, and diversity required for the Board to fulfill its duties. If and when the need arises for the Company to add a new director to the Board, the Nominating/Corporate Governance Committee will take every reasonable step to ensure that diverse candidates (including, women and other diverse candidates) are in the pool from which nominees are chosen and strive to obtain diverse candidates by searching in traditional corporate environments, as well as government, academia, and non-profit organizations.

Director Commitment Policy

Directors are expected to devote sufficient time to fulfill their responsibilities as directors of the Company. The Company’s Corporate Governance Guidelines set out the Company’s policy concerning other public company directorships (the “Director Commitment Policy”), which states that unless approved by the Board, a director may serve on the board of other public companies but shall limit such service to no more than four boards of directors, including the Company’s Board (excluding private companies and other non-public companies). The Board retains the discretion to retain, appoint, or nominate for election candidates who sit on more than four other public company boards of directors if the Board considers the addition of such candidate to the Board to be in the best interests of the Company and its stockholders. Directors shall seek approval from the Nominating/Corporate Governance Committee prior to joining the board of any other public company. Directors are not qualified for service on the Board unless they are able to make a commitment to prepare for, and attend, meetings of the Board and its committees on a reasonably regular basis.

The Nominating/Corporate Governance Committee shall conduct an annual assessment of each Director to determine if he or she devoted sufficient time to the affairs of the Company necessary to carry out the responsibilities of a Director and affirm that all directors are compliant with the Director Commitment Policy. The Nominating/Corporate Governance Committee shall consider the number of other public company boards on which a Director is a member and shall consider whether that Director’s membership on such other board(s) is, or has the potential to be, in conflict with the duties of membership of the Board. In November 2024, the Nominating/Corporate Governance Committee assessed each director’s outside board directorships and evaluated each director’s service to the Company and determined that each of the Company’s directors is currently in compliance with the Company’s Director Commitment Policy.

The following are some of the key skills and experience, as well as background details of our Director nominees:

	Marcela Donadio	Ben Guill	David Harrison	Christian Kendall	Patricia Martinez	Patricia Melcher	William Thomas	Robert Welborn		Clay Williams
Skills & Experience
Operations / Industry	✓		✓	✓	✓		✓		✓	✓
International business	✓		✓	✓	✓		✓		✓	✓
Corporate governance	✓	✓	✓	✓	✓	✓	✓			✓
Financial disclosure / public accounting	✓		✓		✓		✓			✓
Financial services		✓	✓			✓			✓
Private equity		✓				✓
Financial expertise / literacy	✓	✓	✓	✓	✓	✓			✓	✓
Strategic planning	✓		✓	✓	✓	✓	✓		✓	✓
Energy / oil and gas industry	✓	✓	✓	✓	✓	✓	✓			✓
Information systems			✓				✓		✓
Science / engineering / technology			✓	✓			✓		✓	✓
Risk management	✓		✓	✓	✓	✓	✓		✓	✓
Legal and compliance	✓		✓		✓	✓	✓
Government / regulatory	✓		✓				✓
Sales / marketing			✓		✓				✓
CEO / senior executive / leader of significant operations	✓	✓	✓	✓	✓	✓	✓		✓	✓
Health / security / safety / environment			✓	✓	✓		✓
Cybersecurity								✓
Age	70	74	77	58	50	65	72		52	62
Gender	Female	Male	Male	Male	Female	Female	Male		Male	Male
Race*	Hispanic	White	White	White	Hispanic	White	White		Hispanic	White
Year joined Board	2014	1999	2003	2024	2024	2024	2015		2021	2013
Independent	✓	✓	✓	✓	✓	✓	✓		✓

*	Some of our directors may identify as more than one race/ethnicity.

Nominations of persons for election to the Board of Directors may be made at an annual or special meeting of stockholders by any stockholder entitled to vote for the election of directors at the meeting who complies with the notice procedures set forth in Article II, Section 9 of our Amended and Restated Bylaws dated as of February 24, 2023 (the “Bylaws”) and who is a stockholder of record both at the time of the giving of notice provided for in Article II, Section 9 of the Bylaws and at the time of the meeting. Such nominations shall be made pursuant to timely notice in writing to our Secretary. To be timely under Article II, Section 9 of the Bylaws, a stockholder’s notice must be delivered to and received by our Secretary at our principal executive offices by hand or by certified or registered mail, return receipt requested: (a) with respect to an election to be held at an annual meeting of stockholders, not less than 120 days nor more than 150 days prior to the first anniversary of the date on which we released our proxy materials for the preceding year’s annual meeting; provided, however, that in the event the annual meeting of stockholders is to be held more than 30 days before or more than 30 days after the first anniversary of the date of the preceding year’s annual meeting, not less than 120 days prior to the date of such annual meeting or the tenth day following the public announcement of the date of such annual meeting; and (b) with respect to an election to be held at a special meeting of stockholders, other than a request of a stockholder or stockholders pursuant to Article II, Section 4 of the Bylaws requesting that a special meeting be called to elect Directors pursuant to the requirements of that section, not later than the close of business on the tenth day following the first public announcement of the date of such special meeting. In no event shall any adjournment, rescheduling or postponement of a meeting commence a new time period (or extend any time period) for the giving of a stockholder’s notice. Article II, Section 9 of the Bylaws prescribes specific information that must be included in a stockholder’s notice, eligibility requirements for the proposed nominee and other requirements for a valid nomination. With respect to our annual meeting of stockholders for 2026, a stockholder’s notice to nominate a person for election as director must be received no earlier than November 10, 2025 and no later than December 10, 2025. Article II, Section 10 of the Bylaws prescribes the procedures and requirements for inclusion of a stockholder nominee in our proxy materials. In addition to satisfying the foregoing requirements under our Bylaws, stockholders who utilize the universal proxy rules must also meet the requirements of Rule 14a-19 under the Exchange Act of 1934, as amended, and provide certain information as set forth in our Bylaws.

AUDIT COMMITTEE REPORT

The responsibilities of the Audit Committee, which are set forth in the Audit Committee Charter adopted by the Board of Directors, include providing oversight to the Company’s financial reporting process through periodic combined and separate meetings with the Company’s independent auditors and management to review accounting, auditing, internal controls, and financial reporting matters and monitoring the Company’s compliance with legal and regulatory requirements. The management of the Company is responsible for the preparation and integrity of the financial reporting information and related systems of internal controls. The Audit Committee, in carrying out its role, relies on the Company’s senior management, including senior financial management, and its independent auditors.

In this context, during the quarterly in-person and virtual meetings of the committee, the Audit Committee meets separately in executive session with (a) the Internal Audit Vice President, (b) the Chief Compliance Officer, (c) the Senior Vice President and General Counsel, (d) the Vice President, Corporate Controller and Chief Accounting Officer (often but not every quarter), (e) the Senior Vice President and Chief Financial Officer, and (f) the independent audit partner, without other management being present. The Audit Committee Chair receives regular reports of any “hotline” activity from the Internal Audit Vice President and/or Chief Compliance Officer.

The Audit Committee reviewed and discussed with senior management the audited financial statements included in the Company’s 2024 annual report on Form 10-K. Management has confirmed to the Audit Committee that such financial statements have been prepared with integrity and objectivity and in conformity with generally accepted accounting principles in the United States (“GAAP”).

The Audit Committee is directly responsible for the appointment, compensation, retention, and oversight of the independent external audit firm retained to audit the Company’s financial statements. The Audit Committee has appointed Ernst & Young LLP as the Company’s independent external auditor for fiscal year 2025. The Audit Committee pre-approves the audit fees for all audit services provided by Ernst & Young LLP.

The Audit Committee discussed with Ernst & Young LLP, the Company’s independent auditor, the matters required to be discussed under the applicable rules of the Public Company Accounting Oversight Board (“PCAOB”), which require independent auditors to communicate certain matters related to the conduct of an audit to those who have responsibility for oversight of the financial reporting process. Among the matters to be communicated to the audit committee are: (a) methods used to account for significant unusual transactions; (b) the effect of critical and significant accounting policies in controversial or emerging areas for which there is a lack of authoritative guidance or consensus; (c) the process used by management in formulating particularly sensitive accounting estimates and the basis for the auditor’s conclusions regarding the reasonableness of those estimates; (d) critical audit matters which were material and involved especially challenging, subjective or complex judgements; and (e) disagreements with management over the application of accounting principles, the basis for management’s accounting estimates, and the disclosures in the financial statements. In addition, the Audit Committee reviewed with Ernst & Young LLP its judgment as to the quality, not just the acceptability, of the Company’s accounting principles.

The Audit Committee has received the applicable written disclosures and letter from Ernst & Young LLP under the requirements of the PCAOB regarding Ernst & Young LLP’s communications with the Audit Committee concerning independence and has discussed with Ernst & Young LLP its independence.

Based on the foregoing, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s 2024 annual report on Form 10-K.

Notwithstanding the foregoing, the Audit Committee’s charter clarifies that it is not the Audit Committee’s duty to conduct audits or to determine that the Company’s financial statements are complete and accurate and are in accordance with GAAP. Management is responsible for the Company’s financial reporting process, including its system of internal controls, and for the preparation of financial statements in accordance with GAAP. Management is also responsible for assuring compliance with laws and regulations and the Company’s corporate policies, subject to the Audit Committee’s oversight in the areas covered by the Audit Committee’s charter. The independent auditors are responsible for expressing opinions on those financial statements and on the effectiveness of the Company’s internal control over financial reporting.

Members of the Audit Committee*

Marcela E. Donadio, Committee Chair

David D. Harrison

Christian S. Kendall

Patricia Martinez

Patricia B. Melcher

*	Mr. Kendall did not participate in the decisions and recommendations noted above which occurred prior to his appointment to the Audit Committee in December 2024.

RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

PROPOSAL NO. 2 ON THE PROXY CARD

Information Regarding our Independent Auditors

The Audit Committee of the Board of Directors has reappointed Ernst & Young LLP as independent auditors of the Company for 2025. Stockholders are being asked to vote upon the ratification of the appointment. We expect representatives of Ernst & Young LLP to attend the Annual Meeting, where they will be available to respond to appropriate questions and have the opportunity to make a statement if they desire.

Vote Required for Approval

The proposal to ratify the appointment of Ernst & Young LLP as independent auditors of the Company for 2025 will require approval of a majority of the shares of our common stock entitled to vote and present in person or by proxy. In accordance with NYSE rules, a proposal to ratify independent auditors is considered to be a “discretionary” item. This means that brokerage firms may vote in their discretion on this matter on behalf of beneficial owners who have not furnished voting instructions within the time period specified in the voting instructions submitted by such brokerage firms. Abstentions, which will be counted as votes present for the purpose of determining a quorum, will have the effect of a vote against the proposal. Your shares will be voted as you specify on your proxy. If your properly executed proxy does not specify how you want your shares voted, we will vote them for the ratification of the appointment of Ernst & Young LLP as independent auditors. In the event the stockholders do not ratify the appointment, the appointment will be reconsidered by the Audit Committee. Approval of the proposal will in no way limit the Audit Committee’s ability to terminate or otherwise change the engagement of Ernst & Young LLP for 2025.

Audit Fees

The Audit Committee pre-approves all services provided by the Company’s independent auditors to the Company and its subsidiaries. Consideration and approval of such services generally occurs in the regularly scheduled quarterly meetings of the Audit Committee. The Audit Committee has delegated the Audit Committee Chair to pre-approve allowed non-audit services, subject to review by the full committee at the next regularly scheduled meeting. The Audit Committee has considered whether the provision of all services other than those rendered for the audit of the Company’s financial statements is compatible with maintaining Ernst & Young LLP’s independence and has concluded that their independence is not compromised.

The following table sets forth Ernst & Young LLP’s fees for services rendered during 2024 and 2023. All services provided by Ernst & Young LLP were pre-approved by the Audit Committee.

	2024	2023
	(in thousands)
Audit Fees	$10,783	$9,117
Audit Related Fees	$2	$29
Tax Fees(1)	$3,244	$2,909
All Other Fees	$8	$48
Total	$14,037	$12,103

(1)	Consists primarily of fees for compliance, planning, and advice with respect to various domestic and foreign corporate tax matters.

Your Board of Directors recommends that you vote “FOR” the proposal to ratify the appointment of Ernst & Young LLP.

APPROVAL OF COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS

PROPOSAL NO. 3 ON THE PROXY CARD

A proposal will be presented at the meeting asking stockholders to approve on an advisory basis the compensation of the Company’s named executive officers (“NEOs”) as described in this Proxy Statement.

Why You Should Approve our Executive Compensation Program

The Company’s compensation philosophy is designed to attract and retain executive talent and emphasize pay for performance, including the creation of stockholder value and, when required, the reduction in costs as needed to preserve shareholder value. The Company encourages its stockholders to read the Executive Compensation section of this Proxy Statement, including the compensation tables, as well as the Compensation Discussion and Analysis (CD&A) section of this Proxy Statement, for a more detailed discussion of our compensation programs and policies. The Company believes its compensation programs and policies are appropriate and effective in implementing its compensation philosophy and in achieving its goals, and that they are aligned with stockholder interests and worthy of continued stockholder support.

In the past, our stockholders have overwhelmingly approved the compensation of our named executive officers. In May 2024, our stockholders approved, on an advisory basis, the compensation of our named executive officers with more than 96% of stockholder votes cast voted in favor of our say-on-pay resolution. We believe this strong result indicates general approval from our stockholders of the Company’s existing approach to its compensation programs and policies. The Company currently conducts annual say-on-pay votes and expects that the next say-on-pay vote after this proposal at the current 2025 Annual Meeting will occur at the 2026 Annual Meeting.

We believe that stockholders should consider the following in determining whether to approve this proposal:

Annual and Long-Term Performance-Based Compensation

•

Annual Incentive Plan awards aligned with our performance: The Company’s Annual Incentive Plan is primarily designed to incentivize near term-generation of Adjusted EBITDA (as defined on page 56), a measure of profitability, and improvement in working capital efficiency, both of which play a role in the generation of free cash flow. During 2024, the Company achieved $8.87 billion in revenue, an increase of $287 million, or 3.3%, over 2023, and $1.11 billion in Adjusted EBITDA, or 12.5% of sales, an increase of $109 million, or 10.9%, over 2023, but fell just short of the targets that were set for incentive compensation for 2024, resulting in a payout just shy of target. Additionally, the Company reduced its working capital intensity (working capital excluding cash and debt divided by annual revenue) by over 500 basis points compared to 2024 (falling just short of management’s aggressive modified working capital target), contributing to the generation of $953 million of free cash flow.

•

Safety Measures: The Company’s safety measures, introduced into its annual incentive plan design in 2023, drove continued improvements across the Company in meeting quantitative targets as well as other safety objectives.

•

Long-term incentives linked to shareholder value: Long-term incentives comprise the largest portion of pay for our named executive officers. The Company’s long-term incentive awards consist of stock options, restricted stock, and performance share awards, which reward the named executive officers for financial returns, absolute stock price appreciation, and relative shareholder return performance (“performance awards” or “performance share awards”). Performance share awards are tied to the Company improving its absolute return on capital and outperforming other oilfield service stocks.

•

Minimum three-year vesting for equity awards: One material concern of our Board has been retention of strong management, as the Company has navigated a challenging market environment. The Company’s compensation program is designed to enhance retention of key management through a three-year vesting of equity awards.

Summary of Good Governance and Risk Mitigating Factors

•	Limited Bonus Payouts: Bonus awards cannot exceed 200% of target, thus capping payouts for short-term performance.

•	Balanced Pay Mix: The mix of pay is balanced between annual and long-term compensation.

•	Multiple Year Vesting of Long-Term Incentives: Long-term incentive awards do not vest in their entirety until three years after the grant.

•

Performance-Based CEO Pay: CEO base salary level has generally been below the competitive peer median with more significant weighting on performance-based pay. The CEO’s bonus is entirely formulaic, primarily based on the Company’s financial performance against a budget target approved by the Board. In recent years and during 2024, the CEO’s equity awards are weighted by value 50% in performance awards, 25% in restricted stock, and 25% in options (for 2025, the latter two components have been modified to 40% and 10%, respectively). Additionally, the CEO (Mr. Clay C. Williams) has voluntarily reduced his base salary in challenging times (three of the past ten years) to help set a tone regarding cost management.

•

Adoption of Executive Stock Ownership Guidelines: The Company has stock ownership guidelines for named executive officers that help align the interests of the Company’s named executive officers and the Company’s stockholders by requiring executives to accumulate and retain a meaningful level of the Company’s stock.

•

Compensation Recovery Policy: The Company’s Compensation Recovery Policy provides for the recovery of erroneously awarded incentive-based compensation from current and former executive officers in the event of an Accounting Restatement (as defined in the policy) resulting from the Company’s material noncompliance with any financial reporting requirement under US securities laws.

•

Returns-Focused Incentives: The financial performance measures for the Company’s Annual Incentive Plan (i.e., Adjusted EBITDA with a working capital modifier) encourage the reduction of costs and inventory levels and the improvement of cash flow and working capital. Additionally, the long-term incentive includes a value-creation metric aligned with generating financial returns above the cost of capital, thereby encouraging the prudent deployment of capital over the long term.

The Company’s compensation program for its named executive officers has been thoughtfully designed to support the Company’s long-term business strategies and drive creation of stockholder value. During challenging market conditions, the program is designed to incentivize proactive measures to reduce operating costs, such as workforce reductions and facility consolidation and closures. The program does not encourage excessive risk-taking by management, nor does it encourage sacrificing longer-term investments that will create shareholder value over a long-term horizon. It strikes a balance of incentivizing necessary short-term tactical measures with the continued cultivation of longer-term corporate opportunities. It is aligned with the competitive market for talent and highly sensitive to Company performance. The Company believes its program delivers reasonable pay that is strongly linked to Company performance over time.

The following resolution will be submitted for a stockholder vote at the Annual Meeting:

RESOLVED, that the stockholders of the Company approve, on an advisory basis, the compensation of the Company’s named executive officers listed in the 2025 Summary Compensation Table included in the proxy statement for this meeting, as such compensation is disclosed pursuant to Item 402 of Regulation S-K in this proxy statement under the section entitled “Executive Compensation,” including the compensation tables and other narrative executive compensation disclosures set forth under that section, as well as the section in the proxy statement entitled “Compensation Discussion and Analysis.”

This advisory vote on the compensation of the Company’s named executive officers gives stockholders another mechanism to convey their views about the Company’s compensation programs and policies. Although your vote on executive compensation is not binding on the Company, the Board values the views of stockholders. The Board and Compensation Committee will review the results of the vote and take them into consideration in addressing future compensation policies and decisions.

Your Board of Directors recommends that you vote “FOR” the proposal to approve the compensation of our named executive officers.

APPROVAL OF AMENDMENT AND RESTATEMENT OF THE NOV INC.

LONG-TERM INCENTIVE PLAN

PROPOSAL NO. 4 ON THE PROXY CARD

In 2018, the stockholders approved the National Oilwell Varco, Inc. 2018 Long-Term Incentive Plan and authorized 17,800,000 shares for issuance. The stockholders subsequently approved amendments in 2019 and 2020 to increase the number of authorized shares under the plan by 2,400,000 and 22,500,000, respectively. In 2022, the stockholders amended and restated the plan to, among other things, rename it the NOV Inc. Long-Term Incentive Plan and authorize an aggregate 55,700,000 shares for issuance (such plan, as amended and restated, the “LTIP”).

As of March 25, 2025, of the 55,700,000 shares authorized for issuance under the LTIP, there were 1,799,955 shares remaining available for future grants under the LTIP (counting performance awards at target performance level). The LTIP is the only Company equity plan from which shares remain available for future grants. The Compensation Committee and the Board itself considers this number to be inadequate to achieve the stated purpose of the LTIP in the future; namely, to promote the long-term financial interests of the Company by: (a) encouraging directors, officers, and employees of the Company to acquire an ownership position in the Company; (b) enhancing the ability of the Company to attract and retain directors, officers, and key employees of outstanding ability; and (c) providing directors, officers, and key employees with an interest in the Company aligned with that of the Company’s stockholders.

The Board has approved, and stockholders are being asked to approve, amendments to the LTIP, which will be documented through an amendment and restatement of the LTIP (the “Restatement”). The proposed amended and restated LTIP, highlighting the proposed changes, is provided as Appendix I to this Proxy Statement. You should read Appendix I in its entirety, as the following summary of the proposed changes and the LTIP is not exhaustive.

The Company’s proposal would increase by 15,200,000 the number of authorized shares available for issuance under the LTIP – resulting in a total of 70,900,000 shares authorized under the LTIP. This increase would result in 16,999,955 shares being available for future grants, including the number of shares remaining available on March 25, 2025.

The Company proposes to utilize shares authorized under the LTIP under a fungible ratio design, whereby options and stock appreciation rights will reduce the number of available shares under the LTIP on a 1-for-1 basis and full value awards, such as restricted stock and performance awards, will reduce the number of available shares on a 1.5-for-1 basis.

Additionally, the Company’s proposal would extend the term of the LTIP from May 11, 2028, to May 20, 2030. The proposed increase to the number of authorized shares available under the LTIP and the extension of the term are the only substantive amendments to the LTIP.

History of Grants Under the LTIP

The following table sets forth the aggregate number of stock options, restricted stock awards (“RSAs”), restricted stock units (“RSUs”), and performance share awards (“PSAs”) that have been granted to date under the LTIP to our NEOs and the specified groups set forth below. As of March 25, 2025, the last reported sale price of our common stock was $15.46 per share on the NYSE.

	Stock Options	RSAs and RSUs (1)	PSAs (2)
2024 Named Executive Officers and Position as of December 31, 2024
Clay C. Williams Chairman and Chief Executive Officer (3)	2,047,434	942,586	1,642,314
Jose A. Bayardo President and Chief Operating Officer	643,517	333,550	553,158
Joseph W. Rovig President, Energy Equipment	431,419	198,712	346,194
Scott B. Livingston President, Energy Products and Services	151,375	144,837	91,892
Craig L. Weinstock Senior Vice President, Secretary, and General Counsel	387,555	178,322	310,733
All current executive officers as a group (7 persons)	3,767,351	2,152,689	2,982,370
All current non-executive directors (10 persons)	—	438,835	—
Director Nominees (4)
Marcela E. Donadio	—	64,952	—
Ben A. Guill	—	64,952	—
David D. Harrison	—	64,952	—
Christian S. Kendall	—	—	—
Patricia Martinez	—	9,550	—
Patricia B. Melcher	—	9,550	—
William R. Thomas	—	64,952	—
Robert S. Welborn	—	30,023	—
Associates of the above-mentioned executive officers, directors, and director nominees	—	—	—
Each other person who received or is to receive 5% of such options, warrants or rights	—	—	—
All employees as a group, excluding executive officers (5)	5,077,264	17,260,622	889,437

(1)	The Company issued RSAs in years 2019–2021 and thereafter issued RSUs. Amount includes RSAs and RSUs granted under the LTIP.
(2)	Represents the number of PSAs awarded at the time of grant; does not reflect PSAs forfeited due to the performance metrics underlying each grant of PSAs not being met.
(3)

Effective March 17, 2025, Mr. Bayardo was promoted to President and Chief Operating Officer, with Mr. Williams remaining Chairman and Chief Executive Officer, and Mr. Rodney C. Reed was appointed Senior Vice President and Chief Financial Officer.

(4)	Excludes Clay C. Williams, who is reported above.
(5)	These figures represent the amounts issued to all employees, including former executive officers, excluding those set forth above under “All current executive officers as a group (7 persons).”

Reasons for Seeking Shareholder Approval

The LTIP provides for long-term compensation and incentive opportunities for directors, executives, and key employees of the Company and its subsidiaries. The Board believes that the future success of the Company is dependent upon the quality and continuity of management, and that compensation programs such as stock options and restricted stock grants are important in attracting and retaining individuals of superior ability and in motivating their efforts on behalf of the Company.

Shareholder approval of the Restatement is required under the rules of the NYSE applicable to the Company. If the Restatement is not approved, the Restatement will not go into effect. If that occurs, awards may continue to be made under the LTIP in accordance with its terms until the shares remaining for Awards under the LTIP are exhausted. The Company is also asking the stockholders to approve the Restatement for purposes of Section 421 of the Internal Revenue Code of 1986, as amended (the “Code”).

Share Information on Equity Compensation Plans as of March 25, 2025

The following tables provide information regarding our outstanding equity awards and shares available for future awards under the Company’s existing equity compensation plans as of March 25, 2025:

Plan Category	Number of securities to be issued upon exercise of warrants and rights (a)	Weighted-average exercise price of outstanding rights (b)	Number of securities remaining available for equity compensation plans (excluding securities reflected in column (a)) (c) (1)
Equity compensation plans approved by security holders	15,313,667	$26.78	7,552,664
Equity compensation plans not approved by security holders	—	—	—

Total	15,313,667	$26.78	7,552,664

(1)	Shares could be issued through equity instruments other than stock options, warrants, or rights; however, none is anticipated during 2025.

Total number of stock options and stock appreciation rights outstanding (1)	15,313,667
Total number of full value awards outstanding (includes restricted stock, restricted stock units, and performance share awards) (2)	7,552,644
Total number of shares remaining available for future grant under the LTIP (3)	1,799,955
Total number of shares of common stock outstanding	378,655,753

(1)	The weighted-average exercise price of the stock options and SARs outstanding was $26.78, and the weighted-average remaining term of the stock options outstanding was 4.09 years.
(2)	Assumes PSAs will vest and pay out based on target performance levels being achieved.
(3)	Represents the total number of shares available for future awards under the LTIP reflecting PSAs at target payout. The LTIP was our only active equity compensation plan as of March 25, 2025.

We are committed to using equity incentive awards prudently, within reasonable limits, and subject to performance and service-based vesting requirements. In setting the proposed number of shares reserved and issuable under the LTIP, the Compensation Committee and the Board considered several factors, including the potential dilutive effect of equity awards outstanding under the LTIP, the Company’s historical equity usage and the expected dilution of the LTIP, and the estimated share pool duration of the share pool authorized under the Restatement, in order to arrive at a reasonable and appropriate dilutive impact of the Restatement.

Total Potential Dilution

As of March 25, 2025, there were 378,655,753 shares of NOV Inc. common stock issued and outstanding. Our equity plan dilution rate (or overhang) as of March 25, 2025 was 6.1% (calculated by dividing (a) the number of shares subject to awards outstanding plus the number of shares remaining available for grant under the LTIP, by (b) the total number of common shares outstanding on a fully diluted basis). If the additional 15,200,000 of authorized shares is approved by the stockholders, then the additional 15,200,000 shares of our common stock that could be issued under the LTIP, as of March 25, 2025, would increase our total potential dilution rate by 3.4% to approximately 9.5% of the total number of shares of our common stock outstanding on a fully diluted basis as of such date. In determining this percentage, we divided the new shares requested by the common shares outstanding plus the new shares added, plus the shares reserved for outstanding stock options, plus unvested full value awards and plus the shares remaining available for future grants. However, we expect in the future to continue to grant full value awards, such as restricted stock, which count against available shares under the LTIP on a 1.5-to-1 basis and would reduce this dilution percentage.

Burn Rate

We manage our long-term shareholder dilution by closely managing the number of equity awards granted annually and regularly engaging with our compensation consultant. We grant what we believe is an appropriate amount of equity necessary to attract, reward, and retain employees.

Burn rate is generally calculated as the number of shares granted over a set period divided by the weighted average number of common shares outstanding, and generally demonstrates how quickly a company uses shares available under our equity compensation plans.

The following table provides our average three-year burn rate under the LTIP:

Element	Fiscal 2024	Fiscal 2023	Fiscal 2022	Three-Year Average
Stock options and SARs granted	1,110,478	1,014,002	1,492,020
Time-based restricted stock and RSUs granted (a)	2,673,612	2,312,226	2,954,151
Performance share awards (PSA) granted (b)	530,822	480,239	555,274
Total full-value awards ((a) + (b))	3,204,434	2,792,465	3,509,425
Weighted-average basic number of shares of common stock outstanding as of fiscal-year end	392,000,000	393,000,000	390,000,000
Burn Rate	1.10%	0.97%	1.28%	1.12%

Expected Plan Duration

Based on our historic and projected future use of equity-based compensation, we estimate that the shares requested under the Restatement will be sufficient to provide awards for approximately two years. However, the actual duration of the shares reserve will depend on currently unknown factors, such as the Company’s future stock price, changes in participation, our hiring and promotion activity, future grant practices, award type mix and levels, competitive market practices, acquisitions and divestitures, and the rate of returned shares due to forfeitures, the need to attract, retain, and incentivize key talent, and how the Company chooses to balance total compensation between cash and equity-based awards.

Vote Required for Approval

Approval of the proposal to approve the amendment of the LTIP will require the affirmative vote of the majority of the shares of our common stock entitled to vote and present in person or by proxy. An abstention will have the same effect as a vote “against” this proposal. A broker non-vote will not be considered in determining the results of the voting for this proposal. Your shares will be voted as you specify on your proxy. If your properly executed proxy does not specify how you want your shares voted, we will vote them for the adoption of the Restatement.

Description of the Plan

The following summary describes briefly the principal features of the LTIP, as amended by the proposed Restatement, and is qualified in its entirety by reference to the full text of the proposed restated LTIP, which is provided as Appendix I to this Proxy Statement.

General Terms

The purpose of the LTIP is to promote the long-term financial interests of the Company, including its growth and performance, by encouraging directors, officers, and employees of the Company and its affiliates to acquire an ownership position in the Company, by enhancing the ability of the Company to attract and retain directors, officers, and key employees of outstanding ability, and by providing directors, officers, and key employees with an interest in the Company aligned with that of the Company’s stockholders. It is not possible to determine at this time the number of shares of Company common stock covered by options or restricted stock awards that may be granted in the future under the LTIP to any employee.

Administration

Generally, the LTIP will be administered by the Compensation Committee, which is and will be composed of independent directors of the Company. The Board will administer the LTIP as to awards to members of the Board. In addition, the Compensation Committee has the authority to delegate to one or more members of the Board or one or more officers of the Company the power to administer the plan as to employees, other than persons subject to Section 16 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

The Compensation Committee will have full authority, subject to the terms of the LTIP, to establish rules and regulations for the proper administration of the LTIP, to select the employees, consultants, and directors to whom awards are granted, and to set the date of grant, the type of award that shall be made, and the other terms of the awards.

Eligibility

All employees, consultants, and directors of the Company and its affiliates are eligible to participate in the LTIP. The selection of those employees, consultants, and directors, from among those eligible, who will receive awards is within the discretion of the Compensation Committee. As of February 28, 2025, there were approximately 31,621 worldwide employees working for the Company and its affiliates who were eligible to participate in the LTIP. Of the Company’s approximate 33,508 total worldwide workforce, approximately 1,887 were contingent workers, and a small subset of these groups may be classified by the Company as “consultants.” It is not possible at this time to determine the benefits or amounts that will be received by or allocated to eligible participants under the LTIP.

Term of the Plan

As currently in effect, the LTIP will terminate on May 11, 2028, after which time no additional awards may be made or options granted under the LTIP. The Company’s proposal would extend the term of the LTIP through May 20, 2030, after which time no additional awards may be issued under the LTIP.

Number of Shares Subject to LTIP and Award Limits

A total of 16,999,955 shares will be available for future grants under the LTIP.

In connection with the granting of an option or stock appreciation rights (“SARs”), the number of shares available for issuance under the LTIP shall be reduced by the number of shares in respect of which the option or SAR is granted or denominated. For example, upon the grant of stock-settled SARs, the number of shares available for issuance shall be reduced by the full number of SARs granted, and the number of shares available for issuance shall not thereafter be increased upon the exercise of the SARs and settlement in shares, even if the actual number of shares delivered in settlement of the SARs is less than the full number of SARs exercised. In connection with the granting of an award that is not an option or SAR, the number of shares available for issuance under the LTIP shall be reduced by a number of shares equal to the product of (a) the number of shares in respect of which the award is granted, and (b) 1.5. However, awards that by their terms do not permit settlement in shares shall not reduce the number of shares available for issuance under the LTIP.

Any shares that are tendered by a participant or withheld as full or partial payment of withholding or other taxes or as payment for the exercise or conversion price of an award under the LTIP shall not be added back to the number of shares available for issuance under the LTIP.

Whenever any outstanding option or other award (or portion thereof) expires, is cancelled, forfeited, or is otherwise terminated for any reason without having been exercised or payment having been made in the form of shares, the number of shares available for issuance under the LTIP shall be increased by the number of shares allocable to the expired, forfeited, cancelled, or otherwise terminated option or other award (or portion thereof). For the sake of clarification, with respect to awards that are not stock options and were issued prior to May 24, 2022, the number of shares available for issuance when the award expires, is forfeited, cancelled, or is otherwise terminated shall be increased by the number of shares cancelled, forfeited, or otherwise terminated on a 2.5-for-1 basis. In contrast, for awards that are not stock options, are issued on or after May 24, 2022, and are subsequently cancelled, forfeited, or otherwise terminated, the number of shares available for issuance shall be increased by the number of shares cancelled, forfeited, or otherwise terminated on a 1.5-for-1 basis. To the extent that any award is forfeited, or any option or SAR terminates, expires, or lapses without being exercised, the shares subject to such awards will not be counted as shares delivered under the LTIP.

No participant may receive awards with respect to more than 4,000,000 shares in any calendar year. The maximum amount of awards denominated in cash that may be granted to any participant during any calendar year may not exceed $10,000,000. The maximum value for any award issued to a director during any calendar year, determined on the date of grant, may not exceed $600,000. The limitations described in the preceding two sentences may be adjusted upon a reorganization, stock split, recapitalization, or other change in the Company’s capital structure.

Types of Awards

The LTIP permits the granting of any or all of the following types of awards (“Awards”): (a) stock options; (b) restricted stock; (c) restricted stock units; (d) performance awards; (e) phantom shares; (f) stock appreciation rights; (g) stock payments; and (h) substitute awards.

Restricted Stock

Awards may be granted in the form of restricted stock (“Restricted Stock Award”). Restricted Stock Awards may be awarded in such numbers and at such times as the Compensation Committee may determine. Restricted Stock Awards will be subject to certain terms, conditions, or restrictions, including vesting terms that may be linked to performance criteria or other specified criteria including passage of time. The Compensation Committee may, in its discretion, waive any restrictions on any outstanding Restricted Stock Award as of a date determined by the Compensation Committee. Cash dividends paid with respect to a Restricted Stock Award will not be paid during the vesting period but shall be accrued and paid in cash at the time, and to the extent, the underlying shares of Company common stock are delivered.

Performance Awards

The Compensation Committee may, in its sole discretion, grant performance awards under the LTIP that may be paid in cash, shares of Company common stock, or a combination thereof as determined by the Compensation Committee. At the time of the grant, the Compensation Committee will establish the maximum dollar amount of each performance award, the performance goals which may be linked to performance criteria or other specified criteria, including passage of time, and the performance period over which the performance goals will be measured.

Performance awards will be granted by the Compensation Committee no later than 90 days following the commencement of the performance period, will designate, in writing, the performance criteria applicable to the performance period, and establish performance goals and amounts of awards, as applicable, which may be earned for the performance period. Following the completion of the performance period, the Compensation Committee must certify in writing whether the applicable performance goals have been achieved for the performance period, and no award or portion of an award will be considered earned or vested until the Compensation Committee certifies in writing that the conditions to which the distribution, earning, or vesting of such award is subject have been achieved.

If a change of control occurs during a performance period and a Participant is employed by the Company or one of its Affiliates on the date a Change of Control occurs and the Participant’s employment is, within the 24-month period commencing on the effective date of such Change of Control, either involuntarily terminated by the Company, or, if the Participant has an employment agreement which permits resignation for “good reason,” the Participant resigns for “good reason” as defined in such employment agreement (each referred to as a “Qualifying Termination”), the payment level for any then-outstanding performance awards shall be the greater of (a) the amount payable if each of the performance criteria shall be deemed to be satisfied at the target payment level, provided the Award shall be prorated based on the total number of days during the performance period prior to the date of the Employee’s Qualifying Termination in relation to the total number of days during the performance period, or (b) the amount payable based on the actual performance for each of the performance criteria through the date of the Employee’s Qualifying Termination.

Stock Options

The term of each option will be as specified by the Compensation Committee at the date of grant (but not more than ten years). The effect of the termination of an optionee’s employment, consulting relationship, or membership on the Board will be specified in the Award agreement that evidences each option grant. The Compensation Committee shall also determine the performance or other conditions, if any, that must be satisfied before all or part of an option may vest and be exercised. The period during which an option is exercisable shall be set forth in the Award agreement. No portion of an option which is unexercisable at termination of the participant’s employment or service, as applicable, shall thereafter become exercisable, except as may be otherwise provided by the Compensation Committee either in the Award agreement or by action following the grant of the option. At the election of the Compensation Committee, any option may be exercised by an optionee with a “net exercise.”

The option price will be determined by the Compensation Committee and will be no less than the fair market value of the shares on the date that the option is granted, except for adjustments for certain changes in the Company’s common stock.

The Compensation Committee may determine the method by which the option price may be paid upon exercise, including in cash, check, other shares of Company common stock owned by the optionee, shares issuable upon option exercise, other securities or property, withholding of shares, or by a combination thereof. The LTIP also allows the Compensation Committee, in its discretion, to establish procedures pursuant to which an optionee may affect a cashless broker exercise of an option. No participant who is a member of the Board of Directors or an executive officer shall be permitted to pay the exercise price or tax withholding obligation of an option or any other Award in any method that would violate Section 13(k) of the Exchange Act.

Restricted Stock Units

Restricted Stock Units are rights to receive shares of Company common stock, which vest over a period as established by the Compensation Committee and with the satisfaction of certain performance criteria or objectives. The Compensation Committee may, in its discretion, require payment or other conditions of the Participant respecting any Restricted Stock Unit. The Compensation Committee shall establish, with respect to and at the time of each Restricted Stock Unit, a period over which the award shall vest with respect to the Participant. Following the end of the vesting period for a Restricted Stock Unit (or at such other time as the applicable Restricted Stock Unit Agreement may provide), the holder of a Restricted Stock Unit shall be entitled to receive one share of Company common stock for each Restricted Stock Unit then becoming vested or otherwise able to be settled on such date. Cash dividend equivalents will not be paid during the vesting period but shall be accrued and paid in cash at the time, and to the extent, the underlying shares of Company common stock are delivered.

A Restricted Performance Unit will terminate if the Participant does not remain continuously employed by the Company and its subsidiaries or does not continue to perform services as a consultant or a director for the Company and its subsidiaries at all times during the applicable vesting period, except as may be otherwise determined by the Compensation Committee. The terms and provisions of Restricted Stock Unit Agreements need not be identical.

Phantom Shares

Phantom Shares under the LTIP are awards of, or rights to receive amounts equal to, a specified number of shares of Company common stock over or following a specific period of time. Such awards may be subject to fulfillment of conditions, which may be linked to performance criteria or other specified criteria, including the passage of time, if any, as the Compensation Committee may specify.

Payment of Phantom Shares may be made in cash, Company common stock, or a combination thereof and shall be paid in a lump sum or installments, following the close of the performance period or at such later deferral date elected by the participant each as prescribed by the Compensation Committee. Any payment to be made in cash will be based on the fair market value of the Company’s common stock on the payment date. For this purpose, fair market value shall be based on the closing price of the Company’s common stock on the NYSE on the day the Phantom Shares become vested.

Stock Appreciation Rights

The Compensation Committee may grant to employees, consultants, and directors stock appreciation rights, which consist of a right to receive amounts equal to the share appreciation in the Company’s common stock over a specified period of time. The payment may be made in shares of Company common stock, cash, or both. A SAR may be granted (a) in connection and simultaneously with the grant of an option, (b) with respect to a previously granted option, or (c) independent of an option.

Stock Payments

Stock Payments may be awarded in such number of shares of Company common stock and may be based upon performance criteria or other specific criteria, if any, as determined appropriate by the Compensation Committee, determined on the date such Stock Payment is made or on any date thereafter. Stock Payments may be made as part of any bonus, deferred compensation, or other arrangement, in lieu of all or any portion of such compensation. Cash dividends paid with respect to Stock Payments will not be paid during the vesting period but shall be accrued and paid in cash at the time, and to the extent, the underlying shares of Company common stock are delivered.

Substitute Awards

The Compensation Committee may also grant to individuals who become employees, consultants, or directors of the Company or its subsidiaries in connection with a merger or other corporate transaction awards under the LTIP in substitution of an award such person may have held under his or her prior employer’s plan. It is expected that a substitute award will have substantially the same terms as the award it replaces.

Dividend Treatment for Performance Based Awards

Distributions on shares of Company common stock underlying performance awards or awards with performance criteria, including dividends and dividend equivalents, will accrue and be held by the Company without interest until the award with respect to which the distribution was made becomes vested or is forfeited and then paid to the award recipient or forfeited, as the case may be.

Federal Income Tax Consequences

The following is a brief summary of the U.S. federal income tax consequences of the grant, vesting, and exercise of awards under the LTIP. This summary is not intended to be exhaustive, and, among other things, does not describe state, local, or non-United States tax consequences, or the effect of gift, estate, or inheritance taxes. References to the “Company” in this summary mean NOV Inc., or any affiliate of NOV Inc. that employs or receives the services of a recipient of an award under the LTIP. Individuals receiving awards under the LTIP should rely upon their own tax advisors for advice concerning the specific tax consequences applicable to them, including the applicability and effect of state, local, and foreign tax laws.

Incentive Stock Options

An optionee will not recognize any taxable income at the time of the award of an incentive stock option. In addition, an optionee will not recognize any taxable income at the time of the exercise of an incentive stock option (although taxable income may arise at the time of exercise for alternative minimum tax purposes) if the optionee has been an employee of the Company at all times beginning with the option award date and ending three months before the date of exercise (or 12 months in the case of termination of employment due to disability). If the optionee has not been so employed during that time, the optionee will be taxed as described below for non-statutory stock options. If the optionee disposes of the shares purchased through the exercise of an incentive stock option more than two years after the option was granted and more than one year after the option was exercised, then the optionee will recognize any gain or loss upon disposition of those shares as capital gain or loss. However, if the optionee disposes of the shares prior to satisfying these holding periods (known as a “disqualifying disposition”), the optionee will be obligated to report as taxable ordinary income for the year in which that disposition occurs the excess, with certain adjustments, of (a) the fair market value of the shares disposed of on the date of exercise, over (b) the exercise price paid for those shares. Any additional gain realized by the optionee on the disqualifying disposition would be capital gain. If the total amount realized in a disqualifying disposition is less than the exercise price of the incentive stock option, the difference would be a capital loss for the optionee. The Company will, subject to Section 162(m) of the Code, generally be entitled at the time of the disqualifying disposition to a tax deduction equal to that amount of ordinary income reported by the optionee.

Non-Statutory Options

An optionee will not recognize any taxable income at the time of the award of a non-statutory option. The optionee will recognize ordinary income in the year in which the optionee exercises the option equal to the excess of the fair market value of the purchased shares on the exercise date over the exercise price paid for the shares, and the optionee will be required at that time to satisfy the tax withholding requirements applicable to such income. Any appreciation or depreciation in the fair market value of those shares after the exercise date will generally result in a capital gain or loss to the optionee at the time he or she disposes of those shares. The Company will, subject to Section 162(m) of the Code, generally be entitled to an income tax deduction at the time of exercise equal to the amount of ordinary income recognized by the optionee at that time.

Phantom Shares

Phantom shares units are not subject to taxation at the time of grant, and the Company will not be entitled to a deduction at that time, assuming that the restrictions constitute a substantial risk of forfeiture for federal income tax purposes. Phantom shares settled in cash generally result in taxable income to the Participant and, subject to Section 162(m) of the Code, a compensation deduction by the Company at the time the cash payment is made. Phantom shares settled in shares of Company common stock generally result in taxable income to the Participant and, subject to Section 162(m) of the Code, a compensation deduction by the Company, in an amount equal to the fair market value of the shares of Company common stock on the date of the award is settled through the actual or constructive delivery of shares to the Participant. Phantom shares are subject to federal income and employment tax withholding.

Restricted Stock Awards

The recipient of shares of restricted stock will not recognize any taxable income at the time of the award so long as the shares of Company common stock are not transferable and are subject to a substantial risk of forfeiture. Accordingly, the Company is not entitled to a compensation deduction at that time. The recipient will have to report as ordinary income as and when those shares of Company common stock subsequently vest, that is, when they either become transferable or are no longer subject to a substantial risk of forfeiture, an amount equal to the excess of (a) the fair market value of the shares upon vesting over (b) the cash consideration (if any) paid for the shares. The Company will, subject to Section 162(m) of the Code, then be entitled to a corresponding compensation deduction. All dividends and distributions (or the cash equivalent thereof) with respect to a restricted stock award paid to the employee before the risk of forfeiture lapses will also be compensation income to the Participant when paid. Notwithstanding the foregoing, the recipient of a restricted stock award may elect under Section 83(b) of the Code to be taxed at the time of grant of the restricted stock award based on the fair market value of the shares of common stock on the date of the award, in which case (i) subject to Section 162(m) of the Code, the Company will be entitled to a deduction at the same time and in the same amount, (ii) dividends paid to the recipient during the period the forfeiture restrictions apply will be taxable as dividends and will not be deductible by the Company, and (iii) there will be no further federal income tax consequences when the risk of forfeiture lapses. In such case, any appreciation or depreciation in the fair market value of those shares of Company common stock after grant will generally result in a capital gain or loss to the recipient at the time he or she disposes of those shares. This election must be made not later than 30 days after the grant of the restricted stock award and is irrevocable.

Restricted Stock Units

Restricted stock units are not subject to taxation at the time of grant, and the Company will not be entitled to a deduction at that time, assuming that the restrictions constitute a substantial risk of forfeiture for federal income tax purposes. On the date a restricted stock unit is settled through the actual or constructive delivery of shares of Company common stock to the Participant, the Participant will realize ordinary income in an amount equal to the fair market value of the shares received in settlement for the units at such time over the amount, if any, paid for the shares, and subject to Section 162(m) of the Code, the Company will be entitled to a corresponding deduction.

Stock Appreciation Rights

The recipient of a stock appreciation right will not recognize taxable income at the time of the award. The recipient will recognize ordinary income when the stock appreciation right is exercised in an amount equal to the excess of (a) the fair market value of the underlying shares of Company common stock on the exercise date over (b) the base price in effect for the stock appreciation right, and the recipient will be required to satisfy the tax withholding requirements applicable to such income. The Company will, subject to Section 162(m) of the Code, generally be entitled at the time of exercise to an income tax deduction equal to the amount of ordinary income recognized by the recipient in connection with the exercise of the stock appreciation right.

Performance Awards

Performance awards paid in cash generally result in taxable income to the Participant and, subject to Section 162(m) of the Code, a compensation deduction by the Company at the time the cash payment is made. Performance awards paid in shares of Company common stock generally result in taxable income to the Participant and, subject to Section 162(m) of the Code, a compensation deduction by the Company, in an amount equal to the fair market value of the shares of Company common stock on the date of the award is settled through the actual or constructive delivery of shares to the Participant. Performance awards are subject to federal income and employment tax withholding.

Deductibility of Executive Compensation

Section 162(m) of the Internal Revenue Code places a limit of $1 million on the amount of compensation that the Company may deduct in any taxable year with respect to our chief executive officer, chief financial officer, the next three highest paid executives (the “covered employees”) and any employee who was previously classified as a covered employee.

Prohibition on Deferred Compensation

No award shall be “deferred compensation” subject to Section 409A of the Code unless and to the extent that the Compensation Committee specifically determines otherwise, and the LTIP and the terms and conditions of all awards shall be interpreted accordingly. The terms and conditions governing any awards that the Compensation Committee determines will be subject to Section 409A of the Code, including any rules for elective or mandatory deferral of the delivery of cash or shares pursuant thereto, shall be set forth in the applicable award agreement and shall comply in all respects with Section 409A of the Code. Notwithstanding any provision herein to the contrary, any award issued under the LTIP that constitutes a deferral of compensation under a “nonqualified deferred compensation plan” as defined under Section 409A(d)(1) of the Code and is not specifically designated as such by the Compensation Committee shall be modified or cancelled to comply with the requirements of Section 409A of the Code, including any rules for elective or mandatory deferral of the delivery of cash or shares pursuant to such requirements.

Plan Benefits

Grants of awards under the LTIP to executive officers, non-employee directors, and other eligible participants are subject to the discretion of the Compensation Committee. Therefore, it is not possible to determine the future benefits that will be received by these participants under the LTIP.

Miscellaneous

The Compensation Committee may amend or modify the LTIP at any time; provided, however, that stockholder approval will be obtained for any amendment (a) to the extent necessary and desirable to comply with any applicable law, regulation, or stock exchange rule, (b) to increase the number of shares available, or (c) to permit the exercise price of any outstanding option or SAR be reduced or for an “underwater” option or SAR to be cancelled and replaced with a new Award or cash. The Company’s Corporate Governance Guidelines do not permit the repricing of options.

Your Board of Directors recommends that you vote “FOR” the proposal to approve the amendment and restatement of the NOV Inc. Long-Term Incentive Plan.

CORPORATE GOVERNANCE

NOV Inc.’s Board of Directors is committed to promoting transparency in reporting material information about the Company and compliance with the purposes as well as the literal requirements of applicable laws, rules, and regulations. NOV Inc.’s Board of Directors is also committed to promoting conduct that conforms to corporate governance standards that substantially exceed minimum acceptable corporate governance standards. The Board of Directors adopted certain Corporate Governance Guidelines that established provisions for the Board’s composition and function, Board committees and committee membership, evaluation of director independence, the roles of the Chairman of the Board, the Chief Executive Officer, and the Lead Director, the evaluation of the Chief Executive Officer, regular meetings of non-employee directors, board conduct and review, selection and orientation of directors, director compensation, access to management and independent advisors, and annual review of the Corporate Governance Guidelines. A copy of the Corporate Governance Guidelines is available on the Company’s website, www.nov.com, under the Investors/Corporate Governance section. The Company will furnish print copies of the Corporate Governance Guidelines, as well as its Committee charters, to interested stockholders without charge, upon request. Written requests for such copies should be addressed to: Craig L. Weinstock, Secretary, NOV Inc., 10353 Richmond Avenue, Houston, Texas 77042.

Director Independence

The Corporate Governance Guidelines address, among other things, standards for evaluating the independence of the Company’s directors. The Board undertakes an annual review of director independence and considers transactions and relationships during the prior year between each director or any member of his or her immediate family and the Company and its affiliates, including those reported under “Certain Relationships and Related Transactions” in this Proxy Statement. As a result of this annual review, the Board affirmatively determined that a majority of the members of the Board of Directors are independent of the Company and its management under the standards set forth in the Corporate Governance Guidelines. The following directors were affirmed as independent: Greg L. Armstrong; Marcela E. Donadio; Ben A. Guill; David D. Harrison; Christian S. Kendall; Patricia Martinez; Eric L. Mattson; Patricia B. Melcher; William R. Thomas; and Robert S. Welborn.

Board Leadership

Currently, the roles of Chairman of the Board and Chief Executive Officer are combined at the Company. The Company believes that effective corporate governance, including the independent oversight of management, does not require that the Chairman of the Board be an independent director or that the offices of Chairman and Chief Executive Officer be separated. The Company believes that its stockholders are best served by a Board that has the flexibility to establish a leadership structure that fits the needs of the Company at a particular point in time.

The Board believes that our current Chief Executive Officer is best situated to serve as Chairman because Mr. Williams is the director most familiar with our business and most capable of effectively identifying strategic priorities and leading the discussion and execution of our strategy. The Board also believes that the combined role of Chairman and Chief Executive Officer facilitates information flow between management and the Board.

To assist with providing independent oversight of management and the Company’s strategy, the non-employee members of the Board of Directors have appointed an independent director, as Lead Director, Mr. Greg L. Armstrong. In light of Mr. Armstrong’s cessation of service on the Board as of the 2025 Annual Meeting, the Board expects to designate Mr. William R. Thomas as Lead Director to succeed Mr. Armstrong following the Annual Meeting assuming that Mr. Thomas is re-elected to serve as a director. The Lead Director is responsible for (a) developing the agenda for, and presiding over the executive sessions of, the Board’s non-management directors, (b) facilitating communications between the Chairman of the Board and other members of the Board, (c) coordinating, with the Chairman, the assessment of the committee structure, organization, and charters, and evaluating the need for any changes, (d) acting as principal liaison between the non-management directors and the Chief Executive Officer on matters dealt with in executive session, and (e) assuming such further tasks as the independent directors may determine.

The Board also holds executive sessions on a quarterly basis at which only non-employee directors are present. In addition, the committees of the Board provide independent oversight of management. Each of the committees of the Board is composed entirely of independent directors.

The Board has concluded that the combined role of Chairman and Chief Executive Officer, together with an independent Lead Director having the duties described above, is in the best interest of stockholders because it provides an appropriate balance between our Chairman’s ability to lead the Board and the Company and the ability of our independent directors, under the leadership of our Lead Director, to provide independent objective oversight of our management.

Board Role in Risk Oversight

The Board of Directors and its committees help conduct certain risk oversight functions for the Company. The Board is periodically advised on the status of various factors that could impact the business and operating results of the Company, including oil and gas prices, the Company’s backlog for capital equipment, and a variety of other risk factors, some of which are listed below, which may impact the Company’s performance. The full Board is also responsible for reviewing the Company’s strategy, business plan, and capital expenditure budget at least annually. The full Board also oversees and monitors the Company’s policies and practices with respect to overall enterprise risk management, including any mission-critical risks related to product and technology development, product safety and quality, human rights (including matters related to compliance with modern slavery and human trafficking laws and regulations), geopolitical developments, environmental stewardship, employee health and safety, energy transition, political contributions, data integrity and cybersecurity (e.g., data privacy, business continuity, information security, etc.), and other mission-critical risks as they are identified from time to time. The full Board also monitors the Company’s people-related strategies, programs, and initiatives, including such matters related to recruitment, retention, engagement, talent management and development, pay equity, and diversity and inclusion. Through such oversight, the Board facilitates management’s handling of mission-critical risks and identifying and implementing mitigating actions.

The Audit Committee serves an important role in providing risk oversight, as further detailed in its charter. One of the Audit Committee’s primary duties and responsibilities is to monitor the integrity of the Company’s financial statements, financial reporting processes, systems of internal controls regarding finance, and disclosure controls and procedures. The Audit Committee is also responsible for establishing procedures for the receipt, retention, response to and treatment of complaints, including confidential, anonymous submissions by the Company’s employees, regarding accounting, internal controls, disclosure, auditing, or other matters, and providing an avenue of communication among the independent auditors, management, the internal audit function, and the Board. In addition, the Audit Committee monitors the Company’s compliance with legal and regulatory requirements. The Company considers the Audit Committee an important part of the risk management oversight process, and senior management works closely with the Audit Committee on these matters in managing material risks to the Company.

The other committees of the Board also assist in the risk oversight function. The Nominating/Corporate Governance Committee is responsible for ensuring that the Board and its committees are appropriately constituted so that the Board and its directors may effectively meet their fiduciary obligations to stockholders and the Company. The Nominating/Corporate Governance Committee is also responsible for monitoring and evaluating on an annual basis the effectiveness of the Board and management of the Company, including their effectiveness in implementing the policies and principles of the Corporate Governance Guidelines. The Compensation Committee is responsible for compensation of the Company’s directors and executive officers. The Compensation Committee also oversees the Incentive Compensation Plan for employee bonuses as an employee retention tool. The Nominating/Corporate Governance Committee also oversees succession planning to ameliorate succession risk. These various responsibilities of these committees allow them to work with the Company to make sure these areas do not pose undue risks to the Company.
Risk Assessment in Compensation Programs
Consistent with SEC disclosure requirements, the Company, the Compensation Committee, and the Compensation Committee’s independent compensation consultant assess the Company’s executive and broad-based compensation programs on an annual basis and have concluded that the Company’s compensation policies and practices do not create risks that are reasonably likely to have a material adverse effect on the Company. The Compensation Committee reviewed all material compensation programs, which review included a focus on variability of payout, the ability of program participants to directly affect payout, and the controls on participant action and payout.
During such review, the Compensation Committee noted that the variable forms of compensation, namely the annual cash incentive program and long-term equity incentives, have structural limitations and other mitigating controls which are designed to prevent the Company from being exposed to unexpected or unbudgeted compensation cost. For example, bonus payments to an executive under the annual cash incentive program are capped at a defined percentage of the executive’s base salary, and the number of shares of restricted stock and stock options granted under the Company’s long-term equity incentive plan are fixed.
After such review and assessment, the Company, the Compensation Committee, and the Compensation Committee’s consultant believe that the Company’s compensation policies and practices do not create inappropriate or unintended significant risk to the Company as a whole. The Company and the Compensation Committee also believe that the Company’s incentive compensation arrangements provide incentives that do not encourage risk-taking beyond the organization’s ability to effectively identify and manage significant risks and are supported by the oversight and administration of the Compensation Committee.
Anti-Hedging Policy and Policy on Insider Trading
Our Board has adopted a Policy on Insider Trading, which applies to each director, officer, employee, and certain consultants of the Company and its subsidiaries. The Policy on Insider Trading sets forth policies and procedures governing the purchase, sale, and other dispositions of securities of Company securities by directors, officers, and employees that we believe are reasonably designed to promote compliance with insider trading laws, rules and regulations, and applicable NYSE listing standards. Our insider trading policy states, among other things, that our directors, officers, and employees are prohibited from trading in such securities while in possession of material, nonpublic information. The policy also prohibits each director, officer, and employee from engaging in all hedging or monetization transactions involving Company securities, such as prepaid variable forwards, equity swaps, collars, and exchange funds.
The foregoing summary of our insider trading policies and procedures does not purport to be complete and is qualified by reference to our Policy on Insider Trading filed as an exhibit to Company’s 2024 annual report on Form
10-K.
Policies on Business Ethics and Conduct
The Company has a long-standing Business Ethics Policy. In April 2003, the Board adopted the Code of Business Conduct and Ethics for Members of the Board of Directors and Executive Officers and the Code of Ethics for Senior Financial Officers. These codes are designed to focus the Board and management on areas of ethical risk, provide guidance to personnel to help them recognize and deal with ethical issues, provide mechanisms to report unethical conduct and help to foster a culture of honesty and accountability. As set forth in the Corporate Governance Guidelines, the Board may not waive the application of the Company’s policies on business ethics and conduct for any director or executive officer. The Company has a robust training program for employees on its Code of Conduct, which includes a required online training course. Copies of the Code of Business Conduct and Ethics for Members of the Board of Directors and Executive Officers and the Code of Ethics for Senior Financial Officers, as well as the code of conduct applicable to employees of the Company, are available on the Company’s website, www.nov.com, under the Investors/Corporate Governance/Conduct and Ethics section. The Company will furnish print copies of these codes to interested stockholders without charge, upon request. Written requests for such copies should be addressed to: Craig L. Weinstock, Secretary, NOV Inc., 10353 Richmond Avenue, Houston, Texas 77042.

Certain Relationships and Related Transactions

We transact business with companies with which certain of our directors are affiliated. All transactions with these companies are on terms competitive with other third-party vendors, and none of these is material either to us or any of these companies.

A “conflict of interest” occurs when a director or executive officer’s private interest interferes in any way, or appears to interfere, with the interests of the Company. Conflicts of interest can arise when a director or executive officer, or a member of his or her immediate family, have a direct or indirect material interest in a transaction with us. Conflicts of interest also arise when a director or executive officer, or a member of his or her immediate family, receives improper personal benefits as a result of his or her position as a director or executive officer of the Company. The Company’s Code of Business Conduct and Ethics for Members of the Board of Directors and Executive Officers provides that directors and executive officers must avoid conflicts of interests with the Company. Any situation that involves, or may reasonably be expected to involve, a conflict of interest with the Company must be disclosed immediately to the Chair of the Company’s Audit Committee for the Audit Committee’s review and approval or ratification. This code also provides that the Company shall not make any personal loans or extensions of credit to nor become contingently liable for any indebtedness of directors or executive officers or a member of his or her family.

On January 30, 2024, the Company, through one of its subsidiaries, completed the acquisition of Extract Companies, LLC (“Extract”) for $230 million, subject to a working capital adjustment. Some of Extract’s principal investors were funds of White Deer Energy, which is controlled by Mr. Guill and one other person through intermediate general partner entities and for which Mr. Guill serves as Founding Partner. As a result of Mr. Guill’s relationship with Extract, Mr. Guill recused himself from any discussion, meetings, and approvals related to this transaction. Mr. Mattson also recused himself from any discussion, meetings, and approvals related to this transaction due to his investment interest as a limited partner in certain White Deer Energy funds that were invested in Extract. The White Deer Energy funds collectively owned approximately 60% of Extract. Through their investments in the White Deer Energy funds, Mr. Guill indirectly owned approximately 2.2% of Extract and Mr. Mattson owned approximately 0.1% of Extract, and they received proceeds from the sale of approximately $3.8 million and $19,000, respectively. This transaction was not material to the Company.

Corporate, Social, and Environmental Responsibility

The Company’s approach to corporate, social, and environmental responsibility revolves around protecting the health and safety of our employees, maintaining a diverse and inclusive environment, defending human rights across the globe, reducing the environmental footprint of our products, and improving our processes and technologies. We strive to align our business strategies with our mission to support our environment and stakeholders, including employees, customers, and communities.

In 2025, the Company will publish its most recent sustainability report detailing its approach to these topics. We encourage you to read our latest Sustainability Report, which will be available on the Company’s website at: www.nov.com/sustainability.

Governance Hotline and Communications with Directors

The Company has established a hotline for any parties with an interest in the Company, including but not limited to employees and investors, to communicate with the Company’s non-management directors. Such communication, including complaints and concerns, can be reported confidentially and anonymously, where allowed by local law, via phone, email, or mail to the contact information below. This hotline is part of the procedures established by the Company’s Audit Committee for the receipt, retention, and treatment of complaints received by the Company, in accordance with SEC regulation. Parties wishing to communicate with our non-employee directors may do so by calling 1-800-676-4380. This procedure is described on the Company’s website, www.nov.com, in the Investors/Corporate Governance/Conduct and Ethics section. Calls to this number will be answered by an independent, automated system 24 hours a day, 365 days a year.

Parties wishing to send written communications to the Board, other than sales-related communications, should send a letter addressed to the member or members of the Board to whom the communication is directed, care of the Secretary, NOV Inc., 10353 Richmond Avenue, Houston, Texas, 77042. All such communications will be forwarded to the Board member or members specified.

Director Attendance at Annual Meetings

The Company does not have a formal policy with respect to director attendance at annual stockholder meetings. In 2024, all members of the Board attended the annual meeting, with the exception of Mr. Kendall, who was not yet serving on the Board.

NYSE Corporate Governance Matters

As a listed company with the NYSE, our Chief Executive Officer, as required under Section 303A.12(a) of the NYSE Listed Company Manual, must certify to the NYSE each year whether or not he is aware of any violation by the Company of NYSE Corporate Governance listing standards as of the date of the certification. On May 31, 2024, the Company’s Chief Executive Officer submitted such a certification to the NYSE which stated that he was not aware of any violation by the Company of the NYSE Corporate Governance listing standards.

On February 14, 2025, the Company filed its 2024 Form 10-K with the SEC, which included as Exhibits 31.1 and 31.2 the Chief Executive Officer and Chief Financial Officer certifications required under Section 302 of the Sarbanes-Oxley Act of 2002.

EXECUTIVE OFFICERS

The following persons constitute our current executive officers. The executive officers of the Company serve at the pleasure of the Board of Directors and are subject to annual appointment by the Board of Directors. None of the executive officers, directors, or nominees for director has any family relationships with each other. Information regarding our current executive officers is below:

CLAY C. WILLIAMS, 62

For a detailed description of Mr. Williams’ background, please refer to page 7.
JOSE A. BAYARDO, 53
Mr. Bayardo has served as the Company’s President and Chief Operating Officer since March 2025 and its Senior Vice President and Chief Financial Officer from August 2015 to March 2025. Prior to joining the Company in 2015, Mr. Bayardo served as Senior Vice President, Resource and Business Development at Continental Resources, Inc. and spent nine years serving in various roles at Complete Production Services, Inc. including Senior Vice President, Chief Financial Officer, and Treasurer. Prior to joining Complete Production Services, Mr. Bayardo was an investment banker with J.P. Morgan. Mr. Bayardo holds a Bachelor of Science in Chemical Engineering from the University of Texas at Austin, a Master of Engineering Management from the McCormick School of Engineering at Northwestern University and a Master of Business Administration from the Kellogg Graduate School of Management at Northwestern University. Mr. Bayardo also serves as a director of Louisiana-Pacific Corporation (NYSE: LPX).

RODNEY C. REED, 44

Mr. Reed has served as the Company’s Senior Vice President and Chief Financial Officer since March 2025. Mr. Reed joined the Company in July 2014 as the Vice President of Internal Audit. From September 2015 to June 2018, he served as the Company’s Vice President of Corporate Development. From June 2018 to September 2022, he served as President of the Company’s Completion Tools business unit, and from September 2022 to March 2025, he served as President of the Company’s Process Flow Technologies business unit.

Prior to joining NOV, Mr. Reed served as Senior Manager for Ernst & Young. Mr. Reed holds bachelor’s and master’s degrees in accounting from Louisiana State University, where he was a two-time First-Team Academic All-American.

JOSEPH W. ROVIG, 64
Mr. Rovig has served as the President of the Energy Equipment segment since January 2024. Previously, Mr. Rovig was the President of Rig Technologies from March 2014 to December 2023. Mr. Rovig has also served as Group Vice President of Global Operations, Vice President of the Eastern Hemisphere, Director of Service and Repair and Senior Vice President of the Offshore Drilling Equipment group within the Company’s Rig Technologies division. Mr. Rovig joined the Company in 2002. Prior to joining the Company, he worked for two drilling contractors in various positions, both domestically and internationally. Mr. Rovig’s internationally-based positions cover twenty years of experience with multiple locations in Asia and Europe.

SCOTT B. LIVINGSTON, 55
Mr. Livingston has served as the President of the Energy Products and Services segment since January 2024. Mr. Livingston joined the Company in 2001, garnering increasing levels of management responsibilities for global projects and operations, first focused on the offshore energy market. From 2018 to 2023, Mr. Livingston served as the President of the Intervention and Stimulation business unit. From 2012 to 2018, Mr. Livingston served in various senior management roles, leading various aspects of the Company’s onshore and offshore global businesses, production operations, and engineering. From 2006 to 2012, he worked in Singapore as VP of Installation and Commissioning for NOV’s projects with newly constructed deep-water rigs during the height of the global offshore build-cycle. Prior to joining NOV, Mr. Livingston served eight years as an officer in the US Air Force, involved in maintenance, logistics, and program management for new aircraft weapons systems. Mr. Livingston graduated from Texas A&M with a bachelor’s in industrial engineering and obtained a master’s of logistics management from Georgia College while in the military.

CRAIG L. WEINSTOCK, 66

Mr. Weinstock has served as the Company’s Senior Vice President, Secretary, and General Counsel since October 2014. Prior to his promotion, Mr. Weinstock served as the Company’s Chief Compliance Officer. Before joining the Company in October 2013, he practiced law at Locke Lord LLP in Texas for 29 years counseling corporate boards and independent directors regarding governance, securities and compliance matters. While practicing with Locke Lord, Mr. Weinstock worked on behalf of the Company on a variety of matters. Mr. Weinstock holds a Bachelor of Arts from the State University of New York and a J.D. from Vanderbilt Law School.

CHRISTY H. NOVAK, 52

Ms. Novak has served as the Company’s Vice President, Corporate Controller, and Chief Accounting Officer since November 2021. Prior to her promotion, Ms. Novak served as the Company’s Vice President of Accounting Systems since 2020. From 2013 to 2020, she served as the Vice President of Finance for the Company’s Rig Technologies operating segment. Since joining the Company in 2005, Ms. Novak has advanced through several positions of increasing responsibility and has successfully led initiatives to strengthen and streamline the accounting function and develop talent within the finance organization. Prior to joining the Company, she spent nearly ten years in public accounting with Ernst & Young where she served various audit clients in the manufacturing and energy industries. Ms. Novak graduated from Texas A&M University with a BBA in Accounting and is a Certified Public Accountant.

STOCK OWNERSHIP

Security Ownership of Certain Beneficial Owners

Based on information filed with the SEC as of the most recent practicable date, this table shows the number and percentage of shares beneficially owned by owners of more than 5% of the outstanding shares of the common stock of the Company. The percentage of shares of common stock beneficially owned is based on 378,655,753 shares outstanding as of March 25, 2025.

5% Owners	Number of Shares	Percent of Class
Pzena Investment Management, LLC (1) 320 Park Avenue, 8th Floor New York, NY 10022	43,348,680	11.4%
Hotchkis and Wiley Capital Management, LLC (2) 601 S. Figueroa Street, 39th Floor Los Angeles, CA 90017	39,598,078	10.5%
The Vanguard Group (3) 100 Vanguard Blvd. Malvern, PA 19355	39,568,339	10.4%
BlackRock, Inc. (4) 50 Hudson Yards New York, NY 10001	39,549,784	10.4%
First Eagle Investment Management, LLC (5) 1345 Avenue of the Americas New York, NY 10105	38,194,320	10.1%

(1)

Shares owned at September 30, 2024, as reflected in the Schedule 13G filed with the SEC on October 4, 2024 by Pzena Investment Management, LLC. Pzena Investment Management, LLC has sole voting power with respect to 36,178,295 shares and sole dispositive power with respect to 43,348,680 shares.

(2)

Shares owned at October 31, 2024, as reflected in the Schedule 13G filed with the SEC on November 7, 2024 by Hotchkis and Wiley Capital Management, LLC. Hotchkis and Wiley Capital Management, LLC has sole voting power with respect to 36,702,478 shares and sole dispositive power with respect to 39,598,078 shares.

(3)

Shares owned at June 28, 2024, as reflected in Amendment No. 13 to the Schedule 13G filed with the SEC on July 10, 2024 by The Vanguard Group. The Vanguard Group has shared voting power with respect to 132,818 shares, sole dispositive power with respect to 39,040,005 shares, and shared dispositive power with respect to 528,334 shares.

(4)

Shares owned at August 31, 2024, as reflected in Amendment No. 3 to the Schedule 13G filed with the SEC on September 10, 2024 by BlackRock, Inc. (“Blackrock”). Blackrock has sole voting power with respect 36,004,410 shares and sole dispositive power with respect to 39,549,784 shares. Within the BlackRock group are the following subsidiaries: BlackRock Life Limited, BlackRock Advisors, LLC, Aperio Group, LLC, BlackRock (Netherlands) B.V., BlackRock Fund Advisors (which beneficially owns 5% or greater of the outstanding shares of the Company), BlackRock Institutional Trust Company, National Association, BlackRock Asset Management Ireland Limited, BlackRock Financial Management, Inc., BlackRock Asset Management Schweiz AG, BlackRock Investment Management, LLC, BlackRock Investment Management (UK) Limited, BlackRock Asset Management Canada Limited, BlackRock (Luxembourg) S.A., BlackRock Investment Management (Australia) Limited, BlackRock Advisors (UK) Limited, BlackRock Fund Managers Ltd.

(5)

Shares owned at February 28, 2025, as reflected in Amendment No. 8 to the Schedule 13G filed with the SEC on March 5, 2025 by First Eagle Investment Management, LLC. First Eagle Investment Management has sole voting power with respect to 34,701,989 shares and sole dispositive power with respect to 38,194,320 shares and First Eagle Global Fund has sole voting power with respect to 28,255,276 shares and sole dispositive power with respect to 28,255,276 shares.

Security Ownership of Management

This table shows the number and percentage of shares of the Company’s common stock beneficially owned as of March 25, 2025 by each of our current directors and executive officers and by all current directors and executive officers as a group. The number and percentage of shares of common stock beneficially owned is based on 378,655,753 shares outstanding as of March 25, 2025. Beneficial ownership includes any shares as to which the director or executive officer has the right to acquire within 60 days of March 25, 2025 through the exercise of any stock option, warrant, or other right. Each stockholder has sole voting and investment power, or shares these powers with his or her spouse, with respect to the shares beneficially owned. The address for each of the following stockholders is NOV Inc., 10353 Richmond Avenue, Houston, Texas 77042.

	Shares Beneficially Owned
Name of Individual	Number of Common Shares (1)	Outstanding Options Exercisable Within 60 Days	Percent of Class*
Greg L. Armstrong	104,274	—	*
Jose A. Bayardo	456,131	968,402	*
Marcela E. Donadio	81,476	—	*
Ben A. Guill	147,891	—	*
David D. Harrison	110,951	—	*
Christian S. Kendall	0	—	*
Scott B. Livingston	37,678	163,113	*
Patricia Martinez	9,550	—	*
Eric L. Mattson	68,150	—	*
Patricia B. Melcher	9,650	—	*
Christy H. Novak	22,649	108,271	*
Rodney C. Reed	63,884	157,366	*
Joseph W. Rovig	187,253	521,252	*
William R. Thomas	75,760	—	*
Craig L. Weinstock	207,189	550,688	*
Robert S. Welborn	30,023	—	*
Clay C. Williams	1,283,215	2,508,266	*
All current directors and executive officers as a group (17 persons)	2,895,724	4,977,358	2.08%

*	Less than 1 percent
(1)

Includes shares deemed held by executive officers and directors in trusts, brokerage accounts, IRA accounts, and in the Company’s 401(k) plans, supplemental savings plans, and deferred compensation plans, as well as unvested restricted stock units that will vest on May 15, 2025.

Section 16(a) Beneficial Ownership Reporting Compliance

Our directors, our executive officers, and anyone owning beneficially more than ten percent of our registered equity securities are required under Section 16(a) of the Securities Exchange Act of 1934 to file with the SEC reports of their ownership and changes to their ownership of our securities. They must also furnish copies of the reports to us. Based solely on our review of the reports furnished to us and any written representations we received that no other reports were required, we believe that, during the fiscal year ended December 31, 2024, our officers, directors, and ten-percent stockholders complied with all Section 16(a) filing requirements applicable to them.

COMPENSATION DISCUSSION AND ANALYSIS

General Overview

The following Compensation Discussion and Analysis (CD&A) describes our executive compensation program and provides information relevant to understanding the decisions our Compensation Committee has made under that program with regards to our Named Executive Officers’ (as defined below under “Executive Compensation”) 2024 compensation.

The following is a list of our Named Executive Officers by name and position, as of December 31, 2024:

Name	Position
Clay C. Williams	Chairman, President, and Chief Executive Officer (1)
Jose A. Bayardo	Senior Vice President and Chief Financial Officer
Joseph W. Rovig	President, Energy Equipment
Scott B. Livingston	President, Energy Products and Services
Craig L. Weinstock	Senior Vice President, Secretary, and General Counsel

(1)

Effective March 17, 2025, Mr. Bayardo was promoted to President and Chief Operating Officer, with Mr. Williams remaining Chairman and Chief Executive Officer, and Mr. Rodney C. Reed was appointed Senior Vice President and Chief Financial Officer.

Oil and Gas Market in 2024

An uncertain macroeconomic and geopolitical environment drove volatility and pressured commodity prices during 2024. Growing concerns regarding diminishing demand from weakening global economies, excess OPEC+ capacity, and rising non-OPEC production, pressured oil prices and led to cautiousness among oil and gas producers. As a result, drilling activity in the U.S. land market declined throughout 2024 and shorter-cycle activity in international markets began to soften in the second half of year. Compared to 2023, the average North American rig count declined 9% and international markets declined slightly, resulting in a 5% reduction in global drilling activity.

Regardless of the market environment, the Company remains committed to improving organizational efficiencies while focusing on the development and commercialization of innovative products and services, including technologies to reduce the environmental impact of oil and gas operations, and technologies to improve the economics of alternative energy that are responsive to the longer-term needs of the Company’s customers. Management believes this strategy will further advance the Company’s competitive position in all market conditions and led to solid performance by the Company in 2024.

2024 Performance

Market conditions in 2024 deviated significantly from what was projected at the time the Company’s 2024 Plan was finalized. The Company’s 2024 plan was based on expectations that drilling activity in North America would be flat, and international activity would increase modestly relative to 2023. Despite a much more challenging market backdrop with meaningfully lower levels of global drilling activity than anticipated, the Company realized solid results and made significant progress towards key priorities, as evidenced by the following highlights:

•

The Company’s consolidated revenues grew 3% and Adjusted EBITDA improved 11% in 2024 relative to 2023. Consolidated results reflected improvement in the Company’s capital equipment backlog, market share gains from new, higher-margin technologies and services, and operational efficiencies that more than offset the effect of lower drilling activity;

•

The Company’s Energy Products and Services segment, which contains many of NOV’s shorter-cycle businesses, grew revenues modestly due to market share gains from the growing adoption of the segment’s new technologically advanced product offerings, which more than offset reduced global drilling activity;

•

The Company’s Energy Equipment segment grew revenues 5% and Adjusted EBITDA 30%, resulting in a 250-basis-point improvement in margin. The increase in revenue was the result of strong sales of aftermarket products and services and execution on the segment’s improving capital equipment backlog. The increase in profitability was the result of the segment’s improving capital equipment backlog, a more favorable mix of aftermarket sales, and operational efficiencies;

•	Strong order intake, which led to a book-to-bill of 122% in 2024 with backlog growing 7% in 2024 compared to year-end 2023; and

•	Exceptionally strong free cash flow of $953 million in 2024 resulting from improved profitability and significant improvement in working capital efficiencies.

2024 Executive Compensation Decisions

On February 6, 2024, the Compensation Committee, in connection with its annual review of executive compensation and performance, and in consultation with Meridian Compensation Partners (“Meridian”), approved the base salaries, annual incentive targets, and long-term incentive awards of the Company’s executive officers. In light of the prevailing environment and positioning relative to market benchmarks, the Committee approved no changes to the compensation levels for each of our Named Executive Officers, with the exception of Mr. Livingston’s promotion.

Additionally, the Compensation Committee decided the following:

•

Discontinued the 10% of bonus target tied to an energy transition performance measure for the 2024 annual incentive plan in light of the Company’s progress over that time period in advancing its product offerings across wind, geothermal, and other similar areas.

•

Continued the safety measure which was added to the annual incentive plan starting in 2023 which the Company believes will continue to emphasize its safety culture and HSE performance across all business units.

At-Risk Compensation

Our Compensation Committee believes that the Company’s executive compensation program is appropriately designed to align executives’ interest with those of our shareholders and to reward based on performance. The majority of our executive officers’ total compensation opportunity is provided in “at-risk” compensation components and tied to the achievement of our annual and long-term performance goals.

Our annual incentives are tied to growing profitability (Adjusted EBITDA) as well as improving capital efficiency, cash flow (working capital modifier), and safety.

Our long-term incentives are tied to our returns to shareholders in absolute stock price gains, shareholder returns relative to industry peers, and improving absolute returns on capital relative to our cost of capital.

In 2024, we continued our emphasis on performance-based awards and maintained our measure of three-year improvement in NVA (NOV Value Added), as defined on page 59 as an additional performance measure to the Company’s long-term performance shares. The Company believes that the Adjusted EBITDA, safety performance, and adjusted working capital metrics are well-suited for short-term incentives, while TSR (total shareholder return) and NVA better serve as long-term incentive targets.

For 2024, the payouts under our “at-risk” incentive programs were as follows:

•	Annual Bonus Payout Slightly Below Target: The Company fell short of our pre-set financial goals and earned slightly-below-target bonuses for 2024 corporate performance.

•

Below Target Long-Term Incentive Outcomes: The 2022 performance shares were earned at 78.45% of target based on our three-year TSR performance relative to the OSX index and pre-established NVA goals. Additionally, as of December 31, 2024, all previously granted stock options were underwater.

CEO Realizable Pay

The majority of the compensation value our CEO will ultimately receive is directly tied to the Company’s actual operational and financial performance and absolute and relative stock price performance.

The following table demonstrates the strong link between pay and performance by comparing the CEO’s intended target compensation value relative to his realizable value as of December 31, 2024 ($ in thousands):

In the chart above, “Target Compensation” refers to the annual target total compensation opportunities offered to the CEO across 2022, 2023, and 2024 and includes base salary, target bonus opportunity, and the grant date intended value of the long-term incentive awards in each of the 3 years. The amounts indicated in the Realizable columns refer to the corresponding amounts earned, or on track to be earned, from the 2022, 2023, and 2024 target compensation opportunities as of December 31, 2024. “Realizable Compensation” includes base salary and bonus actually earned each year as well as the intrinsic value of long-term incentive awards based on the Company’s closing stock price on December 29, 2024. The 2022 performance award reflects the actual total payout of 78.45% of target. The 2023 award was tracking at 30% of target and the 2024 award was tracking at 25% of target; however, those awards will not be completed until December 2025 and 2026, respectively.

Good Pay Practices

Our compensation program and policies include key features that are designed to align the interests of our executives and stockholders and to mitigate compensation-related risks. The table below highlights our practices:

What We Do . . .		What We Do Not Do . . .
☑	Pay for Performance	☒	No gross-up payments to cover excise taxes or perquisites

☑	Tie significant levels of compensation to key corporate goals	☒	No guaranteed annual or multi-year bonuses

☑	Annual Bonuses and Long-Term Incentives are subject to the Company’s clawback policy	☒	No repricing of underwater stock options

☑	Bonus payments to executives under the annual cash incentive program are capped at a certain percentage of the executive’s base salary	☒	No dividend equivalents paid prior to vesting of performance awards (and never on unearned portion of awards)

☑	Stock Ownership Guidelines for executives and directors	☒	No dividends payable on any other unvested awards

☑	Varied performance metrics under short-term and long-term incentive plans	☒	No significant compensation in the form of perquisites for executives

☑	Double Trigger Provisions for Change in Control

☑	Independent Consultant Reports Directly to the Compensation Committee

☑	Review Tally Sheets When Making Executive Compensation Decisions

☑	Mitigate Undue Risk in Compensation Programs

Shareholder Engagement

Throughout the year, management actively engaged in conversations and sought feedback on management’s approach to long-term planning for the business, including, but not limited to, operating a global manufacturing company in an increasingly complicated global market, new technology research and development, energy transition, the say-on-pay vote and general satisfaction with the Company’s compensation programs, and sustainability matters. In general, shareholders were supportive of the Company’s compensation programs, as further evidenced by 96% of votes cast supporting the 2024 Say on Pay vote.

Approach to Executive Compensation Program

Compensation Philosophy

The Company believes that in order to attract, motivate, and retain talented executives, its compensation program should be properly designed to:

•	Provide a strong emphasis on performance, tied to balanced short- and long-term objectives;

•	Provide a market-competitive pay level;

•	Provide alignment with shareholder interests; and

•	Provide a certain level of financial security.

Components of NOV’s Compensation Program:

Total Compensation
Components of Compensation	Purpose
Fixed Pay

Base Salary	• Fixed level of compensation to attract and retain executive talent • Salary level based on tenure, expertise, scope of responsibility, and individual performance
“At Risk” Pay
Annual Incentives (Cash)

•   Incentivize and reward executives for achieving the Company’s corporate growth and profitability goals

•   Encourage smart investments and prudent deployment of capital

•   Attract, motivate, and retain high quality management talent

•   Provide competitive cash compensation opportunity

Stock Options

•   Link a portion of executive compensation to the enhancement of stockholder value

•   Focus executives on share price appreciation and reward for creating long-term stockholder value

•   Require 3-year level vesting, thus serving as a retention tool

Performance Shares	• Recognize the Company’s total shareholder performance relative to industry peers • NVA and TSR performance measures • Provide a long-term incentive vehicle tied to a 3-year performance goal
Restricted Stock	• Align interests of executives with shareholders by providing long-term stock ownership • Provide forfeitable ownership stake (3-year level vesting) to encourage retention

Given the inherent nature of these forms of compensation and the cyclical nature of the industry in which we operate, the Company has tried to provide a balance between aligning pay with absolute performance and relative performance to peers through both up and down cycles.

There are no material compensation policy differences among the individual executives except that the more senior officers, such as our Chief Executive Officer, receive a higher compensation level with a greater percentage of that compensation “at-risk,” consistent with their increased responsibilities. These differences are reviewed and considered in connection with the compensation analysis performed by the Compensation Committee.

How Executive Compensation Decisions are Determined

Role of Compensation Committee

The Company’s executive compensation program is administered by the Compensation Committee of the Board of Directors. The Compensation Committee establishes specific compensation levels for the Company’s executive officers and administers the Company’s long-term incentive award plans.

The Compensation Committee’s objective regarding executive compensation is to design and implement a compensation program that will attract and retain the best available individuals to serve on the Company’s executive team and properly incentivize those executives to achieve the Company’s short-term and long-term financial and operational goals. To this end, the Compensation Committee strives to provide compensation packages for key executives that generally offer compensation opportunities competitive with the peer group of companies described below.

Role of Compensation Consultant

Since 2016, Meridian has been engaged as the Compensation Committee’s compensation consultant to serve as its advisor on executive compensation matters. Meridian provides advice and analysis to the Compensation Committee on the design, structure, and level of executive compensation. Meridian has previously conducted a competitive review of executive compensation for the Company’s Named Executive Officers relative to its peer companies, as well as to analyze internal pay equity, share usage and dilution. Meridian analyzed and compared each position’s responsibilities and job title to develop competitive market data based on data from proxy statements and other public filings. In November 2024, Meridian generated data on the components of the Company’s compensation program compared to the competitive market data range (25th percentile to 75th percentile) of the designated peer group.

Role of CEO and Management

Management plays an important role in assisting the Compensation Committee in determining executive compensation. At the request of the Compensation Committee, management works with Meridian to provide relevant information for the Compensation Committee to make informed decisions. Additionally, our CEO provides the Compensation Committee with his assessment of the performance of our other executive officers and recommends compensation for those officers.

Market Considerations

As part of its process to establish compensation levels for the Company’s Named Executive Officers, the Compensation Committee compares each of the major elements of compensation (base salary, annual bonus, and long-term incentives) for each of its Named Executive Officers against the compensation provided to comparable executive officers at companies in a designated peer group.

The Company’s peer group for 2024, as approved by the Compensation Committee in 2023, was as follows:

APA Corporation	Helmerich & Payne, Inc.	Parker-Hannifin Corporation

Baker Hughes Company	Hess Corporation	Schlumberger Limited

ChampionX Corporation	Illinois Tool Works Inc.	TechnipFMC plc

Cummins Inc.	Ingersoll Rand Inc.	TPI Composites, Inc.

Generac Holdings Inc.	Marathon Oil Corporation	Transocean Ltd.

Halliburton Company	Oceaneering International, Inc.	Weatherford International plc

Internal Considerations

While the Compensation Committee considers market-competitive levels in setting pay, it also considers numerous other factors such as tenure, individual performance, and level and scope of responsibility.

Specific to the CEO, the Compensation Committee also takes into account Mr. Williams’ level of achievement for his goals and objectives when setting his compensation opportunity. For 2024, Mr. Williams’ performance was measured in four key areas of the Company:

•	Financial performance;

•	Formulation and implementation of Company strategy;

•	Operational and safety performance; and

•	Management and employee development.

2024 Compensation Actions

The following section describes the elements of the Company’s compensation program for 2024, why the elements were selected, and how the amounts of each element were determined. The mix of target total compensation for our CEO and other Named Executive Officers is shown in the chart below:

Base Salary

Salary adjustments are typically based on the individual’s experience and background, the individual’s performance during the prior year, the general movement of salaries in the marketplace, our financial position, and, for each executive other than the Chief Executive Officer, the recommendations of our Chief Executive Officer. None of the Named Executive Officers received a salary increase in 2024 except for Mr. Livingston, who was selected to serve as President of the Energy Products and Services segment effective January 1, 2024, and received a corresponding salary increase.

Name	2022 Salary	2023 Salary		2024 Salary	2024 Increase %
Clay C. Williams	$940,000	$1,000,000		$1,000,000	0.0%
Jose A. Bayardo	$685,000	$725,000		$725,000	0.0%
Joseph W. Rovig	$570,000	$600,000		$600,000	0.0%
Scott B. Livingston	$400,000	$424,000	*	$550,000	29.7%
Craig L. Weinstock	$540,000	$565,000		$565,000	0.0%

*	Effective June 25, 2023

Annual Incentive Plan

The objectives of the Company’s annual cash incentive plan are to incentivize performance to achieve the Company’s corporate growth, profitability, and operational goals (including safety goals), encourage smart investments and prudent return on capital, and provide competitive compensation opportunities to attract and retain high quality management talent.

Annual Incentive Award Opportunities

Annual incentive opportunities are provided to the Company’s Named Executive Officers under the Company’s 2024 Incentive Compensation Plan. Each year, the Compensation Committee establishes the target annual incentive opportunity for each Named Executive Officer as a specified percentage of his or her base salary. These target percentages are based on each executive’s level of responsibility for the Company’s financial performance. Incentive payouts will vary based on actual performance against performance objectives. The Compensation Committee made no adjustments to the target bonus levels under the 2024 annual incentive plan for the Named Executive Officers, except for the adjustment for Mr. Livingston due to his promotion to President of the Energy Products and Services segment.

	Annual Target Bonus Opportunity (As Percent of Salary)
Name	2022	2023	2024
Clay C. Williams	125%	130%	130%
Jose A. Bayardo	85%	85%	85%
Joseph W. Rovig	85%	85%	85%
Scott B. Livingston	65%	65%	85%
Craig L. Weinstock	85%	85%	85%

Performance Metrics

The incentive plan provides for cash awards if the Company achieves certain pre-established financial objectives based on the Company’s financial plan. The Company’s annual financial plan, approved by the Board each year, is established through a comprehensive budget and financial planning process, which includes a detailed analysis of the Company’s market outlook, available strategic alternatives, and anticipated cost reductions.

Adjusted EBITDA was selected as a measure for the 2024 annual incentive plan given our continued focus on the operating profitability of our business and the ongoing macroeconomic challenges in the oil and gas industry. The Company discloses Adjusted EBITDA in its periodic earnings press releases and other public disclosures to provide investors additional information about the results of ongoing operations. The Company has included a working capital modifier in the annual incentive plan since 2018 to drive improvements in capital efficiency and cash flow.

The Company continued the safety performance measure (“Safety”) that was first added to the 2023 annual incentive plan. The Company believes that this measure emphasizes the Company’s safety culture and HSE performance across all business units. All participants, including the NEOs, have at least 10% of their incentive plan tied to the safety measure – 5% is based on the achievement of certain total recordable incident rate (“TRIR”) performance levels and 5% is based on the achievement of certain annual safety goals, including safety training hours and other organizational safety initiatives determined at the business unit/segment level. Safety results for each segment are a rollup of the business units that make up the segment, while corporate results are a rollup of the entire Company.

The Compensation Committee paused the talent mobility lever that applied in 2023 on top of the bonus target levels for the Segment Presidents given the organizational changes that were to take place in 2024.

Metric	Definition	Rationale
Adjusted EBITDA	Operating profit excluding depreciation, amortization, gains, and losses on sales of fixed assets and, when applicable, Other Items.	Adjusted EBITDA was selected given our continued focus on operating profitability, particularly given the ongoing macroeconomic challenges in the oil and gas industry.

Safety	This metric is based on the Company’s total recordable incident rate (TRIR) and annual safety goals.	The Safety measure was selected to build and improve safety culture across the organization.

Working Capital Modifier	Adjusted Working Capital shall be calculated as follows: (Accounts Receivable + Inventory + Contract Assets + Prepaid - Factored Accounts Receivable) - (Accounts Payable + Contract Liabilities + Accrued Cost of Goods Sold). Adjusted EBITDA will be increased by $0.15 for each $1 of Adjusted Working Capital savings below the target and reduced by $0.15 for each $1 of working capital used above the target.	The purpose of the working capital modifier is to drive improvements in capital efficiency and cash flow.

Payout Calibration

Payouts under the annual incentive plan are formulaically determined and vary based on performance against pre-established objectives. The Adjusted EBITDA and Safety metrics have a Threshold, Target, and Maximum level of achievement, which corresponds to a Threshold, Target, and Maximum level of payout. Results falling between the stated thresholds of Threshold, Target, and Maximum will result in an interpolated payout. Below the threshold level of performance, there is no payout. The payout is capped once the Maximum performance level is achieved.

Payout Results

Payouts are determined by metric under the annual incentive plan using the following formula:

The Company delivered 3.3% revenue growth and a 11% improvement in Adjusted EBITDA in comparison to 2023. For 2024, the incentive plan Target Adjusted EBITDA was set at the Company’s financial plan Adjusted EBITDA as publicly reported in the Company’s financial statements as adjusted for certain non-recurring items and other accounting adjustments. The Minimum level was set at 60% of Target and the Maximum level was set at 140% of Target. The corporate performance was below the Target level of Adjusted EBITDA, while business segment EBITDA was mixed. The Working Capital Modifier reduced the Adjusted EBITDA score, while the Company exceeded its safety metrics. Actual bonuses paid to executives were calculated as follows:

					2024 Actual Results		2024 Payout Percentages
	Weight	Min (10% of target payout)	Target (100% of target payout)	Max (200% of target payout)	Without WCM Applied	With WCM Applied	Without WCM Applied	With WCM Applied
Corporate (Williams, Bayardo, Weinstock)
NOV Adjusted EBITDA ($mil)	90%	$668	$1,113	$1,558	$1,058	$1,048	89%	87%
NOV Safety: TRIR	5%	1.32	0.82	0.25	0.57	n/a	144%	n/a
NOV Safety: Annual Goals	5%	Achieved					200%	n/a
Energy Equipment (Rovig)
NOV Adjusted EBITDA ($mil)	45%	$668	$1,113	$1,558	$1,058	$1,048	89%	87%
EE Adjusted EBITDA ($mil)	45%	$343	$571	$800	$606	$599	115%	112%
EE Safety: TRIR	5%	1.25	0.75	0.25	0.50	n/a	150%	n/a
EE Safety: Annual Goals	5%	Achieved					200%	n/a
Energy Products & Services (Livingston)
NOV Adjusted EBITDA ($mil)	45%	$668	$1,113	$1,558	$1,058	$1,048	89%	87%
EPS Adjusted EBITDA ($mil)	45%	$455	$759	$1,062	$648	$644	67%	66%
EPS Safety: TRIR	5%	1.38	0.88	0.25	0.66	n/a	135%	n/a
EPS Safety: Annual Goals	5%	Achieved					200%	n/a

Working Capital Modifier
	Target Adjusted Working Capital		Actual Adjusted Working Capital		Working Capital (above) / below Target		Modifier Factor		Change to Adjusted EBITDA ($M)
NOV(1)	$3,328	-	$3,396	=	($68)	x	15%	=	($10)
Energy Equipment(2)	$1,994	-	$2,038	=	($44)	x	15%	=	($7)
Energy Products & Services(3)	$1,334	-	$1,358	=	($24)	x	15%	=	($4)

(1)	Target Adjusted Working Capital equal to 38% of 2024 annualized revenue
(2)	Target Adjusted Working Capital equal to 41% of 2024 annualized revenue
(3)	Target Adjusted Working Capital equal to 33% of 2024 annualized revenue

2024 Annual Incentive Compensation Bonus Payouts

Name	Base Salary	Target Bonus %	Target Bonus $	Actual Bonus $	Overall % of Target Bonus
Clay C. Williams	$1,000,000	130%	$1,300,000	$1,238,978	95%
Jose A. Bayardo	$725,000	85%	$616,250	$587,323	95%
Joseph W. Rovig	$600,000	85%	$510,000	$546,081	107%
Scott B. Livingston	$550,000	85%	$467,500	$399,786	86%
Craig L. Weinstock	$565,000	85%	$480,250	$457,707	95%

Long-Term Incentive Compensation

The primary purpose of the Company’s long-term incentive compensation program is to:

•	Focus its executives on the Company’s long-term development and prosperity in addition to annual financial goals;

•	Balance long-term versus short-term business objectives, reinforcing that one should not be achieved at the expense of the other; and

•	Link the officers’ interests with those of the Company’s stockholders.

The executives’ long-term incentive awards are benchmarked to ensure the type, value, and amount of each award are consistent with market practices and aligned with the Company’s philosophy.

For 2024, target equity values remained the same as 2023 for the Named Executive Officers.

Based on the foregoing, on February 6, 2024, the Compensation Committee approved the grant of stock options, restricted stock units, and performance share awards to the Company’s Named Executive Officers pursuant to the NOV Inc. Long-Term Incentive Plan:

Name	Intended Target Equity Value*	Securities Underlying Stock Options (#)	Restricted Stock Units (#)	Performance Awards (Target # of Shares)
Clay C. Williams	$9,000,000	284,450	128,425	256,849
Jose A. Bayardo	$2,800,000	88,496	39,954	79,909
Joseph W. Rovig	$1,900,000	60,051	27,112	54,224
Scott B. Livingston	$1,500,000	47,408	21,404	42,808
Craig L. Weinstock	$1,700,000	53,729	24,258	48,516

*

The intended target value differs somewhat from the required accounting values used in the Summary Compensation Table. Final share amounts for the performance awards and restricted stock units were determined by dividing the value of the award by the closing price on February 6, 2024 ($17.52). The final number of stock options was determined using an estimated Black-Scholes value based on the closing price on February 6, 2024.

Stock Options

The options were granted at a price equal to the closing trading price of the Company’s common stock on the NYSE on the date of approval of the grants by the Compensation Committee ($17.52 per share). Each of such options has a term of ten years and vests in three equal annual installments commencing on the first anniversary of the grant.

Restricted Stock Units

The restricted stock units granted vest in three equal annual installments commencing on the first anniversary of the date of grant. Beginning in 2023, the Compensation Committee determined to grant restricted stock units in lieu of restricted stock awards to enable the Company to offer the retention of equity in a retirement program.

Performance Share Awards

The performance share awards can be earned based on performance against pre-established goals and vest three years from the grant date (performance period is January 1, 2024 to December 31, 2026). The performance share awards are divided into two independent parts that are subject to two separate performance metrics: 85% in value based on the Company’s TSR (total shareholder return) goal; and 15% in value based on the Company’s internal NVA goal (returns-based metric).

The TSR goal can only be achieved if the percentile ranking of the Company’s TSR (total shareholder return) as measured against the TSR of the constituent members of the OSX Index over a three-year performance period exceeds certain levels. The Compensation Committee believes that the members of the OSX index are an appropriate benchmark against which to compare the Company’s TSR performance.

The TSR goal is subject to a vesting cap equal to 100% of the target level if the Company’s absolute TSR over the performance period is negative, regardless of relative TSR results. Conversely, if the Company’s absolute TSR is greater than 15% annualized over the performance period, the payout amount shall not be less than 50% of the target level, regardless of relative TSR results.

The following table summarizes the absolute TSR collar limitation:

Annualized Three-Year Absolute TSR	Impact on Final Payout
> 15%	Floor of 50% of Target Level, regardless of relative TSR results
0% to 15%	No adjustment
< 0%	Cap of 100% of Target Level, regardless of relative TSR results

The NVA goal is based on the Company’s NVA (NOV Value Added) over the three-year performance period. “NVA” is calculated as an amount equal to the Company’s (a) gross cash earnings less (b) average gross operating assets times a 9% required return on assets.

The following table summarizes the payout thresholds for the 2024 Performance Share Awards:

Level	TSR: Percentile Rank vs OSX Comparator Group (85%)	NVA: Absolute NVA Performance (15%)	Payout Percentage*
Maximum	75th Percentile & above	$124M NVA	200% Target Level
Target	50th Percentile	Equal to 2023 NVA of $(32)M*	100% Target Level
Threshold	25th Percentile	$(188)M	50% Target Level
No payout	Below 25th Percentile	Below $(188M)	0%

*	2023 Actual NVA as adjusted for timing of write-offs, tax rate of 23%, cost of capital of 9%.

Results falling between threshold, target, and maximum will result in a linearly interpolated payout.

2022 Performance Share Awards Results

The 2022 Performance Share Awards were divided into two independent parts subject to two separate performance metrics: 85% in value based on the Company’s TSR (total shareholder return) goal; and 15% in value based on the Company’s internal NVA goal (returns on capital metric). The performance period commenced on January 1, 2022 and ended on December 31, 2024. The TSR portion of the award was based on the Company’s TSR performance as measured against the TSR of the constituents of the OSX Index over a three-year performance period. The TSR calculation ranked the Company’s stock performance against the OSX peer group using the average of the first and last 30 days of the vesting period and assumes the reinvestment of dividends. The NVA portion of the award was based on the Company’s NVA from the over the three-year performance period. NVA was calculated as an amount equal to the Company’s (a) gross cash earnings less (b) average gross operating assets times an amount equal to a required return on assets.

The Company’s three-year average TSR was -1%, which ranked 11th in the OSX comparator group during the 2022-2024 performance period. Within the OSX comparator group, the Company placed above the 25th percentile but below the 50th percentile (29th percentile). The TSR result was above the threshold level but below the target level. As a result, 57% of the target shares from the TSR-based awards vested. The TSR-based award is also subject to a vesting cap equal to 100% of the target level if the Company’s absolute TSR over the Performance Period is negative, regardless of relative TSR results. However, the cap did not apply since the payout was 57% of target, which was below the 100% vesting cap. The Company’s absolute NVA performance at the end of the performance period was positive $26.9 million and above the maximum level. As a result, 200% of the shares from the NVA-based award vested. The total weighted payout percent for 2022 performance share awards grant was 78.45%. The Compensation Committee certified the results for the 2022 performance share awards on February 19, 2025.

Retirement, Health, and Welfare Benefits

The Company offers retirement, health, welfare, and wellness programs to all eligible employees. The Company’s executive officers generally are eligible for the same benefit programs on the same basis as the rest of the Company’s employees. The health and welfare programs cover medical, pharmacy, dental, vision, life, accidental death and dismemberment, and disability insurance. A selection of supplemental benefits is also available for employees to elect at their own expense. U.S. employees may also earn wellness incentives by participating in voluntary wellness activities.

The Company offers retirement programs that are intended to supplement the employee’s personal savings. The programs include the NOV Inc. 401(k) (“401k Plan”) and the NOV Inc. Non-Qualified Deferred Compensation Plan (“NDCP”). The Company’s U.S. employees, including its executives, are generally eligible to participate in the 401k Plan. Employees of the Company whose base salary meets or exceeds a certain dollar threshold and whose position is deemed to be eligible as established by the Company’s benefits plan administrative committee are generally eligible to participate in the NDCP. Participation in the 401k Plan and NDCP is voluntary. The NDCP is a non-qualified plan that allows participants to continue saving and receiving Company contributions towards retirement when, due to compensation and contribution ceilings established under the Internal Revenue Code, they or the Company can no longer contribute to the 401k Plan.

In 2022, the Compensation Committee adopted a retirement policy for equity awards (the “Equity Retirement Program”). The Equity Retirement Program provides certain benefits to long-term employees to permit such individuals to elect retirement, including (a) full or partial continued vesting of certain equity awards, and (b) an extended post-employment exercise period for non-qualified stock options and stock appreciation rights. If the award (i.e., restricted stock units or non-qualified stock options, etc.) was granted more than 12 months prior to the retirement date, such awards will continue to vest based upon the original vesting dates in the applicable award agreements. For grants that were issued less than 12 months prior to the retirement date requested by the employee, a prorated amount of the award will vest based on the number of full calendar months between the grant date and such retirement date. Shares will be held until the scheduled vesting date. The retiree will be required to agree to certain post-employment restrictions, including non-competition and non-solicitation covenants, in order to retain his or her equity. The Equity Retirement Program applies to the 2022 equity awards and any future equity awards granted to eligible employees. The Compensation Committee also authorized and directed the Company to adopt an amendment to the Company’s group health plan to provide extended medical benefits for certain employees in the United States (the “Retiree Medical Plan”). The amendment outlines the circumstances under which an employee who provides services in the United States will be eligible to receive post-employment medical coverage until such individuals are eligible to receive medical benefits under Medicare. Coverage will end for the retiree and their dependents when the retiree turns age 65 and becomes eligible to participate in Medicare. Coverage will also end if the retiree is eligible or becomes eligible to receive comprehensive medical coverage under another employer’s group health plan, the retiree provides services to a competitor of the Company, or the retiree fails to pay the required premiums.

In order to participate in both the Equity Retirement Program and the Retiree Medical Plan, the employee must attain at least 60 years of age at the time of retirement and must have completed at least ten years of total service and at least five years of consecutive service with the Company prior to retirement. Additionally, employees must obtain approval of their proposed retirement date from the Company before they are eligible to participate.

The Company’s Named Executive Officers are eligible to participate in the Equity Retirement Program and the Retiree Medical Plan (provided they satisfy the plan eligibility requirements).

U.S. Income Tax Limits on Deductibility

In establishing total compensation for our executive officers, the Compensation Committee considers the accounting treatment and tax treatment of its compensation decisions, including Code Section 162(m). Section 162(m) generally disallows an income tax deduction to publicly traded corporations for compensation in excess of $1,000,000 paid for any fiscal year to the Company’s “covered employees,” defined in Section 162(m) as the CEO, the Chief Financial Officer, the three other most highly compensated executive officers, other than the CEO and Chief Financial Officer, and any other individual who has been classified as a “covered employee” on or after January 1, 2017. The Compensation Committee believes that the potential deductibility of the compensation payable under its incentive compensation plans and arrangements should be only one of a number of relevant factors taken into consideration in establishing those plans and arrangements for our executive officers and not the sole governing factor. For that reason, the Compensation Committee intends to structure its incentive compensation plans and arrangements in a manner which, acknowledging that a portion of those compensation payments may not be deductible under Section 162(m), assures appropriate levels of total compensation for our executive officers based on and aligned with the Company’s performance.

Option Grant Practices

Historically, the Company has granted stock options to its key employees, including executives, in the first quarter of the year. The Company does not have any program, plan, or practice to time its option grants to its executives in coordination with the release of material non-public information and has not timed its release of material non-public information for the purposes of affecting the value of executive compensation. The Company does not set the grant date of its stock option grants to new executives in coordination with the release of material non-public information.

The Compensation Committee has the responsibility of approving any Company stock option grants and does not delegate material aspects of long-term incentive plan administration to any other person. The Company’s senior executives, in coordination with the Compensation Committee, set a time for the Compensation Committee to meet during the first quarter of the year to review and approve stock option grants proposed by the senior executives. The specific timing of the meeting during the quarter is dependent on committee member schedules and availability and the Company finalizing its stock option grant proposal. If approved by the Compensation Committee, the grant date for stock option awards is the date the Compensation Committee meets and approves the grant, with the exercise price for the option equal to the Company’s closing stock price on the date of grant.

The Company recognizes that its stock price fluctuates over time and in certain cases quite significantly. As stock option grants have historically been granted on an annual basis during the first quarter of the calendar year, executives who have been employed with the Company for some time have received grants with varying exercise prices. The ten-year term of the options also helps reward its executives who remain with the Company, as it provides the executives time, so long as they continue employment with the Company, to realize financial benefits from their option grants after vesting.

Recoupment Policy

On October 2, 2023, the Board of Directors adopted the NOV Inc. Compensation Recovery Policy (“Compensation Recovery Policy”). The Compensation Recovery Policy conforms with the NYSE’s new listing standards which require listed companies to adopt and comply with a written policy providing for the recovery, in the event of a required accounting restatement, of incentive-based compensation received by current or former executive officers where that compensation is based on erroneously reported financial information. The Compensation Recovery Policy provides for the recovery of erroneously awarded incentive-based compensation from current and former executive officers in the event of an Accounting Restatement (as defined in the policy) resulting from the Company’s material noncompliance with any financial reporting requirement under US securities laws. In the event of an Accounting Restatement, the Company shall seek to recover any erroneously awarded incentive-based compensation received by an executive officer during the three-year period immediately preceding the date when the Company is required to prepare an Accounting Restatement.

On October 2, 2023, the Board of Directors also approved certain amendments to the Company’s existing NOV Inc. Supplemental Clawback Policy (“Supplemental Clawback Policy”) in light of NYSE listing rules adopted in 2023. The amendments to the Supplemental Clawback Policy clarify that the Compensation Recovery Policy shall take precedence in all situations where it applies. The Supplemental Clawback Policy preserves the Compensation Committee’s ability to claw back compensation from a wider group of persons and allows the Compensation Committee, in its sole discretion, to terminate any award, including performance-based awards and time-based awards, if it determines that the recipient of such award has engaged in material misconduct that requires the Company to make a restatement of its reported financial statements. A similar clawback provision was included in the NOV Inc. Long-Term Incentive Plan and the participants’ Award agreements. For purposes of this clawback policy, material misconduct includes conduct adversely affecting the Company’s financial condition, results of operations, or conduct which constitutes fraud or theft of Company assets, any of which require the Company to make a restatement of its reported financial statements.

If any material misconduct results in any error in financial information used in the determination of compensation paid to the recipient of any equity award, and the effect of such error is to increase the payment amount pursuant to such award, the Compensation Committee may also require the recipient to reimburse the Company for all or a portion of such increase in compensation provided in connection with any such award. In addition, if there is a material restatement of the Company’s financial statements that affects the financial information used to determine the compensation paid to the recipient of an award, then the Compensation Committee may take whatever action it deems appropriate to adjust such compensation.

Stock Ownership Guidelines for Executives

The Company adopted stock ownership guidelines for its named executive officers in February 2013 and amended them in November 2020. The Company’s stock ownership guidelines for its named executive officers are intended to align the interests of the Company’s named executive officers and the Company’s stockholders by requiring executives to accumulate and retain a meaningful amount of the Company’s stock. Under the Company’s guidelines, the named executive officers must comply with the following ownership requirements:

Title	Multiple of Base Salary
Chairman, President & CEO	6X
Senior Vice President & CFO	3X
Other executive officers	2X

The Company’s named executive officers must attain the applicable stock ownership level within five years after first becoming subject to the guidelines. The following shares of Company stock count towards compliance with the guidelines: shares owned by the executive; shares owned jointly by the executive and his or her spouse; shares held in a trust established by the executive for the benefit of the executive and his or her family members; shares equal to the number of vested deferred stock units credited to the executive; shares equal to the in-the-money portion of any vested, unexercised options; unvested shares of time-based restricted stock or restricted stock units; and shares credited to the executive’s 401k Plan account. Unvested and unearned performance shares or units and unvested stock options do not count towards compliance guidelines. For purposes of determining compliance with the guidelines, as of January 1 of each year, the executive’s total eligible shares (as described above) will be multiplied by the greater of (a) the average of the month-end closing prices of the Company’s common stock for the prior twelve months or (b) the value on the date of grant or purchase. All of the Company’s Named Executive Officers are currently in compliance with the Company’s stock ownership guidelines as of January 1, 2025.

Compensation Consultant Independence

In furtherance of maintaining the independence of the Compensation Committee’s compensation consultant, the Compensation Committee has the sole authority to retain or terminate its compensation consultant. The Compensation Committee annually reviews and approves total expenditures paid to the independent compensation consultant. Meridian and its affiliates did not provide any services to the Company or any of the Company’s affiliates other than advising the Compensation Committee on director and executive officer compensation during 2024.

Recent Developments for 2025 Compensation

On February 19, 2025, the Compensation Committee, in connection with its annual review of executive compensation and performance, and in consultation with Meridian, approved the base salaries, annual incentive targets, and long-term incentive awards of the Company’s executive officers. The Compensation Committee decided to maintain our general approach to executive compensation, with an emphasis on short and long-term incentive compensation that rewards our executives when they achieve the Company’s financial and operational goals and deliver value for our stockholders.

The Compensation Committee, in connection with its annual review of executive compensation and performance, after consulting with Meridian, approved the following:

•	Held 2025 base salaries, target bonus participation levels, and targeted equity values for the NEOs flat.

•	Maintained the safety measure in the 2025 annual incentive plan for the third year (10% of bonus tied to TRIR and safety goals).

•

Discontinued the talent mobility lever applied to the Segment Presidents’ annual incentive bonus after a one-year pause as the Company continues reorganizing the reporting structure under the new business segments. The reorganization has improved mobility and therefore there is no longer a need to include this modifier.

•

Revised the mix of long-term incentive awards from 50% performance awards, 25% stock options, and 25% time-based restricted stock to 50% performance awards, 40% time-based restricted stock, and 10% stock options.

Compensation Committee Report

The responsibilities of the Compensation Committee, which are set forth in the Compensation Committee Charter adopted by the Board of Directors, include approving and evaluating all compensation of directors and executive officers, including salaries, bonuses, and compensation plans, policies, and programs of the Company.

We have reviewed and discussed with senior management the Compensation Discussion and Analysis section included in this proxy statement. Based on this review and discussion, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the Company’s 2025 Proxy Statement.

Members of the Compensation Committee

William R. Thomas, Committee Chair

Ben A. Guill

Eric L. Mattson

EXECUTIVE COMPENSATION

The following table sets forth for the year ended December 31, 2024, the compensation paid by the Company to its Chief Executive Officer and Chief Financial Officer and three other most highly compensated executive officers (the “Named Executive Officers”) serving in such capacity at December 31, 2024.

Summary Compensation Table

Name and Principal Position (1)	Year	Salary ($)		Bonus ($)	Stock Awards ($)(2)		Option Awards ($)(3)		Non-Equity Incentive Plan Comp ($)(4)		Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)		All Other Comp ($)(5)		Total ($)
Clay C. Williams Chairman, President & Chief Executive Officer	2024 2023 2022	$ $ $	1,000,000 989,154 940,000	— — —	$ $ $	7,363,485 8,122,845 7,752,616	$ $ $	2,246,330 2,245,359 2,146,016	$ $ $	1,238,978 1,583,406 2,221,065	$ $	100,640 18,678 —	$ $ $	24,941 15,740 12,200	$ $ $	11,974,375 12,975,182 13,071,897
Jose A. Bayardo Senior Vice President & Chief Financial Officer	2024 2023 2022	$ $ $	725,000 717,769 685,000	— — —	$ $ $	2,290,863 2,527,097 2,448,193	$ $ $	698,862 698,558 677,689	$ $ $	587,323 751,187 1,100,608		— — —	$ $ $	42,675 36,213 27,400	$ $ $	4,344,724 4,730,824 4,938,890
Joseph W. Rovig President – Energy Equipment	2024 2023 2022	$ $ $	600,000 594,577 570,000	— — —	$ $ $	1,554,520 1,714,818 1,632,147	$ $ $	474,229 474,021 451,793	$ $ $	546,081 656,832 790,016		— — —	$ $ $	39,136 30,054 9,462	$ $ $	3,213,966 3,470,302 3,453,418
Scott B. Livingston President – Energy Products and Services	2024		$547,577	—		$1,227,242		$374,386		$399,786				$35,916		$2,584,906
Craig L. Weinstock Senior Vice President, Secretary, and General Counsel	2024		$565,000			$1,390,882		$424,303		$457,707				$26,294		$2,864,187

(1)

Effective March 17, 2025, Mr. Bayardo was promoted to President and Chief Operating Officer, with Mr. Williams remaining Chairman and Chief Executive Officer, and Mr. Rodney C. Reed was appointed Senior Vice President and Chief Financial Officer.

(2)

The amounts reported in this column represent the aggregate grant date fair value of stock awards granted in the relevant year compiled in accordance with FASB Topic 718, excluding forfeiture estimates. Refer to the Company’s 2024 annual report, Financial Report to Stockholders for all relevant valuation assumptions used to determine the grant date fair value of the stock awards included in this column.

(3)

The amounts reported in this column represent the aggregate grant date fair value of option awards granted in the relevant year compiled in accordance with FASB Topic 718, excluding forfeiture estimates. Refer to the Company’s 2024 annual report, Financial Report to Stockholders for all relevant valuation assumptions used to determine the grant date fair value of option awards included in this column.

(4)

The amounts shown in this column represent the value of the annual cash bonus awards under the Company’s 2024 annual incentive plan. The consolidated Adjusted EBITDA, consolidated level working capital, and Energy Products and Services Adjusted EBITDA targets were not fully met, while the consolidated Safety performance and Energy Equipment Adjusted EBITDA objectives were exceeded. The NEOs received the foregoing incentive compensation bonus payouts for 2024 as a result.

(5)	The amounts include:
a)

The Company’s cash contributions for 2024 under the Company’s 401k Plan, a defined contribution plan, on behalf of Mr. Williams - $17,250; Mr. Bayardo - $17,250; Mr. Rovig - $13,054; Mr. Livingston - $13,023; and Mr. Weinstock - $17,250;

b)

The Company’s cash contributions for 2024 under the NDCP, a defined contribution plan, on behalf of Mr. Williams - $0; Mr. Bayardo - $19,000; Mr. Rovig - $16,946; Mr. Livingston - $14,374; and Mr. Weinstock - $9,044; and

c)

The cost to the Company of airfare for spouses in relation to an off-site meeting of the Board in February 2024, on behalf of Mr. Williams - $7,691; Mr. Bayardo - $6,425; Mr. Rovig - $9,136; and Mr. Livingston - $8,519.

The following table provides information concerning stock options, restricted stock awards and restricted stock units granted to Named Executive Officers during the fiscal year ended December 31, 2024. The Company did not grant any stock appreciation rights to the Named Executive Officers during the year ended December 31, 2024.

Grants of Plan-Based Awards

Name	Grant Date	Estimated Possible Payouts Under Non- Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#) (3)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards (per share)	Grant Date Fair Value of Stock and Option Awards
		Threshold ($) (1)	Target ($) (1)	Maximum ($) (1)	Threshold (#) (2)	Target (#) (2)	Maximum (#) (2)
Clay C. Williams	2024	$130,000	$1,300,000	$2,600,000
	2024				128,425	256,849	513,698				$5,113,479
	2024							128,425			$2,250,006
	2024								284,450	$17.52	$2,246,330
Jose A. Bayardo	2024	$61,625	$616,250	$1,232,500
	2024				39,955	79,909	159,818				$1,590,869
	2024							39,954			$699,994
	2024								88,496	$17.52	$698,862
Joseph W. Rovig	2024	$51,000	$510,000	$1,020,000
	2024				27,112	54,224	108,448				$1,079,517
	2024							27,112			$475,002
	2024								60,051	$17.52	$474,229
Scott B. Livingston	2024	$46,750	$467,500	$935,000
	2024				21,404	42,808	85,616				$852,244
	2024							21,404			$374,998
	2024								47,408	$17.52	$374,386
Craig L. Weinstock	2024	$48,025	$480,250	$960,500
	2024				24,258	48,516	97,032				$965,882
	2024							24,258			$425,000
	2024								53,729	$17.52	$424,303

(1)	Represents the range of possible payouts under our annual incentive compensation plan.
(2)

On February 6, 2024, the Compensation Committee approved the 2024 Performance Share Award Grant. The performance share awards can be earned by the executives only by performance against established goals and vest three years from the grant date. The performance share awards are divided into two independent parts that are subject to two separate performance metrics: 85% in value based on the Company’s TSR (total shareholder return) goal; and 15% in value based on the Company’s internal NVA goal (returns on capital metric).

(3)

On February 6, 2024, the Compensation Committee approved a grant of restricted stock units to these Named Executive Officers pursuant to the NOV Inc. Long-Term Incentive Plan. The restricted stock units granted by the Company to its Named Executive Officers vest in three equal annual installments commencing on the first anniversary of the date of grant, provided that such Named Executive Officer remains continuously employed with the Company during such period.

Exercises and Holdings of Previously-Awarded Equity Disclosure

The following table provides information regarding outstanding awards that have been granted to Named Executive Officers where the ultimate outcomes of such awards have not been realized, as of December 31, 2024.

Outstanding Equity Awards at Fiscal Year-End

				Option Award			Stock Award
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) (1)
Clay C. Williams		284,450	(2)		$17.52	2/7/34
	76,923	153,846	(3)		$21.76	2/24/33
	228,000	114,000	(4)		$16.73	2/16/32
	375,659				$15.00	2/23/31
	366,638				$20.23	2/26/30
	313,187				$28.72	2/28/29
	339,642				$35.09	2/29/28
	289,920				$38.86	2/23/27
	232,558				$28.24	2/25/26
	310,053				$54.74	2/26/25
									255,529	(5)	$3,730,723
									42,588	(6)	$621,785
									206,801	(7)	$3,019,295
									68,934	(8)	$1,006,436
									256,849	(9)	$3,749,995
									128,425	(10)	$1,875,005
Jose A. Bayardo		88,496	(2)		$17.52	2/7/34
	23,931	47,864	(3)		$21.76	2/24/33
	72,000	36,000	(4)		$16.73	2/16/32
	118,629				$15.00	2/23/31
	115,780				$20.23	2/26/30
	98,901				$28.72	2/28/29
	107,256				$35.09	2/29/28
	118,260				$38.86	2/23/27
	224,215				$28.24	2/25/26
									80,693	(5)	$1,178,118
									13,449	(6)	$196,355
									64,338	(7)	$939,335
									21,446	(8)	$313,112
									79,909	(9)	$1,166,671
									39,954	(10)	$583,328

				Option Award			Stock Award
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) (1)
Joseph W. Rovig		60,051	(2)		$17.52	2/7/34
	16,239	32,479	(3)		$21.76	2/24/33
	48,000	24,000	(4)		$16.73	2/16/32
	79,086				$15.00	2/23/31
	77,187				$20.23	2/26/30
	65,934				$28.72	2/28/29
	71,504				$35.09	2/29/28
	53,220				$38.86	2/23/27
	49,826				$28.24	2/25/26
	74,200				$54.74	2/26/25
									53,796	(5)	$785,422
									8,966	(6)	$130,904
									43,658	(7)	$637,407
									14,552	(8)	$212,459
									54,224	(9)	$791,670
									27,112	(10)	$395,835
Scott B. Livingston		47,408	(2)		$17.52	2/7/34
	3,846	7,692	(3)		$21.76	2/24/33
	12,000	6,000	(4)		$16.73	2/16/32
	19,772				$15.00	2/23/31
	17,367				$20.23	2/26/30
	14,835				$28.72	2/28/29
	15,615				$35.09	2/29/28
	39,240				$34.32	12/21/27
	14,790				$38.86	2/23/27
	25,900				$54.74	2/26/25
									—		—
									6,724	(6)	$98,170
									—		—
									10,340	(8)	$150,964
									42,808	(9)	$624,997
									21,404	(10)	$312,498
Craig L. Weinstock		53,729	(2)		$17.52	2/7/34
	14,530	29,060	(3)		$21.76	2/24/33
	43,200	21,600	(4)		$16.73	2/16/32
	71,178				$15.00	2/23/31
	69,468				$20.23	2/26/30
	59,341				$28.72	2/28/29
	64,353				$35.09	2/29/28
	65,050				$38.86	2/23/27
	109,529				$28.24	2/25/26

			Option Award			Stock Award
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) (1)
	54,700			$54.74	2/26/25
								48,416	(5)	$706,874
								8,069	(6)	$117,807
								39,063	(7)	$570,320
								13,020	(8)	$190,092
								48,516	(9)	$708,334
								24,258	(10)	$354,167

(1)	Calculations using the $14.60 the closing price of the Company’s common stock on December 31, 2024, the last trading day of the year.
(2)	2024 Stock Option Grant - Stock options vest at the rate of 33 1/3% per year, with vesting dates of 2/6/2025, 2/6/2026, and 2/6/2027.
(3)	2023 Stock Option Grant - Stock options vest at the rate of 33 1/3% per year, with vesting dates of 2/23/2024, 2/23/2025, and 2/23/2026.
(4)	2022 Stock Option Grant - Stock options vest at the rate of 33 1/3% per year, with vesting dates of 2/15/2023, 2/15/2024, and 2/15/2025.
(5)

2022 Performance Share Award Grant – The performance share awards will be earned by the executives only by performance against established goals and vest three years from the grant date. The performance share awards are divided into two independent parts that are subject to two separate performance metrics: 85% in value based on the Company’s TSR (total shareholder return) goal; and 15% in value based on the Company’s internal NVA goal (returns on capital metric). The TSR portion of the award is based on the Company’s TSR performance as measured against the TSR of the constituents of the OSX Index over a three-year performance period. The NVA portion of the award is based on the Company’s improvement in NVA from the beginning of the three-year performance period until the end of the performance period. NVA shall be calculated as an amount equal to the Company’s (a) gross cash earnings less (b) average gross operating assets times an amount equal to a required return on assets.

(6)

2022 Grant of Restricted Stock Awards – The restricted stock awards granted by the Company to its Named Executive Officers shall in three equal annual installments commencing on the first anniversary of the date of grant, provided that such executive officer remains continuously employed with the Company during such period.

(7)

2023 Performance Share Award Grant – The performance share awards will be earned by the executives only by performance against established goals and vest three years from the grant date. The performance share awards are divided into two independent parts that are subject to two separate performance metrics: 85% in value based on the Company’s TSR (total shareholder return) goal; and 15% in value based on the Company’s internal NVA goal (returns on capital metric). The TSR portion of the award is based on the Company’s TSR performance as measured against the TSR of the constituents of the OSX Index over a three-year performance period. The NVA portion of the award is based on the Company’s improvement in NVA from the beginning of the three-year performance period until the end of the performance period. NVA shall be calculated as an amount equal to the Company’s (a) gross cash earnings less (b) average gross operating assets times an amount equal to a required return on assets.

(8)

2023 Grant of Restricted Stock Units – The restricted stock units granted by the Company to its executive officers shall in three equal annual installments commencing on the first anniversary of the date of grant, provided that such executive officer remains continuously employed with the Company during such period.

(9)

2024 Performance Share Award Grant – The performance share awards will be earned by the executives only by performance against established goals and vest three years from the grant date. The performance share awards are divided into two independent parts that are subject to two separate performance metrics: 85% in value based on the Company’s TSR (total shareholder return) goal; and 15% in value based on the Company’s internal NVA goal (returns on capital metric). The TSR portion of the award is based on the Company’s TSR performance as measured against the TSR of the constituents of the OSX Index over a three-year performance period. The NVA portion of the award is based on the Company’s improvement in NVA from the beginning of the three-year performance period until the end of the performance period. NVA shall be calculated as an amount equal to the Company’s (a) gross cash earnings less (b) average gross operating assets times an amount equal to a required return on assets.

(10)

2024 Grant of Restricted Stock Units – The restricted stock units granted by the Company to its executive officers shall in three equal annual installments commencing on the first anniversary of the date of grant, provided that such executive officer remains continuously employed with the Company during such period.

The following table provides information on the amounts received by the Named Executive Officers during 2024 upon exercise of stock options or vesting of stock awards.

Option Exercises and Stock Vested

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Clay C. Williams	0	$0	342,981	$5,994,658
Jose A. Bayardo	0	$0	108,148	$1,890,262
Joseph W. Rovig	0	$0	72,227	$1,262,386
Scott B. Livingston	0	$0	19,394	$337,593
Craig L. Weinstock	0	$0	64,966	$1,135,488

2024 Pension Benefits Table

Name	Plan Name	Number of Years Credited Service	Present Value of Accumulated Benefit	Payments During Fiscal Year
Clay C. Williams	Varco SERP	9.75	$1,114,448	0

Assumptions:

•	Measurement Date: December 31, 2024

•	Interest Rate for Present Value: 4.90%

•	Assumed Retirement Age: the earliest unreduced retirement age at age 65

•	Mortality: None

•	Form of Payment: Ten years certain

•	All other assumptions, data and plan provisions are based on the ASC 715 year-end disclosure for fiscal year ending December 31, 2024

•	Service in column (c) reflects plan freeze as of December 31, 2005

Post-Employment Compensation

The following table provides information on nonqualified deferred compensation provided under the NDCP to the Named Executive Officers during the fiscal year ended December 31, 2024. For a more detailed discussion, see the section titled “Compensation Discussion and Analysis – Retirement, Health and Welfare Benefits.”

Nonqualified Deferred Compensation

Name	Executive Contributions in Last FY ($)(1)	Registrant Contributions in Last FY ($)(2)	Aggregate Earnings in Last FY ($)(3)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)
Clay C. Williams	$0	$0	$856,285	$0	$4,299,893
Jose A. Bayardo	$36,250	$19,000	$146,164	$0	$1,021,621
Joseph W. Rovig	$60,000	$16,946	$165,899	$0	$2,286,038
Scott B. Livingston	$175,216	$14,374	$230,060	$0	$1,826,469
Craig L. Weinstock	$22,600	$9,044	$45,974	$0	$359,613

(1)

Executive contributions were from the executive’s salary or incentive compensation payments and are included in the Summary Compensation Table under the “Salary” column and in some cases under “Non-Equity Incentive Plan Compensation” column.

(2)	Registrant contributions are included in the Summary Compensation Table under the “All Other Compensation” column.
(3)	Aggregate earnings reflect the returns of the investment funds selected by the executives and are not included in the Summary Compensation Table.

Employment Contracts and Termination of Employment and Change-in-Control Arrangements

Employment Agreements

The Company entered into executive employment agreements with Messrs. Williams, Bayardo, Rovig, and Weinstock on December 4, 2023, and with Mr. Livingston on January 24, 2024, which were in effect as of December 31, 2024 and are further described below.

Under the employment agreements, Messrs. Williams, Bayardo, Rovig, Livingston, and Weinstock are provided an annual base salary. The employment agreements also entitle each executive to receive an annual bonus and to participate in the Company’s incentive, savings, and retirement plans. The employment agreements have a fixed term of three years, after which time employment will be at-will. The employment agreements do not have change-in-control or excise tax gross-up provisions. The employment agreements address the vesting of options, time-based restricted stock, or restricted stock units and/or performance awards in the event of a termination due to death or disability.

In addition, the employment agreements contain certain termination provisions. If the employment relationship is terminated by the Company for any reason other than:

•	voluntary termination by the executive;

•	termination for cause (as defined below);

•	death; or

•	disability (as defined below);

or if the employment relationship is terminated by the executive for Good Reason, as defined below, the executive is entitled to receive:

(A) the executive’s accrued base salary through the date of termination, the executive’s annual bonus for the year prior to termination, assuming the applicable performance goals have been met and such bonus remains unpaid, and accrued and unpaid vacation pay, (B) an amount equal to two times the sum of (i) the executive’s base salary and (ii) a percentage of the executive’s base salary (which percentages for each executive are as follows: Mr. Williams – 125%, Messrs. Bayardo, Rovig, Livingston, and Weinstock – 80%) and (C) an amount equal to the annual bonus payable in the year of termination, such bonus to be prorated and based on actual Company performance. The cash severance payment will be paid in 12 monthly installments. Furthermore, in such event, the executive shall also be entitled to continuation of health benefits for two years (or the executive may elect to participate in the Company’s Retiree Medical Plan), the executive’s stock options will continue to vest under the terms of the award for a period of up to three years plus 90 days, the executive’s unvested time-based restricted stock or restricted stock units shall be 100% vested, and the executive’s unvested performance awards will continue until the original vesting date on a prorated basis.

Under the employment agreements, termination by the executive for “Good Reason” means:

•

a material diminution in the executive’s authority, duties, or responsibilities as contemplated by Section 2(a) of the employment agreement (generally, a diminution in position, other than a diminution resulting from the executive’s incapacity due to physical or mental illness) excluding for this purpose an isolated, insubstantial, or inadvertent action not taken in bad faith and which is remedied by the Company promptly after receipt of notice thereof given by the executive;

•

any action or inaction that constitutes a material breach by the Company of any of the provisions of Section 2(b) of the employment agreement (generally, a material reduction in the executive’s compensation or benefits, other than a reduction in the executive’s compensation as a result of the executive’s failure to comply with the Company’s stock ownership guidelines, if applicable); or

•

the Company’s requiring the executive to be based at any office or location other than as provided in Section 2(a)(i)(B) of the employment agreement (generally, a relocation in excess of 75 miles from the executive’s current work location, other than a change in the Company’s corporate headquarters) or the Company’s requiring the executive to travel on Company business to a substantially greater extent than required to properly discharge his or her duties; or

•	any purported termination by the Company of the executive’s employment otherwise than as expressly permitted by the employment agreement; or

•

any failure by the Company to comply with and satisfy Section 8(c) of the employment agreement (generally, failure by the Company to obtain agreement from any successor to the Company to assume and perform the employment agreement).

Under the employment agreement, “Cause” means:

•

the willful and continued failure of the executive to perform substantially the executive’s duties with the Company or one of its affiliates (other than any such failure resulting from the executive’s incapacity due to physical or mental illness), after a written demand for substantial performance is delivered to the executive by the Board or the Chief Executive Officer which specifically identifies the manner in which the Board or the Chief Executive Officer of the Company believes that the executive has not substantially performed the executive’s duties,

•

the willful engaging by the executive in illegal conduct or gross misconduct which is materially and demonstrably injurious to the Company or one of its affiliated companies. For purposes of this provision, no act, or failure to act, on the part of the executive shall be considered “willful” unless it is done, or omitted to be done, by the executive in bad faith or without reasonable belief that the executive’s action or omission was in the best interests of the Company and its affiliates. Any act, or failure to act, based upon authority given pursuant to a resolution duly adopted by the Board or upon the instructions of the Chief Executive Officer or of a senior officer of the Company or based upon the advice of counsel for the Company shall be conclusively presumed to be done, or omitted to be done, by the executive in good faith and in the best interests of the Company and its affiliates;

•	the executive being convicted of or a plea of nolo contendere to the charge of a felony;

•	a material breach of the employment agreement by the executive; or

•	a material breach of the Company’s code of conduct or ethics policies by the executive.

Under the employment agreement, “Disability” means:

•

Disability has the meaning provided in the Company’s long-term disability plan. If the executive is not eligible for the Company’s long-term disability plan, any determination of disability shall be made by the Company based on the definition of disability provided in the Company’s long-term disability plan.

The employment agreements also contain customary non-competition, non-solicitation, and non-disparagement provisions.

Severance Plan and Severance Agreements

The Company maintains an Executive Severance Plan (the “Severance Plan”), in which Mr. Livingston is a participant. Messrs. Williams, Bayardo, Rovig, and Weinstock are not participants in the Executive Severance Plan, as they are party to legacy severance agreements. These legacy severance agreements only become effective in the event the executive’s employment agreement expires and is not replaced by a new employment agreement. The Severance Plan and the severance agreements do not have excise tax gross-up provisions.

Payments under the severance agreements or the Severance Plan are generally triggered if the employment relationship is terminated by the Company without Cause (as described below) or if the employment relationship is terminated by the employee for Good Reason (as defined below). Under both the severance agreements and the Severance Plan, the executive is entitled to the following: (a) the executive’s accrued base salary through the date of termination, the executive’s annual bonus for the year prior to termination, assuming the applicable performance goals have been met and such bonus remains unpaid, and accrued and unpaid vacation pay; (b) an amount equal to one times the sum of (i) the executive’s base salary and (ii) a percentage of the executive’s base salary (which percentages for each executive are as follows: Mr. Williams – 125%; Messrs. Bayardo and Rovig – 80%; Mr. Livingston – his then-current target bonus percentage; and Mr. Weinstock – 75%); and (c) any time-based restricted stock held by the executive and not already vested shall be 100% vested.

Below is a comparison of certain definitions under the severance agreements and the Severance Plan.

	Severance Agreements	Severance Plan
Definition of Good Reason

“Good Reason” means:

(A) a material diminution in the Executive’s authority, duties, or responsibilities (other than any such diminution resulting from the executive’s incapacity due to physical or mental illness) excluding for this purpose an isolated, insubstantial or inadvertent action not taken in bad faith and which is remedied by the Company promptly after receipt of notice thereof given by the executive;

(B) a material reduction in the executive’s annual base salary (other than a reduction in the executive’s annual base salary as a result of the executive’s failure to comply with the Company’s stock ownership guidelines, if applicable);

(C) the Company’s requiring the Executive to be based at any office or location more than 75 miles from the location where the Executive was employed immediately preceding the date of the severance agreement (other than as a result of a change in the Company’s corporate headquarters) or the Company’s requiring the Executive to travel on Company business to a substantially greater extent than required to properly discharge his or her duties; or

(D) any failure by the Company to comply with and satisfy Section 7(c) of the severance agreement (generally, failure by the Company to obtain agreement from any successor to the Company to assume and perform the severance agreement).

“Good Reason” means:

(A) a material diminution in the Participant’s annual base salary;

(B) a change in the location of the Participant’s principal place of employment by fifty (50) miles or more from the location where he or she was principally employed (other than a change in the Company’s headquarters); or

(C) absent a change in control, if the Participant is moved to a position within the Company that is not a comparable job, or in the event of a change in control, there is a material reduction in the nature or scope of the Participant’s authorities, powers, functions, responsibilities, or duties attached to the position or positions with the Company which the Participant held immediately prior to the specified period related to the change in control.

Definition of Cause

“Cause” means:

(i) the willful and continued failure of the Executive to perform substantially the Executive’s duties with the Company or one of its affiliates (other than any such failure resulting from the executive’s incapacity due to physical or mental illness), after a written demand for substantial performance is delivered to the Executive by the Board or the Chief Executive Officer of the Company which specifically identifies the manner in which the Board or Chief executive Officer believes that the Executive has not substantially performed the Executive’s duties,

“Cause” means a Participant has:

(i) engaged in gross negligence or willful misconduct in the performance of participant’s duties and responsibilities respecting Participant’s position with the Company or one of its affiliates;

(ii) the willful engaging by the Executive in illegal conduct or gross misconduct which is materially and demonstrably injurious to the Company or one of its affiliated companies. For purposes of this provision, no act, or failure to act, on the part of the Executive shall be considered “willful” unless it is done, or omitted to be done, by the Executive in bad faith or without reasonable belief that the Executive’s action or omission was in the best interests of the Company and its affiliates. Any act, or failure to act, based upon authority given pursuant to a resolution duly adopted by the Board or upon the instructions of the Chief Executive Officer or of a senior officer of the Company or based upon the advice of counsel for the Company shall be conclusively presumed to be done, or omitted to be done, by the Executive in good faith and in the best interests of the Company and its affiliates;

(iii) the Executive being convicted of or a plea of nolo contendere to the charge of a felony;

(iv) a material breach of this Agreement by the Executive; or

(v) a material breach of the Company’s code of conduct or ethics policies by the Executive.

The definition of “Cause” set forth in the severance agreements is substantially similar to the definition of “Cause” under the employment agreements.

(ii) willfully refused, without proper legal reason, to perform the duties and responsibilities respecting Participant’s position with the Company or one of its affiliates;

(iii) materially breached the Company’s code of conduct or business ethics policy for employees;

(iv) engaged in conduct that Participant knows or should know is materially injurious to the Company or one of its affiliates;

(v) been convicted of or entered into a plea of no contest or equivalent to a felony or a misdemeanor involving moral turpitude; or

(vi) engaged in an act of dishonest or impropriety which materially impairs participant’s effectiveness in participant’s position with the Company.

The severance agreements and the Severance Plan also contain customary non-competition, non-solicitation, and non-disparagement provisions.

Additionally, the Company’s stock option agreements, restricted stock unit agreements, and performance award agreements provide for full vesting of unvested outstanding options and restricted stock units, respectively, in the event of a change of control of the Company and a change in the holder’s responsibilities following a change of control.

Indemnification Agreements

On May 17, 2023, the Company entered into indemnification agreements with each of its directors and executive officers. New directors and officers since such time have also entered into these agreements. The indemnification agreements require the Company to indemnify the Company’s directors and officers, to the fullest extent permitted by law, for certain expenses, including attorneys’ fees, judgments, penalties, fines, and settlement amounts actually and reasonably incurred in any action or proceeding arising out of or related to their services as one of the Company’s directors or officers or as a director or officer of any other company or enterprise to which the person provides services at the Company’s request.

Other Agreements with Clay C. Williams

In addition to the rights and benefits provided to Mr. Williams under his executive employment agreement and severance agreement, Mr. Williams is also entitled to certain benefits pursuant to the following plans:

Varco Supplemental Executive Retirement Plan. Mr. Williams was a participant in the Amendment and Restatement of the Supplemental Executive Retirement Plan of Varco International, Inc. (the “Amended SERP”) which was assumed by the Company as a result of the merger with Varco International, Inc. (the “Merger”). The Amended SERP provides for retirement, death, and disability benefits, payable over ten years. The annual benefit amount is generally equal to 50% of the average of a participant’s highest five calendar years of base salary, or if greater, in the case of a change of control that occurs prior to January 1, 2006 (which occurred as a result of the Merger), 50% of the average salary in effect since January 2001. This annual benefit is subject to a service reduction in the event the participant retires or his employment is terminated prior to reaching age 65 (excluded from this reduction are terminations following a change in control).

Mr. Williams is currently fully vested in the benefits provided by the Amended SERP. Based on historical earnings and presuming normal retirement at age 65, Mr. Williams would be entitled to an annual benefit of approximately $159,000.

Amendment and Restatement of the Varco Executive Retiree Medical Plan. Mr. Williams was a participant in the Amendment and Restatement of the Varco International, Inc. Executive Retiree Medical Plan which was assumed by the Company as a result of the Merger (the “Medical Plan”). Upon and following (a) certain retirements of a participant at or after age 55, (b) the death or disability of a participant, or (c) terminations of a participant prior to age 55 (but benefits are not payable until age 55), the participant, his spouse and dependent children shall be provided the medical, dental, vision and prescription drug benefits that are then provided to the Company’s executive officers. These Medical Plan benefits are, however, conditioned upon the Company’s receipt of a monthly cash contribution in an amount not greater than that paid by the executive officers for similar benefits, and, in certain circumstances, the participant having achieved ten years of service with the Company or any of its predecessor companies prior to retirement or termination of employment.

Mr. Williams is currently fully vested in the benefits provided by the Medical Plan.

Potential Payments Upon Termination Under the Employment Agreements, Severance Agreements, and Severance Plan

The Company has entered into certain agreements and maintains certain plans that will require the Company to provide compensation to the Named Executive Officers if: (a) the Company terminates the executive’s employment with the Company other than for “Cause” (as defined in the employment agreement or severance agreement), death or disability; or (b) the executive terminates his employment with the Company for “Good Reason” (as defined in the employment agreement, severance agreement, or Severance Plan), both events hereinafter referred to as “Termination.”

The Company’s Compensation Committee believes the payment and benefit levels provided to its Named Executive Officers under their employment agreements, severance agreements, and/or the Severance Plan upon Termination should correspond to the level of responsibility and risk assumed by the Named Executive Officer. Thus, the payment and benefit levels for Messrs. Williams, Bayardo, Rovig, Livingston, and Weinstock are based on their levels of responsibility and market considerations at the time the Company entered into the relevant agreements.

The amount of compensation payable to each Named Executive Officer in each situation is listed in the tables below.

The following table describes the potential executive benefits and payments upon termination under the Employment Agreements to each Named Executive Officer as of December 31, 2024.

Executive Benefits/Payments under the Employment Agreement (1)

	Clay C. Williams	Jose A. Bayardo	Joseph W. Rovig	Scott B. Livingston	Craig L. Weinstock
Cash Severance (2)	$4,500,000	$2,610,000	$2,160,000	$1,980,000	$2,034,000
Continuing medical benefits (3)	$43,073	$32,440	$50,503	$28,245	$24,309
Value of Unvested Stock Options (4)	$0	$0	$0	$0	$0
Value of Unvested Time-Based Restricted Stock (5)	$3,503,226	$1,092,795	$739,198	$561,633	$662,066
Value of Unvested Performance Awards (6)	$10,500,013	$3,284,124	$2,214,499	$624,997	$1,985,527
Total (7)	$18,546,313	$7,019,359	$5,164,200	$3,194,875	$4,705,902

(1)

The table describes the potential executive benefits and payments upon termination under the Employment Agreements to each Named Executive Officer as of December 31, 2024. Assumes the employment relationship is terminated by the Company for reasons other than for “Cause” (as defined in the employment agreement), death, “Disability” (as defined in the employment agreement), or by the executive for “Good Reason” (as defined in the employment agreement). For purposes of this analysis, we used the executive’s base salary as of December 31, 2024. The value of unvested stock options, restricted stock awards, restricted stock units, and performance awards is based on a share price of $14.60, the Company’s closing stock price on December 31, 2024.
(2)

Cash severance is an amount equal to two times the sum of (a) the executive’s base salary and (b) a percentage of the executive’s base salary (Williams – 125%, Bayardo – 80%, Rovig – 80%, Livingston – 80%, Weinstock – 80%).

(3)	Value of post-employment continuation of benefits for 24 months following Termination.
(4)

Unvested stock options will continue to vest for a period of up to three years following the date of Termination, while unexercised options will expire at either expiration date or 90 days after the three-year anniversary of the date of Termination.

(5)	Unvested time-based restricted stock and restricted stock units will be 100% vested upon Termination.
(6)

Awards will continue according to their terms through the end of the original performance period but be prorated for employment during the three-year performance period. For purposes hereof, we have assumed that the awards vest at target (100%) at the end of the performance period.

(7)

“Accrued Obligations” (as defined in the employment agreement), as well as the prorated annual bonus for the year of termination, are not included in the table above as they are not able to be determined ahead of termination. Accrued Obligations consist of accrued base salary through the date of termination, the executive’s annual bonus for the year prior to termination, assuming the applicable performance goals have been met and such bonus remains unpaid, and accrued and unpaid vacation pay.

The following table describes the potential executive benefits and payments upon termination under the Severance Agreements or the Severance Plan to each Named Executive Officer as of December 31, 2024.

Executive Benefits/Payments under the Severance Agreements or Severance Plan (1)

	Clay C. Williams	Jose A. Bayardo	Joseph W. Rovig	Scott B. Livingston	Craig L. Weinstock
Cash Severance (2)	$2,250,000	$1,305,000	$1,080,000	$1,017,500	$988,750
Value of Unvested Time-Based Restricted Stock (3)	$3,503,226	$1,092,795	$739,198	$561,633	$662,066
Total (4)	$5,753,226	$2,397,795	$1,819,198	$1,579,133	$1,650,816

(1)

The table describes the potential executive benefits and payments upon termination under the severance agreements to Messrs. Williams, Bayardo, Rovig, and Weinstock and under the Severance Plan to Mr. Livingston as of December 31, 2024. Assumes the employment relationship is terminated by the Company for reasons other than for “Cause” (as defined in the severance agreement or Severance Plan), death, disability, or by the executive for “Good Reason” (as defined in the severance agreement or Severance Plan). For purposes of this analysis, we used the executive’s base salary as of December 31, 2024. The value of restricted stock is based on a share price of $14.60, the Company’s closing stock price on December 31, 2024.

(2)

Cash severance is an amount equal to one times the sum of (a) the executive’s base salary and (b) a percentage of the executive’s base salary (Williams – 125%, Bayardo – 80%, Rovig – 80%, Livingston – 85%, Weinstock – 75%).

(3)	Unvested time-based restricted stock and restricted stock units will be 100% vested upon Termination.
(4)

“Accrued Obligations” (as defined in the severance agreement) are not included in the table above as they are not able to be determined ahead of termination. Accrued Obligations consist of accrued base salary through the date of termination, the executive’s annual bonus for the year prior to termination, assuming the applicable performance goals have been met and such bonus remains unpaid, and accrued and unpaid vacation pay.

Except as otherwise provided herein, in the event of a Company termination of an executive’s employment for “Cause” (as defined in the employment agreement, severance agreement, or the Severance Plan), death or disability or the executive’s voluntary termination of his employment with the Company (not for “Good Reason” (as defined in the employment agreement, severance agreement, or Severance Plan)), no extra benefits are payable by the Company to the executive as a result of any such events.

CEO Pay Ratio
As required by Item 402(u) of Regulation
S-K,
we are providing the following information about the relationship of the median of the annual total compensation of our employees and the annual total compensation of Mr. Clay C. Williams, our Chief Executive Officer (“
CEO
”):
For 2024, our last completed fiscal year:

•	the median of the annual total compensation of all employees of our company (other than our CEO), was $61,260; and

•	the annual total compensation of our CEO was $11,974,375.
Based on this information, for 2023 the ratio of the annual total compensation of Mr. Clay C. Williams, our Chief Executive Officer, to the median of the annual total compensation of all employees was 195 to 1.
The annual total compensation of the Company’s CEO as reported above is the amount reported in the Summary Compensation Table. As detailed in footnote 2 to the Summary Compensation Table, this amount includes the aggregate grant date fair value of equity grants made to the Company’s CEO but does not reflect the value of equity awards actually earned by the Company’s CEO.
Pay Versus Performance
As required by Item 402(v) of Regulation
S-K,
we are providing the following information regarding the relationship between “compensation actually paid” to our CEO and other named executive officers (“
Other NEOs
”) and our financial performance for each of the last five completed fiscal years. Compensation actually paid, as determined under SEC requirements, does not reflect the actual amount of compensation earned by or paid to our named executive officers during a covered fiscal year. The table below shows “total compensation” and “average total compensation” as reported in our Summary Compensation Tables for each indicated fiscal year for our CEO and Other NEOs, respectively. For further information concerning the Company’s pay-for-performance
philosophy and how the Company aligns executive compensation with the Company’s performance, refer to the Compensation Discussion and Analysis.

Year	Summary Compensation Table Total Compensation for CEO(1)	Compensation Actually Paid to CEO(1)(2)	Average Summary Compensation Table Total Compensation for Other NEOs(1)	Average Compensation Actually Paid to Other NEOs(1)(2)	Value of Initial Fixed $100 Investment Based On:		Net Income (millions)	Company- Selected Performance Measure - Adjusted EBITDA (millions)
					Company Cumulative TSR	Peer Group Cumulative TSR(3)
2024	$11,974,375	-$667,510	$3,251,946	$786,738	$61.07	$104.88	$635	$1,110
2023	$12,975,182	$8,587,206	$3,749,384	$2,715,582	$83.44	$110.57	$993	$1,001
2022	$13,071,897	$22,507,848	$3,860,049	$6,094,879	$85.00	$103.26	$155	$679
2021	$11,325,137	$7,852,882	$3,136,479	$2,314,099	$54.58	$63.54	-$250	$229
2020	$11,035,255	-$191,686	$2,812,420	$275,683	$55.07	$56.61	-$2,542	$350

(1)
The CEO in each of 2024, 2023, 2022, 2021, and 2020 is Williams. Other NEOs included in average compensation calculations disclosed for 2024 include: Bayardo; Rovig; Livingston; and Weinstock. Other NEOs included in average compensation calculations disclosed for 2023, 2022, and 2021 include: Bayardo; Joseph; Rovig; and Shelton. Other NEOs included in average compensation calculations disclosed for 2020 include: Bayardo; Rovig; Weinstock; and Duff.

(2)
In the determination of the CEO’s and each Other NEO’s Compensation Actually Paid (“
CAP
”), the fair value of equity awards was computed in accordance with the Company’s methodology used for financial reporting purposes. To calculate CAP, the following amounts were deducted from and added to Summary Compensation Table (“
SCT
”) total compensation:

CEO SCT Total to CAP Reconciliation

Compensation Element	2024
Total Comp as Reported in SCT	$11,974,375
Pension/NQDC as Reported in SCT	-$100,640
Stock Awards as Reported in SCT	-$7,363,485

Compensation Element	2024
Option Awards as Reported in SCT	-$2,246,330
Pension Value for Current Year	$0
Adjusted Equity Values and Accrued Dividends*	-$2,931,430
Compensation Actually Paid (CAP)	-$667,510

*	Adjusted Equity Values and Accrued Dividends represents the year-over-year change in the fair value of equity awards to our CEO, as itemized in the table below.

Equity Award Detail	2024
Change in fair value from end of prior fiscal year to vesting date for previously granted awards - vested during the year	-$1,724,379
Change in fair value from end of prior fiscal year to end of current fiscal year for previously granted awards - unvested at year end	-$7,947,879
Fair value of equity awards at fiscal year-end for current year equity grants	$6,514,238
Dividends paid on unvested equity not otherwise included in total compensation for the covered fiscal year	$226,589
Total Equity Adjustments	-$2,931,430
Average Other NEO SCT Total to CAP Reconciliation

	2024
Compensation Element	Bayardo	Rovig	Livingston	Weinstock
Total Comp as Reported in SCT	$4,334,724	$3,213,966	$2,584,906	$2,864,187
Pension/NQDC as Reported in SCT	$0	$0	$0	$0
Stock Awards as Reported in SCT	-$2,290,863	-$1,554,520	-$1,227,242	-$1,390,882
Option Awards as Reported in SCT	-$698,862	-$474,229	-$374,386	-$424,303
Pension Value for Current Year	$0	$0	$0	$0
Adjusted Equity Values and Accrued Dividends**	-$937,008	-$717,264	$785,588	-$556,862
Compensation Actually Paid (CAP)	$417,991	$467,953	$1,768,866	$492,140
Average other NEO CAP	$786,738

**	Adjusted Equity Values and Accrued Dividends represents the average year-over-year change in the fair value of equity wards to our NEOs other than our CEO, as itemized in the table below.

Equity Award Detail	2024
Change in fair value from end of prior fiscal year to vesting date for previously granted awards - vested during the year	-$350,498
Change in fair value from end of prior fiscal year to end of current fiscal year for previously granted awards - unvested at year-end	-$1,481,596
Fair value of equity awards at fiscal year-end for current year equity grants	$1,429,513
Dividends paid on unvested equity not otherwise included in total compensation for the covered fiscal year	$46,195
Total Equity Adjustments	-$356,386

Pay Versus Performance Narrative
The following table identifies the three most important financial performance measures used by our Compensation Committee to link the compensation actually paid (“
CAP
”) to our CEO and Other NEOs in 2024.

Financial Performance Measures
Adjusted EBITDA
Relative TSR
NVA (NOV Value Added)
The following charts reflect how the CAP over the five-year period ended December 31, 2024 aligns to trends in the Company’s TSR, net income, and Adjusted EBITDA results over the same period. In addition, the chart titled “CAP vs. TSR” reflects that NOV’s TSR over this five-year period tracks the same general trend as the S&P Oil & Gas Equipment Select Industry Index (“
SPSIOS
”) over the same period, which index is the peer group used as a benchmark for NOV’s TSR. In 2020 and 2024, the negative CAP for our CEO and relatively low average compensation for our Other NEOs was primarily impacted by stock price depreciation. The increases in CAP between 2020 and 2021 and between 2021 and 2022, in each case, were primarily driven by improved stock price performance, in each case, as compared to the prior year period.

DIRECTOR COMPENSATION

Directors who are employees of the Company do not receive compensation for serving on the Board of Directors. The following table sets forth the compensation paid by the Company to its non-employee members of the Board of Directors for the year ended December 31, 2024.

Name	Fees Earned or Paid in Cash	Stock Awards (1)	Option Awards	Non- Equity Incentive Plan Comp	Change in Pension Value and Nonqualified Deferred Compensation Earnings	All Other Comp (2)	Total
Greg L. Armstrong	$140,000	$180,018	—	—	—	—	$320,018
Marcela E. Donadio	$130,000	$180,018	—	—	—	$613	$310,631
Ben A. Guill	$107,500	$180,018	—	—	—	$14,986	$302,504
David D. Harrison	$110,000	$180,018	—	—	—	$32,677	$322,695
Christian S. Kendall (3)	—	—	—	—	—	—	—
Eric L. Mattson	$112,500	$180,018	—	—	—	$5,882	$298,399
Patricia Martinez	$82,500	$180,018	—	—	—	—	$262,518
Patricia B. Melcher	$82,500	$180,018	—	—	—	—	$262,518
William R. Thomas	$120,000	$180,018	—	—	—	$13,104	$313,122
Robert S. Welborn	$117,500	$180,018	—	—	—	$16,566	$314,084

(1)

The aggregate number of outstanding restricted stock units as of December 31, 2024 for each director are as follows: Mr. Armstrong – 9,550; Ms. Donadio – 9,550; Mr. Guill – 9,550; Mr. Harrison – 9,550; Mr. Kendall – 0; Ms. Martinez – 9,550; Mr. Mattson – 9,550; Ms. Melcher – 9,550; Mr. Thomas – 9,550; and Mr. Welborn – 9,550. Ms. Donadio elected to defer her 2024 restricted stock unit grant under the Company’s Director Non-Qualified Deferred Compensation Plan, which shall be distributed upon her termination of service. The amounts reported reflect the value of the restricted stock units based on the closing stock price on the applicable grant date (May 15, 2024).

(2)

The figures in this column are comprised of the cost to the Company of certain medical, dental, and vision benefits provided and airfare for spouses in relation to an off-site meeting of the Board in February 2024.

(3)	Mr. Kendall began his Board service in December 2024 and did not receive his fees for his 2024 service until 2025.

Board Compensation

The Compensation Committee, with the consultation of Meridian, annually reviews the Company’s non-employee director compensation program. The Compensation Committee engaged Meridian to analyze and review its current director compensation program in November 2023 using the same peer group as the peer group used to benchmark executive compensation. Meridian’s analysis found that the Company’s total annual compensation for non-employee directors fell between the 25th percentile and the median, or 50th percentile, of the peer group.

Meridian’s analysis also determined that the retainers for the Company’s Committee Chairs and the Lead Director were at or above the peer group medium after moderate increases approved in November 2022. The Compensation Committee also reviewed the non-employee directors’ equity compensation and determined that the Company’s equity grant practices are in line with typical peer practices. The Compensation Committee determined to keep non-employee director compensation unchanged for 2024.

Members of the Company’s Board of Directors who are not full-time employees of the Company receive the following cash compensation, paid quarterly:

Annual Board Retainer	$100,000
Lead Director Retainer	$35,000
Annual Committee Chair Retainers
Audit Committee	$30,000
Compensation Committee	$20,000
Nominating and Governance Committee	$15,000
Annual Committee Member Retainers
Audit Committee	$10,000
Compensation Committee	$7,500
Nominating and Governance Committee	$5,000

Members of the Board are also eligible to receive stock options and awards, including restricted stock, performance awards, phantom shares, stock payments, or SARs under the NOV Inc. Long-Term Incentive Plan.

The Board approved the grant of 9,550 restricted stock units on May 15, 2024 to each non-employee director under the NOV Inc. Long-Term Incentive Plan. The restricted stock units vest 100% on the first anniversary of the date of the grant.

Changes to Non-Employee Director Compensation

On November 12, 2024, the Compensation Committee, with the consultation of Meridian, reviewed the Company’s non-employee director compensation program. After reviewing the results of Meridian’s analysis, the Compensation Committee approved for recommendation the following changes to the non-employee director compensation program in order to bring compensation levels closer to the median within the peer group: (a) increase the value of the annual equity award from $180,000 to $200,000; (b) increase the member retainer for the Compensation Committee from $7,500 to $8,750; and (c) increase the member retainer for the Nominating/Corporate Governance Committee from $5,000 to $7,500. On November 13, 2024, the Board unanimously approved these changes to non-employee director compensation to be effective as of January 1, 2025.

Director Non-Qualified Deferred Compensation Program

On April 10, 2017, the Board adopted the Company’s Director Non-Qualified Deferred Compensation Plan. The plan is a nonqualified deferred compensation plan and participation is completely voluntary. Under the plan, non-employee Directors are permitted to defer all or part of their board retainers and meeting fees and all the shares of common stock underlying their restricted stock when they vest. If a non-employee Director elects to defer his or her board retainers and meeting fees under the plan, then the Director may elect to have his or her deferred cash compensation accumulate under an interest-bearing account maintained by the Company or receive deferred NOV Inc. common stock in lieu of their cash compensation on a quarterly basis. In such case, each quarterly cash retainer/meeting fee would be converted to the equivalent value of deferred stock.

If a non-employee Director elects to defer receipt of the shares of common stock underlying his or her restricted stock when they vest, then those shares are retained as deferred stock under the plan. The deferred cash compensation will be held in an interest-bearing account. The account is credited quarterly with interest based on the one-year treasury rate. The rate is reset each year based on the first published day in January.

The deferred stock account and deferred restricted stock are credited quarterly with dividend equivalents based on the same dividend rate as the Company common stock. The dividend equivalents are converted into “phantom shares” at each dividend date based on the closing price of the Company’s stock. Dividend equivalents and phantom shares will be credited to the account and paid in cash at the time of distribution.

Directors may choose to have their distributions begin either (a) on a specific date, or (b) upon the termination of service, each as designated at the time a deferral election is filed. Distributions under the plan may be made in a single distribution or in annual installments over a one-to-five-year period as elected by the director. The deferred cash compensation will be paid in cash on the applicable distribution date. The deferred stock awards will be paid in the form of NOV stock on the applicable distribution date.

Ms. Donadio elected to defer her 2024 restricted stock unit grant under the plan.

Non-Employee Director Stock Ownership Guidelines

Under the Company’s stock ownership guidelines, each non-employee director must own Company stock equal to 6 times the directors’ annual cash retainer. For a discussion of the types of shares that count towards the ownership guidelines, please read “Compensation Discussion and Analysis—Stock Ownership Guidelines for Executives.” Except for Mr. Kendall, Ms. Martinez, and Ms. Melcher, each of whom joined the Board in 2024, all of the Company’s non-employee directors are currently in compliance with the Company’s stock ownership guidelines as of January 1, 2025.

STOCKHOLDER PROPOSALS FOR THE 2026 ANNUAL MEETING

If you wish to submit proposals to be included in our 2026 Proxy Statement, we must receive them on or before December 10, 2025. Please address your proposals to: Craig L. Weinstock, Senior Vice President, General Counsel, and Secretary, NOV Inc., 10353 Richmond Avenue, Houston, Texas 77042.

If you wish to submit proposals at the meeting that are not eligible for inclusion in the Proxy Statement, you must give written notice no earlier than November 10, 2025 and no later than December 10, 2025 to: Craig L. Weinstock, Senior Vice President, General Counsel, and Secretary, NOV Inc., 10353 Richmond Avenue, Houston, Texas 77042. If you do not comply with this notice provision, the proxy holders will be allowed to use their discretionary voting authority on the proposal when it is raised at the meeting. In addition, proposals must also comply with NOV’s bylaws and the rules and regulations of the SEC.

ANNUAL REPORT AND OTHER MATTERS

At the date this Proxy Statement went to press, we did not know of any other matters to be acted upon at the meeting other than the election of directors, ratification of the appointment of independent auditors, and approval on an advisory basis of the compensation of our named executive officers as discussed in this Proxy Statement. If any other matter is presented, proxy holders will vote on the matter in accordance with their best judgment.

NOV’s 2024 annual report on Form 10-K filed on February 14, 2025 is included in this mailing, but is not considered part of the proxy solicitation materials.

By order of the Board of Directors,

/s/ Craig L. Weinstock

Craig L. Weinstock
Senior Vice President, General Counsel and Secretary

Houston, Texas

April 9, 2024

APPENDIX I

AMENDED AND RESTATED NOV INC. LONG-TERM INCENTIVE PLAN

[See attached.]

NOV INC. LONG-TERM INCENTIVE PLAN

(as amended and restated as of May ~~24, 2022~~20, 2025)

SECTION 1. Purpose of the Plan.

The NOV Inc. Long-Term Incentive Plan (the “Plan”) is intended to promote the interests of NOV Inc., a Delaware corporation (the “Company”), by encouraging Employees, Consultants and Directors to acquire or increase their equity interest in the Company and to provide a means whereby they may develop a sense of proprietorship and personal involvement in the development and financial success of the Company, and to encourage them to remain with and devote their best efforts to the business of the Company, thereby advancing the interests of the Company and its stockholders. The Plan is also contemplated to enhance the ability of the Company and its Subsidiaries to attract and retain the services of individuals who are essential for the growth and profitability of the Company.

SECTION 2. Definitions.

As used in the Plan, the following terms shall have the meanings set forth below:

“Award” shall mean an Option, Restricted Stock, Performance Award, Phantom Share, Stock Payment, SAR, or Restricted Stock Unit.

“Award Agreement” shall mean any written or electronic agreement, contract, instrument or document evidencing any Award, which may, but need not, be executed or acknowledged by a Participant.

“Board” shall mean the Board of Directors of the Company, as constituted from time to time.

“Change of Control” means the occurrence of one of the following events: (a) a report is filed with the SEC on Schedule 13D or Schedule 14D-1 (or any successor schedule, form, or report), each as promulgated pursuant to the Exchange Act, disclosing that any “person” (as the term “person” is used in Section 13(d) or Section 14(d)(2) of the Exchange Act) is or has become a beneficial owner, directly or indirectly, of securities of the Company representing 35% or more of the combined voting power of the Company’s then outstanding securities; (b) the Company is merged or consolidated with another corporation and, as a result thereof, securities representing less than 50% of the combined voting power of the surviving or resulting corporation’s securities (or of the securities of a parent corporation in case of a merger in which the surviving or resulting corporation becomes a wholly-owned subsidiary of the parent corporation) are owned in the aggregate by holders of the Company’s securities immediately before such merger or consolidation; (c) all or substantially all of the assets of the Company are sold in a single transaction or a series of related transactions to a single purchaser or a group of affiliated purchasers; or (d) during any period of 24 consecutive months, individuals who were Directors at the beginning of the period cease to constitute at least a majority of the Board unless the election, or nomination for election by the Company’s shareholders, of more than one half of any new

Directors was approved by a vote of at least two-thirds of the Directors then still in office who were Directors at the beginning of the 24 month period.

Notwithstanding the foregoing provisions, to the extent that any payment or acceleration hereunder is subject to Section 409A of the Code as deferred compensation, the term Change of Control shall mean an event described in the foregoing definition of Change of Control that also constitutes a change in control event as defined in Treasury Regulation Section 1.409A-3(i)(5).

“Code” shall mean the Internal Revenue Code of 1986, as amended from time to time, and the rules and regulations thereunder.

“Committee” shall mean the administrator of the Plan in accordance with Section 3, and shall include reference to the Compensation Committee of the Board (or any other committee of the Board designated, from time to time, by the Board to act as the Committee under the Plan), the Board or subcommittee, as applicable.

“Consultant” shall mean any individual who is not an Employee or a member of the Board and who provides consulting, advisory or other similar services to the Company or a Subsidiary.

“Director” shall mean any member of the Board who is not an Employee.

“Employee” shall mean any employee of the Company or a Subsidiary or a parent corporation.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

“Fair Market Value” shall mean, as of any applicable date, the last reported sales price for a Share on the New York Stock Exchange (or such other national securities exchange which constitutes the principal trading market for the Shares) for the applicable date as reported by such reporting service approved by the Committee; provided, however, that if Shares shall not have been quoted or traded on such applicable date, Fair Market Value shall be determined based on the next preceding date on which they were quoted or traded, or, if deemed appropriate by the Committee, in such other manner as it may determine to be appropriate. In the event the Shares are not publicly traded at the time a determination of its Fair Market Value is required to be made hereunder, the determination of Fair Market Value shall be made in good faith by the Committee.

“Incentive Stock Option” or “ISO” shall mean an option granted under Section 6(a) of the Plan that is intended to qualify as an “incentive stock option” under Section 422 of the Code or any successor provision thereto.

“Non-Qualified Stock Option” or “NQO” shall mean an option granted under Section 6(a) of the Plan that is not intended to be an Incentive Stock Option.

“Option” shall mean an Incentive Stock Option or a Non-Qualified Stock Option.

“Participant” shall mean any Employee, Consultant or Director granted an Award under the Plan.

“Performance Award” shall mean any right granted under Section 6(c) of the Plan.

“Performance Criteria” shall mean the following business criteria with respect to the Company, any Subsidiary or any division, operating unit or product line: net earnings (either before or after interest, taxes, depreciation and/or amortization), sales, revenue, net income (either before or after taxes), operating profit, cash flow (including, but not limited to, operating cash flow and free cash flow), cash flow return on capital, return on net assets, return on stockholders’ equity, return on assets, return on capital, stockholder returns, return on sales, gross or net profit margin, customer or sales channel revenue or profitability, productivity, expense, margins, cost reductions, controls or savings, operating efficiency, customer satisfaction, corporate value measures (including, but not limited to, compliance, safety, environmental and personnel matters), working capital, strategic initiatives, economic value added, earnings per share, earnings per share from operations, price per share of stock, and market share, or any other performance measures and criteria as determined by the Committee, any of which may be measured either in absolute terms or as compared to any incremental increase or as compared to results of a peer group. The Committee will determine whether the foregoing criteria will be computed without recognition of (i) unusual, infrequently occurring, or nonrecurring events affecting the Company or its financial statements, or (ii) changes in applicable laws, regulations or accounting principles. Any Performance Criteria that are financial metrics, may be determined in accordance with United States Generally Accepted Accounting Principles (“GAAP”) or may be adjusted when established to include or exclude any items otherwise includable or excludable under GAAP.

“Person” shall mean individual, corporation, partnership, limited liability company, association, joint-stock company, trust, unincorporated organization, government or political subdivision thereof or other entity.

“Phantom Shares” shall mean an Award of the right to receive Shares, cash equal to the Fair Market Value of such Shares or any combination thereof, in the Committee’s discretion, which is granted pursuant to Section 6(d) of the Plan.

“Restricted Period” shall mean the period established by the Committee with respect to an Award during which the Award either remains subject to forfeiture, is subject to restrictions or is not exercisable by the Participant.

“Restricted Stock” shall mean any Share, prior to the lapse of restrictions thereon, granted under Section 6(b) of the Plan.

“Restricted Stock Unit” shall mean a bookkeeping unit that represents a right to receive Shares upon the completion of a vesting period and/or the satisfaction of a designated Performance Criteria, which shall be granted to a Participant pursuant to Section 6(f) of the Plan.

“Rule 16b-3” shall mean Rule 16b-3 promulgated by the SEC under the Exchange Act, or any successor rule or regulation thereto as in effect from time to time.

“SAR” shall mean a stock appreciation right granted under Section 6(e) of the Plan that entitles the holder to receive the excess of the Fair Market Value of a Share on the relevant date over the exercise price of such SAR, with the excess paid in cash and/or in Shares in the discretion of the Committee.

“SEC” shall mean the Securities and Exchange Commission or any successor thereto.

“Shares” or “Common Shares” or “Common Stock” shall mean the common stock of the Company, $0.01 par value, and such other securities or property as may become the subject of Awards under the Plan.

“Stock Payment” means (i) a payment in the form of Shares, or (ii) an option or other right to purchase Shares, as part of any bonus, deferred compensation or other arrangement, made in lieu of all or any portion of the compensation, granted pursuant to Section 6(g) of the Plan.

“Subsidiary” shall mean any entity (whether a corporation, partnership, joint venture, limited liability company or other entity) in which the Company owns a majority of the voting power of the entity directly or indirectly, except with respect to the grant of an ISO the term Subsidiary shall mean any “subsidiary corporation” of the Company as defined in Section 424 of the Code.

SECTION 3. Administration.

(a) The Committee. The Plan shall be administered by the Compensation Committee of the Board (or any other committee of the Board designated, from time to time, by the Board to act as the Committee under the Plan). Notwithstanding the foregoing, Awards made to Directors shall be administered by the Board. The term “Committee” as used herein shall refer to the Compensation Committee (or other Board committee), the Board, or the subcommittee (as defined in paragraph (c) of this Section 3), as applicable.

(b) Committee Powers. A majority of the Committee shall constitute a quorum, and the acts of the members of the Committee who are present at any meeting thereof at which a quorum is present, or acts unanimously approved by the members of the Committee in writing, shall be the acts of the Committee. Subject to the terms of the Plan and applicable law, and in addition to other express powers and authorizations conferred on the Committee by the Plan, the Committee shall have full power and authority to: (i) designate Participants; (ii) determine the type or types of Awards to be granted to a Participant; (iii) determine the number of Shares to be covered by, or with respect to which payments, rights, or other matters are to be calculated in connection with, Awards; (iv) determine the terms and conditions of any Award; (v) determine whether, to what extent, and under what circumstances Awards may be settled or exercised in cash, Shares, other securities, other Awards or other property, or canceled, forfeited, or suspended and the method or methods by which Awards may be settled, exercised, canceled, forfeited, or suspended; (vi) accelerate vesting of any Awards in connection with a Participant’s death, Disability or retirement; (vii) interpret and administer the Plan and any instrument or agreement relating to an Award made under the Plan; (viii) establish, amend, suspend, or waive such rules and regulations and appoint such agents as it shall deem appropriate for the proper administration of the Plan; and (ix) make any other determination and take any other action that the Committee deems necessary or desirable for the administration of the Plan. Unless otherwise expressly provided in the Plan, all designations, determinations, interpretations, and other decisions under or with respect to the Plan or any Award shall be within the sole discretion of the Committee, may be made at any time and shall be final, conclusive, and binding upon all Persons, including the

Company, any Subsidiary, any Participant, any holder or beneficiary of any Award, any stockholder and any other Person.

(c) Delegation to a Subcommittee. The Committee may, subject to any applicable law, regulatory, securities exchange or other similar restrictions, delegate to one or more members of the Board or officers of the Company (the “subcommittee”), the authority to administer the Plan as to Awards to Employees and Consultants who are not subject to Section 16(b) of the Exchange Act. The Committee may impose such limitations and restrictions, in addition to any required restrictions/limitations, as the Committee may determine in its sole discretion. Any grant made pursuant to such a delegation shall be subject to all of the provisions of the Plan concerning this type of Award.

(d) Modification of Awards. Subject to the limitation set forth at the end of Section 3(b) above, at any time after grant of an Award, the Committee may, in its sole and absolute discretion and subject to whatever terms and conditions it selects:

(1) accelerate the period during which the Award vests or becomes exercisable or payable; and

(2) accelerate the time when applicable restrictions or risk of forfeiture or repurchase lapses; and

(3) extend the period during which the Award may be exercised or paid; and

(4) extend the term of any Award (other than the maximum 10-year term).

SECTION 4. Shares Available for Awards.

(a) Shares Available.

(1) Subject to adjustment as provided below, the number of Shares that may be issued with respect to Awards granted under the Plan shall be ~~55,700~~70,900,000.

(2) In connection with the granting of an Option or SAR, and subject to the remaining provisions of this Section 4(a), the number of Shares available for issuance under this Plan shall be reduced by the number of Shares in respect of which the Option or SAR is granted or denominated. In connection with the granting of an Award that is not an Option or SAR, and subject to the remaining provisions of this Section 4(a), the number of Shares available for issuance under this Plan shall be reduced by a number of Shares equal to the product of (i) the number of Shares in respect of which the Award is granted and (ii) (A) with respect to Awards issued prior to May 24, 2022, 2.5, and (B) with respect to Awards issued on or after May 24, 2022, 1.5. However, Awards that by their terms do not permit settlement in Shares shall not reduce the number of Shares available for issuance under this Plan.

(3) Any Shares that are tendered by a Participant or withheld as full or partial payment of withholding or other taxes or as payment for the exercise or conversion price of an Award under this Plan, including any Shares not delivered to a Participant upon exercise of an Option pursuant to a “net exercise” as permitted by Section 6(a)(2) below, shall not be added back to the number of Shares available for issuance under this Plan. Any calculation of the number of Shares which become available for issuance under this Plan based on this Section 4(a)(3) shall reflect the share adjustment in the second to last sentence of Section 4(a)(2) above.

(4) Whenever any outstanding Option or other Award (or portion thereof) expires, is cancelled or forfeited or is otherwise terminated for any reason without having been exercised or payment having been made in the form of Shares, the number of Shares available for issuance under this Plan shall be increased by the number of Shares allocable to the expired, forfeited, cancelled or otherwise terminated Option or other Award (or portion thereof). Any calculation of the number of Shares which become available for issuance under this Plan based on the forgoing sentences of this Section 4(a)(4) shall reflect the share adjustment in the second to last sentence of Section 4(a)(2) above.

(5) Shares delivered under the Plan in settlement of an Award issued or made (i) upon the assumption, substitution, conversion or replacement of outstanding awards under a plan or arrangement of an acquired entity, or (ii) as a post-transaction grant under such a plan or arrangement of an acquired entity shall not reduce or be counted against the maximum number of Shares available for delivery under the Plan, to the extent that an exemption from the stockholder approval requirements for equity compensation plans applies under the rules or listing standards of the principal national securities exchange on which the Shares are listed.

(b) Sources of Shares Deliverable Under Awards. Any Shares delivered pursuant to an Award may consist, in whole or in part, of authorized and unissued Shares or of treasury Shares.

(c) Adjustments. In the event of a stock dividend or stock split with respect to Shares, the number of Shares with respect to which Awards may be granted, the number of Shares subject to outstanding Awards, the grant or exercise price with respect to outstanding Awards and the individual annual grant limits with respect to Awards (other than dollar denominated Awards) automatically shall be proportionately adjusted, without action by the Committee; provided, however, such automatic adjustment shall be evidenced by written addendums to the Plan and Award Agreements prepared by the Company and, with respect to Options, shall be in accordance with the Treasury Regulations concerning Incentive Stock Options. Further, in the event that the Committee determines that any distribution (whether in the form of cash (other than a regular cash dividend), Shares, other securities, or other property), recapitalization, reorganization, merger, spin-off, combination, repurchase, or exchange of Shares or other securities of the Company, or other similar corporate transaction or event affects the Shares such that an adjustment is determined by the Committee to be appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan, then the Committee shall, in such manner as it may deem equitable, adjust any or all of (i) the number and type of Shares (or other securities or property) with respect to which Awards may be granted, (ii) the number and type of Shares (or other securities or property) subject to outstanding Awards, and (iii) the grant or exercise price with respect to any Award or, if deemed appropriate, make provision for a cash payment to the holder of an outstanding Award; provided that the number of Shares subject to any Award denominated in Shares shall always be a whole number.

(d) Award Limits.

(1) Subject to adjustment pursuant to Section 4(c) above, the maximum aggregate number of Shares that may be subject to Share-denominated Awards granted under the Plan to any individual during any calendar year shall not exceed 4,000,000.

(2) The maximum amount of dollar-denominated Awards that may be granted to any individual during any calendar year shall not exceed $10,000,000.

(3) Subject to adjustment pursuant to Section 4(c) above, the maximum dollar value of Share-denominated Awards that may be granted under the Plan to any individual Director during any calendar year shall not exceed $600,000, as determined on the date of grant for such Awards.

SECTION 5. Eligibility.

Any Employee, Consultant or Director shall be eligible to be designated a Participant by the Committee. No individual shall have any right to be granted an Award pursuant to this Plan.

SECTION 6. Awards.

(a) Options. Subject to the provisions of the Plan, the Committee shall have the authority to determine Participants to whom Options shall be granted, the number of Shares to be covered by each Option, the purchase price therefor and the conditions and limitations applicable to the exercise of the Option, including the following terms and conditions and such additional terms and conditions, as the Committee shall determine, that are not inconsistent with the provisions of the Plan. The Committee shall determine the term during which a Participant may exercise an Option, but in no event may a Participant exercise an Option, in whole or in part, more than 10 years from the date of grant. No dividends or dividend equivalents shall be paid on or with respect to Options.

(1) Exercise Price. The purchase price per Share purchasable under an Option shall be determined by the Committee at the time the Option is granted, but shall not be less than the Fair Market Value per Share on the effective date of such grant.

(2) Time and Method of Exercise. The Committee shall determine and provide in the Award Agreement or by action subsequent to the grant the time or times at which an Option may be exercised in whole or in part, and the method or methods by which, and the form or forms (which may include, without limitation, cash, check acceptable to the Company, Shares already-owned, Shares issuable upon Option exercise, a “cashless-broker” exercise (through procedures approved by the Committee), other securities or other property, or any combination thereof, having a Fair Market Value on the exercise date equal to the relevant exercise price) in which payment of the exercise price and tax withholding obligation with respect thereto may be made or deemed to have been made. In addition, at the election of the Committee, any Option may be exercised by the Participant pursuant to a “net exercise” method. For purposes of this Plan, a “net exercise” means the delivery of a properly executed notice which directs the Company to pay the Exercise Price and/or any required tax withholding with respect to an Option by withholding from the delivery of the Shares as to which such Option is exercised a number of Shares having a Fair Market Value equal to the applicable Exercise Price and/or the amount of any required tax withholding. If a Participant elects to use a “net exercise” method, the Company shall cancel the withheld Shares, which shall no longer be available for exercise under the terms of the Option, and deliver the remaining Shares to the Participant. Any Shares retained and cancelled by the Company pursuant to a “net exercise” shall no longer be outstanding under the terms of the Option and shall again be available for issuance under the Plan’s terms to the extent provided by Section 4(a)(3) above. Notwithstanding any other provision of the Plan to the contrary, no Participant who is a member of the Board or an “executive officer” of the Company within the meaning of Section 13(k) of the Exchange Act shall be permitted to pay the exercise price of an Option in any method which would violate Section 13(k) of the Exchange Act. The Committee shall also determine the performance or other conditions, if any, that must be satisfied before all or part of an Option may vest and be exercised. No portion of an Option which is unexercisable at termination of the Participant’s employment or service, as applicable, shall thereafter become exercisable, except as may be otherwise provided by the Committee either in the Award Agreement or by action following the grant of the Option.

(3) Incentive Stock Options. An Incentive Stock Option may be granted only to an individual who is an Employee of the Company or any parent or subsidiary corporation (as defined in Section 424 of the Code) at the time the Option is granted and must be granted within 10 years from the date the Plan was approved by the Board or the shareholders, whichever is earlier. To the extent that the aggregate Fair Market Value (determined at the time the respective Incentive Stock Option is granted) of Common Stock with respect to which Incentive Stock Options are exercisable for the first time by an individual during any calendar year under all incentive stock option plans of the Company and its parent and subsidiary corporations exceeds $100,000, such Incentive Stock Options shall be treated as a Non-Qualified Stock Option. The Committee shall determine, in accordance with applicable provisions of the Code, Treasury Regulations and other administrative pronouncements, which of a Participant’s Incentive Stock Options will not constitute Incentive Stock Options because of such limitation and shall notify the Participant of such determination as soon as practicable after such determination. No Incentive Stock Option shall be granted to an individual if, at the time the Option is granted, such individual owns stock possessing more than 10% of the total combined voting power of all classes of stock of the Company or of its parent or subsidiary corporation, within the meaning of Section 422(b)(6) of the Code, unless (i) at the time such Option is granted the option price is at least 110% of the Fair Market Value of the Common Stock subject to the Option and (ii) such Option by its terms is not exercisable after the expiration of five years from the date of grant. An Incentive Stock Option shall not be transferable otherwise than by will or the laws of descent and distribution, and shall be exercisable during the Participant’s lifetime only by such Participant or the Participant’s guardian or legal representative. The terms of any Incentive Stock Option granted under the Plan shall comply in all respects with the provisions of Section 422 of the Code, or any successor provision, and any regulations promulgated thereunder.

(4) Substitution of Stock Appreciation Rights. Subject to the limitations set forth in Section 7(1), the Committee, in its sole discretion, shall have to right to substitute a SAR for an Option at any time prior to or upon exercise of such Option, subject to the provisions of Section 6(e) hereof; provided that such SAR shall be exercisable for the same number of shares of Stock as such substituted Option would have been exercisable for.

(b) Restricted Stock. Subject to the provisions of the Plan, the Committee shall have the authority to determine the Participants to whom Restricted Stock shall be granted, the number of Shares of Restricted Stock to be granted to each such Participant, the duration of the Restricted Period during which, and the conditions, including the Performance Criteria or other specified criteria, including the passage of time, if any, under which the Restricted Stock may vest or be forfeited to the Company, and the other terms and conditions of such Awards.

(1) Dividends. Cash dividends paid on Restricted Stock Awards and any other property (other than cash) distributed as a dividend or otherwise with respect to the number of Shares covered by a Restricted Stock Award shall be accumulated (unless the applicable Award Agreement provides that no such dividends or distributions shall be accumulated) and shall be subject to restrictions and risk of forfeiture to the same extent as the underlying Shares covered by the Restricted Stock Award with respect to which such cash, Shares or other property has been distributed and shall be paid at the time such restrictions and risk of forfeiture lapse.

(2) Registration. Any Restricted Stock may be evidenced in such manner as the Committee shall deem appropriate, including, without limitation, book-entry registration or issuance of a stock certificate or certificates. In the event any stock certificate is issued in respect of Restricted Stock granted under the Plan, such certificate shall be registered in the name of the Participant and shall bear an appropriate legend referring to the terms, conditions, and restrictions applicable to such Restricted Stock.

(3) Forfeiture and Restrictions Lapse. Except as otherwise determined by the Committee or the terms of the Award Agreement, upon a Participant’s termination of employment or service (as determined under criteria established by the Committee) for any reason during the applicable Restricted Period, all Restricted Stock shall be forfeited by the Participant and re-acquired by the Company. Unrestricted Shares, evidenced in such manner as the Committee shall deem appropriate, shall be issued to the holder of Restricted Stock promptly after the applicable restrictions have lapsed or otherwise been satisfied.

(4) Restrictions. Restricted Stock shall be subject to such restrictions on transferability and other restrictions as the Committee may impose (including, without limitation, restrictions on the right to vote Restricted Stock or the right to accumulate dividends on the Restricted Stock). These restrictions may lapse separately or in combination at such times, pursuant to such circumstances, in such installments, or otherwise, as the Committee determines at the time of the grant of the Award or thereafter. During the Restricted Period, Restricted Stock will be subject to such limitations on transfer as necessary to comply with Section 83 of the Code.

(c) Performance Awards. The Committee shall have the authority to determine the Participants who shall receive a Performance Award, which shall be denominated as a cash or share amount at the time of grant and confer on the Participant the right to receive all or part of such Award upon the achievement of such performance goals (based on the Performance Criteria or any other specified criteria) during such performance periods as the Committee shall establish with respect to the Award.

(1) Terms and Conditions. Subject to the terms of the Plan and any applicable Award Agreement, the Committee shall determine the performance goals to be achieved during any performance period, the Performance Criteria or other criteria upon which the performance goals are to be based, the length of any performance period and the amount of any Performance Award.

(2) Payment of Performance Awards. Performance Awards may be paid (in cash and/or in Shares, in the sole discretion of the Committee) in a lump sum or in installments following the close of the performance period, or at such later deferral date elected by the Participant, in accordance with procedures established by the Committee with respect to such Award.

(3) Forfeiture and Restrictions Lapse. Except as otherwise determined by the Committee or the terms of the Award Agreement that granted the Performance Award, upon a Participant’s termination of employment or service, as applicable (as determined under criteria established by the Committee) for any reason during the applicable Restricted Period, all Performance Awards shall be forfeited by the Participant and re-acquired by the Company. Unrestricted Shares, evidenced in such manner as the Committee shall deem appropriate, shall be issued to the holder of Performance Awards promptly after the applicable restrictions have lapsed or otherwise been satisfied.

(d) Phantom Shares. The Committee shall have the authority to grant Awards of Phantom Shares to Participants upon such terms and conditions as the Committee may determine.

(1) Terms and Conditions. Each Phantom Share Award shall constitute an agreement by the Company to issue or transfer a specified number of Shares or pay an amount of cash equal to the Fair Market Value of a specified number of Shares, or a combination thereof to the Participant in the future, subject to the fulfillment during the Restricted Period of such conditions, including those linked to the Performance Criteria or other specified criteria, including the passage of time, if any, as the Committee may specify at the date of grant. During the Restricted Period, the Participant shall not have any right to transfer any rights under the subject Award, shall not have any rights of ownership in the Phantom Shares and shall not have any right to vote such shares.

(2) Dividend Equivalents. A Phantom Share award shall provide that any or all dividends or other distributions paid on Shares during the Restricted Period be credited in a cash bookkeeping account (with or without interest) or that equivalent additional Phantom Shares be awarded (unless the applicable Award Agreement provides that no such dividends or distributions shall be credited or that no such equivalent Phantom Shares shall be awarded), which account or Phantom Shares shall be subject to the same restrictions and risk of forfeiture as the underlying Award.

(3) Forfeiture and Restrictions Lapse. Except as otherwise determined by the Committee or set forth in the Award Agreement, upon a Participant’s termination of employment or service (as determined under criteria established by the Committee) for any reason during the applicable Restricted Period, all Phantom Shares shall be forfeited by the Participant.

(4) Payment of Phantom Shares. Phantom Shares may be paid (in cash and/or in Shares, in the sole discretion of the Committee) in a lump sum or in installments following the close of the Restricted Period, or at such later deferral date elected by the Participant, in accordance with procedures established by the Committee with respect to such Award.

(e) SARs. Subject to the provisions of the Plan, the Committee shall have the authority to determine Participants to whom SARs shall be granted, the number of Shares to be covered by each SAR, the exercise price and the conditions and limitations applicable to the exercise of the SAR, including the following terms and conditions and such additional terms and conditions, as the Committee shall determine, that are not inconsistent with the provisions of the Plan. A SAR may be granted (i) in connection and simultaneously with the grant of an Option, (ii) with respect to a previously granted Option, or (iii) independent of an Option. The Committee shall determine the term during which a Participant may exercise an SAR, but in no event may a Participant exercise an SAR, in whole or in part, more than 10 years from the date of grant. No dividends or dividend equivalents shall be paid on or with respect to SARs.

(1) Exercise Price. The exercise price per SAR shall be determined by the Committee at the time the SAR is granted, but shall not be less than the Fair Market Value per Share on the effective date of such grant.

(2) Time of Exercise. The Committee shall determine and provide in the Award Agreement the time or times at which a SAR may be exercised in whole or in part.

(3) Method of Payment. The Committee shall determine, in its discretion, whether the SAR shall be paid in cash, shares of Common Stock or a combination of the two.

(f) Restricted Stock Units. The Committee may, subject to the limitations of the Plan and the availability of Shares reserved but not previously awarded under this Plan, grant Restricted Stock Unit Awards to eligible individuals upon such terms and conditions as it may determine to the extent such terms and conditions are consistent with the following provisions. A “Restricted Stock Unit” Award is the grant of a right to receive Shares in the future.

(1) Settlement of Restricted Stock Unit Award. A Restricted Stock Unit Award shall be settled either by the delivery of whole Shares or by the payment of cash based upon the Fair Market Value of a specified number of Shares, in the discretion of the Committee, subject to the terms of the applicable Award Agreement. Unless otherwise determined by the Committee and evidenced in an applicable Award Agreement, any stock certificate evidencing the Shares payable under a Restricted Stock Unit Award will be issued (or cash paid) within an administratively reasonable period after the date on which the Restricted Stock Unit vests so that the payment of Shares qualifies for the short-term deferral exception under Section 409A of the Code.

(2) Terms of Restricted Stock Unit Awards. The Committee shall determine the dates on which Restricted Stock Units granted to a Participant shall vest and any specific conditions or performance goals which must be satisfied prior to the vesting of any Award. Notwithstanding other paragraphs in this Section 6(f), the Committee may, in its sole discretion, accelerate the vesting of any Restricted Stock Units. The acceleration of any Restricted Stock Unit Award shall create no right, expectation or reliance on the part of any other Participant or that Participant regarding any other Restricted Stock Unit Award.

(3) Termination of Service. Unless otherwise determined by the Committee and evidenced in an applicable Award Agreement, upon a Participant’s termination of employment for any reason, the Participant’s unvested Restricted Stock Units as of the date of termination shall be forfeited and any rights the Participant had to such unvested Awards shall become null and void.

(4) Dividends and Other Distributions. Cash dividend equivalents with respect to any Restricted Stock Unit Award and any other property (other than cash) distributed as a dividend or otherwise with respect to the number of Shares covered by a Restricted Stock Unit Award that vests based on achievement of performance goals shall be accumulated (unless the applicable Award Agreement provides that no such dividends or distributions shall be accumulated) and shall be subject to restrictions and risk of forfeiture to the same extent as the Restricted Stock Units with respect to which such cash, Shares or other property has been distributed and shall be paid at the time such restrictions and risk of forfeiture lapse.

(5) Deferral. Unless expressly permitted by the Committee in the Award Agreement, a Participant does not have any right to make any election regarding the time or form of any payment pursuant to a Restricted Stock Unit Award. To the extent permissible under applicable law, the Committee may permit a Participant to defer payment under a Restricted Stock Unit to a date or dates after the Restricted Stock Unit vests, provided that the terms of the Restricted Stock Unit and any deferral satisfy the requirements to avoid imposition of the “additional tax” under Section 409A(a)(1)(B) of the Code.

(g) Stock Payments. Stock Payments may be awarded in such amount and may be based upon such Performance Criteria or other specific criteria, if any, determined appropriate by the Committee, determined on the date such Stock Payment is made or on any date thereafter. Cash dividends paid on Stock Payments and any other property (other than cash) distributed as a dividend or otherwise with respect to the number of Shares covered by a Stock Payment shall be accumulated (unless the applicable Award Agreement provides that no such dividends or distributions shall be accumulated) and shall be subject to restrictions and risk of forfeiture to the same extent as the underlying Shares covered by the Stock Payment with respect to which such cash, Shares or other property has been distributed and shall be paid at the time such restrictions and risk of forfeiture lapse.

(h) Substitute Awards. Awards may be granted under the Plan in substitution of similar awards held by individuals who become Employees, Consultants or Directors as a result of a merger, consolidation or acquisition by the Company or a Subsidiary of another entity or the assets of another entity. Such substitute awards may have exercise prices less than the Fair Market Value of a Share on the date of such substitution.

(i) General.

(1) Awards May Be Granted Separately or Together. Awards may, in the discretion of the Committee, be granted either alone or in addition to, in tandem with, any other Award granted under the Plan or any award granted under any other plan of the Company or any Subsidiary. Awards granted in addition to or in tandem with other Awards or awards granted under any other plan of the Company or any Subsidiary may be granted either at the same time as or at a different time from the grant of such other Awards or awards.

(2) Limits on Transfer of Awards.

(A) Except as provided in paragraph (C) below, each Award, and each right under any Award, shall be exercisable only by the Participant during the Participant’s lifetime, or if permissible under applicable law, by the Participant’s guardian or legal representative as determined by the Committee.

(B) Except as provided in paragraph (C) below, no Award and no right under any such Award may be assigned, alienated, pledged, attached, sold or otherwise transferred or encumbered by a Participant otherwise than by will or by the laws of descent and distribution, and any such purported prohibited assignment, alienation, pledge, attachment, sale, transfer or encumbrance shall be void and unenforceable against the Company or any Subsidiary.

(C) To the extent specifically approved in writing by the Committee, an Award (other than an Incentive Stock Option) may be transferred for no consideration to immediate family members or related family trusts, limited partnerships or similar entities or other Persons on such terms and conditions as the Committee may establish or approve.

(3) Terms of Awards. The term of each Award shall be for such period as may be determined by the Committee; provided, that in no event shall the term of any Award exceed a period of 10 years from the date of its grant.

(4) Minimum Vesting Period. Each Award (or portion thereof) issued under this Plan’s terms shall have a vesting period of not less than one (1) year; provided, however, that, as determined by the Committee in its sole discretion, up to five percent (5%) of the Shares listed in Section 4(a)(1) ~~shall~~ above may be issued as Awards that do not have such minimum vesting period.

(5) Share Certificate. All certificates for Shares or other securities of the Company or any Subsidiary delivered under the Plan pursuant to any Award or the exercise thereof shall be subject to such stop transfer orders and other restrictions as the Committee may deem advisable under the Plan or the rules, regulations, and other requirements of the SEC, any stock exchange upon which such Shares or other securities are then listed, and any applicable federal or state laws, and the Committee may cause a legend or legends to be put on any such certificates to make appropriate reference to such restrictions.

(6) Consideration for Grants. Awards may be granted for no cash consideration or for such consideration as the Committee determines including, without limitation, such minimal cash consideration as may be required by applicable law.

(7) Delivery of Shares or other Securities and Payment by Participant of Consideration. No Shares or other securities shall be delivered pursuant to any Award until payment in full of any amount required to be paid pursuant to the Plan or the applicable Award Agreement (including, without limitation, any exercise price or tax withholding) is received by the Company. Such payment may be made by such method or methods and in such form or forms as the Committee shall determine, including, without limitation, cash, Shares, other securities, other Awards or other property, withholding of Shares, cashless exercise with simultaneous sale, or any combination thereof, provided that the combined value, as determined by the Committee, of all cash and cash equivalents and the Fair Market Value of any such Shares or other property so tendered to the Company, as of the date of such tender, is at least equal to the full amount required to be paid pursuant to the plan or the applicable Award Agreement to the Company.

(8) Dividends on Performance Based Awards. Notwithstanding anything herein to the contrary, distributions on the shares of Common Stock underlying Performance Awards or Awards with Performance Criteria, including dividends and dividend equivalents, shall accrue (unless the applicable Award Agreement provides that no such dividends or distributions shall be accrued) and be held by the Company without interest until the Award with respect to which the distribution was made becomes vested or is forfeited and then paid to the Award Participant or forfeited, as the case may be.

(j) Performance Based Compensation. The Committee shall establish performance goals applicable to those Awards which are intended to have performance based vested based upon the attainment of such target levels of one or more of the Performance Criteria, over one or more periods of time, which may be of varying and overlapping durations, as the Committee may select. The Performance Criteria shall be subject to adjustment as determined by the Committee in its sole discretion. Performance Criteria may be absolute, relative to one or more other companies, or relative to one or more indexes, and may be contingent upon future performance of the Company or any Subsidiary, division, unit or product line thereof. A performance goal need not be based upon an increase or positive result under a Performance Criteria and could, for example, be based upon limiting economic losses or maintaining the status quo. Which Performance Criteria to be used with respect to any grant, and the weight to be accorded thereto if more than one factor is used, shall be determined by the Committee, in its sole discretion, at the time of grant. Following the completion of each specified performance period, the Committee shall certify in writing whether the applicable performance goals have been achieved for such performance period. In determining the amount earned by a Participant, the Committee shall have the right to increase, decrease or eliminate the amount payable at a given level of performance to take into account additional factors that the Committee may deem relevant to the assessment of individual or corporate performance for the performance period.

(k) Change of Control. Notwithstanding any other provisions of the Plan, the provisions of this Section 6(k) shall apply to equity settled compensation awards in the event a Change of Control. The Committee may, in any individual Award Agreement, provide for less favorable vesting provisions with respect to an equity settled Award, including forfeiture upon closing of a Change of Control, but may not provide for accelerated vesting in the absence of termination of employment in connection with or following a Change of Control.

(1) If a Participant is employed by the Company or one of its Affiliates on the date a Change of Control occurs and such employment is, within the 24-month period commencing on the effective date of such Change of Control, either involuntarily terminated by the Company or, if the Employee has an employment agreement which permits resignation for “good reason” the Employee resigns for “good reason” as defined in such employment agreement (each referred to as a “Qualifying Termination”), then immediately prior to such termination (i) each Award granted under this Plan to the Employee shall become immediately vested and fully exercisable and any restrictions applicable to the Award shall lapse; provided that the amount payable under a Performance Award shall be determined under subparagraph (3) below; and (ii) if the Award is an Option or SAR, the Award shall remain exercisable until the expiration of the remaining term of the Award. The amount payable under clause (i) shall be paid in cash, Shares or a combination thereof as provided for under the applicable Award Agreement within thirty (30) days following the date of the Employee’s Qualifying Termination (except to the extent that settlement of the Award must be made pursuant to its original schedule in order to comply with Section 409A of the Code), notwithstanding that the applicable performance period, retention period or other restrictions and conditions have not been completed or satisfied.

(2) Notwithstanding the provisions of Section 6(k)(1), if any Award constitutes a “nonqualified deferred compensation plan” within the meaning of Section 409A of the Code, the timing of settlement of such Award pursuant to this Section 6(k) shall be in accordance with the settlement terms set forth in the applicable Award Agreement if such Change of Control fails to constitute a “change in the ownership of the corporation,” a “change in effective control of the corporation” or a “change in the ownership of a substantial portion of the assets of the corporation,” within the meaning of Section 409A(a)(2)(A)(v) of the Code.

(3) The vesting and settlement of a Performance Award in connection with a Change of Control shall be made in accordance with the following:

(A) The amount payable with respect to each Performance Award shall be equal to the greater of (i) the amount payable if each of the Performance Criteria shall be deemed to be satisfied at the target payment level, provided the Award shall be prorated based on the total number of days during the Performance Period prior to date of the Employee’s Qualifying Termination in relation to the total number of days during the Performance Period, or (ii) the amount payable based on the actual performance for each of the Performance Criteria through the date of the Employee’s Qualifying Termination.

(B) The amount payable under subparagraph (A) shall be paid in cash, Shares or a combination thereof as provided for under the applicable Award Agreement within thirty (30) days following the date of the Employee’s Qualifying Termination (except to the extent that settlement of the Award must be made pursuant to its original schedule in order to comply with Section 409A of the Code), notwithstanding that the applicable performance period, retention period or other restrictions and conditions have not been completed or satisfied.

SECTION 7. Amendment and Termination.

Except to the extent prohibited by applicable law and unless otherwise expressly provided in an Award Agreement or in the Plan:

(1) Amendments to the Plan. The Board or the Committee may amend, alter, suspend, discontinue, or terminate the Plan without the consent of any stockholder, Participant, other holder or beneficiary of an Award, or other Person; provided, however, notwithstanding any other provision of the Plan or any Award Agreement, without the approval of the stockholders of the Company no such amendment, alteration, suspension, discontinuation, or termination shall be made that would (i) increase the total number of Shares that may be issued under the Plan, except as provided in Section 4(c) of the Plan, or (ii) other than pursuant to an equitable adjustment contemplated by Section 4(c) hereof or a Change of Control, permit the exercise price of any outstanding Option or SAR to be reduced, cancel outstanding Options or SARs in exchange for Options or SARs with an exercise price that is less than the exercise price of the original Options or SARs, or cancel or replace an “underwater” Option or SAR in exchange for cash or a new Award.

(2) Amendments to Awards. Subject to Paragraph (1) above and Section 3(b), the Committee may waive any conditions or rights under, amend any terms of, or alter any Award theretofore granted, provided no change in any Award shall adversely affect the rights of a Participant under the Award without the consent of such Participant.

SECTION 8. General Provisions.

(a) No Rights to Awards. No Participant or other Person shall have any claim to be granted any Award, there is no obligation for uniformity of treatment of Participants, or holders or beneficiaries of Awards and the terms and conditions of Awards need not be the same with respect to each recipient.

(b) Tax Withholding. The Company or any Subsidiary is authorized to withhold from any Award, from any payment due or transfer made under any Award or from any compensation or other amount owing to a Participant the amount (in cash, Shares, or other property) of any applicable taxes required to be withheld by the Company or Subsidiary in respect of the Award, its exercise, the lapse of restrictions thereon, or any payment or transfer under the Award and to take such other action as may be necessary in the opinion of the Company to satisfy all of its obligations for the payment of such taxes. In addition, the Committee may provide, in an Award Agreement, that the Participant may direct the Company to satisfy such Participant’s tax withholding obligations through the withholding of Shares otherwise to be acquired upon the exercise or payment of such Award, but only to the extent such withholding does not cause a charge to the Company’s financial earnings.

(c) No Right to Employment or Retention. The grant of an Award shall not be construed as giving a Participant the right to be retained in the employ of the Company or any Subsidiary or under any other service contract with the Company or any Subsidiary, or to remain on the Board. Further, the Company or a Subsidiary may at any time dismiss a Participant from employment or terminate any contractual agreement or relationship with any Consultant, free from any liability or any claim under the Plan, with or without cause, unless otherwise expressly provided in the Plan, in any Award Agreement or any other agreement or contract between the Company or a Subsidiary and the affected Participant. If a Participant’s employer ceases to be a Subsidiary, such Participant shall be deemed to have terminated employment for purposes of the Plan, unless specifically provided otherwise in the Award Agreement.

(d) Unusual Transactions or Events. Subject to Section 6(k) above, in the event of any distribution (whether in the form of cash, Shares, other securities, or other property), recapitalization, reorganization, merger, spin-off, combination, repurchase, or exchange of Shares or other securities of the Company, or other similar corporate transaction or event or any unusual or nonrecurring transactions or events affecting the Company, any affiliate of the Company, or the financial statements of the Company or any affiliate, or of changes in applicable laws, regulations or accounting principles, and whenever the Committee determines that action is appropriate in order to prevent the dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan or with respect to any Award under the Plan, to facilitate such transactions or events or to give effect to such changes in laws, regulations or principles, the Committee, in its sole discretion and on such terms and conditions as it deems appropriate, either by amendment of the terms of any outstanding Awards or by action taken prior to the occurrence of such transaction or event and is hereby authorized to take any one or more of the following actions:

(1) To provide for either (A) termination of any such Award in exchange for an amount of cash, if any, equal to the amount that would have been attained upon the exercise of such Award or realization of the Participant’s rights (and, for the avoidance of doubt, if as of the date of the occurrence of the transaction or event described in this Section 8(d) the Committee determines in good faith that no amount would have been attained upon the exercise of such Award or realization of the Participant’s rights, then such Award may be terminated by the Company without payment), or (B) the replacement of such Award with other rights or property selected by the Committee in its sole discretion;

(2) To provide that such Award be assumed by the successor or survivor corporation, or a parent or subsidiary thereof, or shall be substituted for by similar options, rights or awards covering the stock of the successor or survivor corporation, or a parent or subsidiary thereof, with appropriate adjustments as to the number and kind of shares and prices;

(3) To make adjustments in the number and type of shares of common Stock (or other securities or property) subject to outstanding Awards, and in the number and kind of outstanding Awards and/or in the terms and conditions of (including the grant or exercise price), and the criteria included in, outstanding Awards and Awards which may be granted in the future;

(4) To provide that such Award shall be exercisable or payable or fully vested with respect to all shares covered thereby, notwithstanding anything to the contrary in the Plan or the applicable Award Agreement; and

(5) To provide that the Award cannot vest, be exercised or become payable after such event.

Notwithstanding the foregoing: (i) any adjustments made pursuant to Section 4(c) and this Section 8(d) to Awards that are considered “deferred compensation” within the meaning of Section 409A of the Code shall be made in compliance with the requirements of Section 409A of the Code unless the Participant consents otherwise; (ii) any such adjustments made to Awards that are not considered “deferred compensation” subject to Section 409A of the Code shall be made in such a manner as to ensure that after such adjustment, the Awards either continue not to be subject to Section 409A of the Code or comply with the requirements of Section 409A of the Code unless the Participant consents otherwise; and (iii) the Committee shall not have the authority to make any such adjustments to the extent that the existence of such authority would cause an Award that is not intended to be subject to Section 409A of the Code to be subject thereto.

(e) Governing Law. The validity, construction, and effect of the Plan and any rules and regulations relating to the Plan shall be determined in accordance with the laws of the State of Texas and applicable federal law.

(f) Severability. If any provision of the Plan or any Award is or becomes or is deemed to be invalid, illegal, or unenforceable in any jurisdiction or as to any Person or Award, or would disqualify the Plan or any Award under any law deemed applicable by the Committee, such provision shall be construed or deemed amended to conform to the applicable laws, or if it cannot be construed or deemed amended without, in the determination of the Committee, materially altering the intent of the Plan or the Award, such provision shall be stricken as to such jurisdiction, Person or Award and the remainder of the Plan and any such Award shall remain in full force and effect.

(g) Other Laws. The Committee may refuse to issue or transfer any Shares or other consideration under an Award, permit the exercise of an Award and/or the satisfaction of its tax withholding obligation in the manner elected by the Participant, holder or beneficiary if, acting in its sole discretion, it determines that the issuance of transfer or such Shares or such other consideration, the manner of exercise or satisfaction of the tax withholding obligation might violate any applicable law or regulation, including without limitation, the Sarbanes-Oxley Act, or entitle the Company to recover the same under Section 16(b) of the Exchange Act, and any payment tendered to the Company by a Participant, other holder or beneficiary in connection with the exercise of such Award shall be promptly refunded or refused, as the case may be, to the relevant Participant, holder or beneficiary.

(h) No Trust or Fund Created. Neither the Plan nor the Award shall create or be construed to create a trust or separate fund of any kind or a fiduciary relationship between the Company or any Subsidiary and a Participant or any other Person. To the extent that any Person acquires a right to receive payments from the Company or any Subsidiary pursuant to an Award, such right shall be no greater than the right of any general unsecured creditor of the Company or any Subsidiary.

(i) No Fractional Shares. No fractional Shares shall be issued or delivered pursuant to the Plan or any Award, and the Committee shall determine whether cash, other securities, or other property shall be paid or transferred in lieu of any fractional Shares or whether such fractional Shares or any rights thereto shall be cancelled, terminated, or otherwise eliminated.

(j) Headings. Headings are given to the Section and subsections of the Plan solely as a convenience to facilitate reference. Such headings shall not be deemed in any way material or relevant to the construction or interpretation of the plan or any provision thereof.

SECTION 9. Effective Date of Plan.

The Plan, as amended and restated, shall become effective as of the date it is approved by the stockholders of the Company. If the amendment and restatement of the Plan is not approved by the stockholders of the Company, the terms of the current plan document shall continue to apply as if such amendment and restatement had not occurred.

SECTION 10. Forfeiture in Certain Circumstances (“Clawback”).

All Awards granted under the Plan will be subject to recoupment in accordance with any Clawback policy that the Company is specifically required to adopt pursuant to the listing standards of any national securities exchange or association on which the Company’s securities are listed or as is otherwise specifically required by the Dodd-Frank Wall Street Reform and Consumer Protection Act or other applicable law. In addition, the Committee may, at its sole discretion, terminate any Award if it determines that the recipient of the Award has engaged in material misconduct. For purposes of this Clawback provision, material misconduct includes conduct adversely affecting the Company’s financial condition, results of operations, or conduct which constitutes fraud or theft of Company assets, any of which require the Company to make a restatement of its reported financial statements. The Committee may also specify other conduct requiring the Company to make a restatement of its publicly reported financial statements as constituting material misconduct in future Award Agreements. If any material misconduct results in any error in financial information used in the determination of compensation paid to the recipient of an Award and the effect of such error is to increase the payment amount pursuant to an Award, the Committee may also require the recipient to reimburse the Company for all or a portion of such increase in compensation provided in connection with any such Award. In addition, if there is a material restatement of the Company’s financial statements that affects the financial information used to determine the compensation paid to the recipient of the Award, then the Committee may take whatever action it deems appropriate to adjust such compensation.

SECTION 11. Prohibition on Deferred Compensation.

It is the intention of the Company that no Award shall be “deferred compensation” subject to Section 409A of the Code unless and to the extent that the Committee specifically determines otherwise and so provides in the terms of an Award Agreement, and the Plan and the terms and conditions of all Awards shall be interpreted accordingly. The terms and conditions governing any Awards that the Committee determines will be subject to Section 409A of the Code, including any rules for elective or mandatory deferral of the delivery of cash or Shares pursuant thereto, shall be set forth in the applicable Award Agreement, and shall comply in all respects with Section 409A of the Code. Notwithstanding any provision herein to the contrary, any Award issued under the Plan that constitutes a deferral of compensation under a “nonqualified deferred compensation plan” as defined under Section 409A(d)(1) of the Code and is not specifically designated as such by the Committee shall be modified or cancelled to comply with the requirements of Section 409A of the Code, including any rules for elective or mandatory deferral of the delivery of cash or Shares pursuant thereto.

SECTION 12. Term of the Plan.

No Award shall be granted under the Plan after May ~~11, 2028~~20, 2030. However, unless otherwise expressly provided in the Plan or in an applicable Award Agreement, any Award granted prior to such termination, and the authority of the Board or the Committee to amend, alter, adjust, suspend, discontinue, or terminate any such Award or to waive any conditions or rights under such Award, shall extend beyond such termination date.

VOTE BY INTERNET - www.proxyvote.com or scan the QR Barcode above
NOV INC. ATTN: LEGAL DEPT 10353 RICHMOND AVENUE HOUSTON, TX 77042

Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 P.M. ET on 05/19/2025 for shares held directly and by 11:59 P.M. ET on 05/15/2025 for shares held in a Plan. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 P.M. ET on 05/19/2025 for shares held directly and by 11:59 P.M. ET on 05/15/2025 for shares held in a Plan. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	KEEP THIS PORTION FOR YOUR RECORDS

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DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

The Board of Directors recommends you vote FOR the following:

1.	To elect nine nominees as directors of the Company for a term of one year.

Nominees

		For	Against	Abstain

1a.	Clay C. Williams	☐	☐	☐

1b.	Marcela E. Donadio	☐	☐	☐

1c.	Ben A. Guill	☐	☐	☐

1d.	David D. Harrison	☐	☐	☐

1e.	Christian S. Kendall	☐	☐	☐

1f.	Patricia Martinez	☐	☐	☐

1g.	Patricia B. Melcher	☐	☐	☐

1h.	William R. Thomas	☐	☐	☐

1i.	Robert S. Welborn	☐	☐	☐

The Board of Directors recommends you vote FOR proposals 2, 3, and 4.		For	Against	Abstain

2.	To ratify the appointment of Ernst & Young LLP as independent auditors of the Company for 2025.	☐	☐	☐

3.	To approve, on an advisory basis, the compensation of our named executive officers.	☐	☐	☐

4.	To approve an amendment and restatement of the NOV Inc. Long-Term Incentive Plan.	☐	☐	☐

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice and Proxy Statement and Form 10-K are available at www.proxyvote.com

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NOV Inc.

Annual Meeting of Stockholders

May 20, 2025 10:00 AM

This proxy is solicited by the Board of Directors

The undersigned hereby appoints Jose A. Bayardo and Craig L. Weinstock or either of them with full power of substitution, the proxy or proxies of the undersigned to attend the Annual Meeting of Stockholders of NOV Inc. to be held on Tuesday, May 20, 2025, and any adjournments thereof, and to vote the shares of stock that the signer would be entitled to vote if personally present as indicated on the reverse side and, at their discretion, on any other matters properly brought before the meeting, and any adjournments thereof, all as set forth in the April 9, 2025 proxy statement.

This proxy is solicited on behalf of the board of directors of NOV Inc. The shares represented by this proxy will be voted as directed by the Stockholder. If no direction is given when the duly executed proxy is returned, such shares will be voted in accordance with the recommendations of the board of directors FOR all director nominees (Proposal 1), FOR the ratification of the independent auditors of the Company for 2025 (Proposal 2), FOR the approval of the compensation of our named executive officers (Proposal 3), and FOR the approval of an amendment and restatement of the NOV Inc. Long-Term Incentive Plan (Proposal 4).

The undersigned acknowledges receipt of the April 9, 2025 Notice of Annual Meeting and the Proxy Statement, which more particularly describes the matters referred to herein.

Continued and to be signed on reverse side